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Exhibit 99.1

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to Completion, dated February 6, 2026

Common Stock

INFORMATION STATEMENT

BIOPHARMA COMPANY, INC.

This information statement is being furnished in connection with the distribution by AnaptysBio, Inc. to its stockholders of the shares of common stock of Biopharma Company, Inc. (“Biopharma Co.” or the “Company”), a wholly-owned subsidiary of AnaptysBio, Inc. The Company will hold directly and/or indirectly the assets and liabilities associated with AnaptysBio, Inc.’s clinical stage biotechnology business, which will be transferred to the Company in connection with the Spin-Off (as defined herein). In the Spin-Off, AnaptysBio, Inc. will distribute all of the issued and outstanding shares of common stock of the Company on a pro rata basis to existing stockholders of AnaptysBio, Inc.

For every     shares of AnaptysBio, Inc. common stock held of record by you as of the close of business on    (the “Record Date”), you will receive one share of our common stock. You will receive cash in lieu of any fractional shares of common stock which you would have received after application of the above ratio. We expect our shares of common stock will be distributed by AnaptysBio, Inc. to you on or about    (the “Distribution Date”). AnaptysBio, Inc. will distribute the shares of our common stock in book-entry form, which means that we will not issue physical stock certificates. As discussed under “The Spin-Off—Trading Prior to the Distribution Date,” if you sell your shares of AnaptysBio, Inc. common stock in the “regular-way” market after the Record Date and before the Distribution Date, you also will be selling your right to receive shares of Biopharma Co. common stock in connection with the Spin-Off (as defined herein). The Spin-Off will be taxable. See “Material U.S. Federal Income Tax Consequences of the Spin-Off.”

No vote of AnaptysBio, Inc.’s stockholders is required in connection with the Spin-Off. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the Spin-Off. You will not be required to pay any consideration or to exchange or surrender your existing shares of AnaptysBio, Inc. common stock or take any other action to receive shares of Biopharma Co. common stock on the Distribution Date to which you are entitled.

There is no current trading market for shares of our common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop prior to the Distribution Date and we expect “regular-way” trading of shares of our common stock to begin on the first trading day following the completion of the Spin-Off. We intend to apply to list shares of our common stock on the     (the “Exchange”) under the symbol “   ” and the completion of the Spin-Off is conditioned on shares of our common stock being accepted for listing on the Exchange.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 15.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company” as that term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and, as such, we may elect to comply with certain reduced public company reporting requirements for this information statement and future filings. We cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make shares of our common stock less attractive to investors. Refer to “Risk Factors—Risks Related to Ownership of Shares of our Common Stock.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this information statement is    , 2026.

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TRADEMARKS, TRADE NAMES, AND SERVICE MARKS

The Company and AnaptysBio, Inc. use various trademarks, trade names, and service marks in their business. This information statement contains references to the trademarks, trade names, and service marks. Solely for convenience, trademarks, trade names, and service marks referred to in this information statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, the registration status of such trademarks, trade names, and service marks, or that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names, and service marks. Except for trademarks, trade names, and service marks of AnaptysBio, Inc., we do not intend our use or display of other companies’ trade names, trademarks or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this information statement is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this information statement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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GLOSSARY OF TERMS

Unless otherwise indicated or the context otherwise requires, references in this information statement to:

(i)	“ACA” refers to the Affordable Care Act;

(ii)	the “AnaptysBio, Inc. Board” refers to the board of directors of AnaptysBio, Inc.;

(iii)

the “Biopharma Co. Business” refers to AnaptysBio, Inc.’s biotechnology business focused on development and potential commercialization of innovative therapeutics for autoimmune and inflammatory diseases, including clinical-stage programs for rosnilimab, ANB033 and ANB101;

(iv)	the “Board” or “our Board” refers to the board of directors of the Company;

(v)	the “Company,” “Biopharma Co.,” “we,” “us,” and “our” refer to Biopharma Company, Inc. (a newly formed company under the laws of the State of Delaware) after giving effect to the Spin-Off;

(vi)	the “DGCL” refers to the Delaware General Corporation Law;

(vii)	the “Exchange” refers to ;

(viii)	the “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

(ix)	the “FDA” refers to the U.S. Food and Drug Administration;

(x)

the “GSK Collaboration” refers to an immuno-oncology-focused financial and licensing collaboration between AnaptysBio, Inc. and GlaxoSmithKline, Inc. which includes a PD-1 antagonist called dostarlimab (Jemperli);

(xi)

the “restated bylaws” refer to our restated bylaws that will become effective as part of the Spin-Off, the form of which will be filed as an exhibit to our registration statement on Form 10 of which this information statement is a part;

(xii)

the “restated certificate of incorporation” refers to our restated certificate of incorporation that will become effective as part of the Spin-Off, the form of which will be filed as an exhibit to our registration statement on Form 10 of which this information statement is a part;

(xiii)	the “SEC” refers to the U.S. Securities and Exchange Commission;

(xiv)	the “Securities Act” refers to the Securities Act of 1933, as amended;

(xv)	the “Spin-Off” refers to the transaction in which AnaptysBio, Inc. will distribute to its stockholders all of the shares of our common stock;

(xvi)

the “Reorganization Transactions” refer to a series of internal reorganization transactions that AnaptysBio, Inc. will undertake prior to, at, or after the Spin-Off, that will generally result in (a) AnaptysBio, Inc. directly or indirectly owning, assuming or retaining those assets and liabilities primarily related to the Royalty Management Co. Business and (b) Biopharma Co. directly or indirectly owning, assuming or retaining those assets and liabilities primarily related to the Biopharma Co. Business;

(xvii)

the “Royalty Management Co. Business” refers to holding and managing the rights to dostarlimab, including the Jemperli, royalties from the GSK Collaboration and imsidolimab royalties from the Vanda Collaboration;

(xviii)	“stockholders” refers to stockholders of AnaptysBio, Inc. or stockholders of Biopharma Company, Inc., depending on the context; and

(xix)

the “Vanda Collaboration” refers to a licensing collaboration between AnaptysBio, Inc. and Vanda Pharmaceuticals Inc. for the development and commercialization of imsidolimab (IL-36R antagonist mAb), for which a BLA has been submitted to FDA for the treatment of patients with Generalized Pustular Psoriasis.

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In addition to the above, for the purposes of this information statement, the following medical and scientific terms shall have the meanings set forth below:

(i)

“ACR20” refers to a response criterion in rheumatoid arthritis requiring at least a 20% improvement in tender joint count and swollen joint count, and in at least three of the five additional measures (patient global assessment, physician global assessment, patient assessment of pain, physical function, and an inflammation marker). A higher ACR20 rate indicates a greater proportion of patients achieving at least this level of improvement;

(ii)

“ACR50” refers to a response criterion in rheumatoid arthritis requiring at least a 50% improvement in tender joint count and swollen joint count, and in at least three of the five additional measures (patient global assessment, physician global assessment, patient assessment of pain, physical function, and an inflammation marker). A higher ACR50 rate indicates a greater proportion of patients achieving at least this level of improvement;

(iii)

“ACR70” refers to a response criterion in rheumatoid arthritis requiring at least a 70% improvement in tender joint count and swollen joint count, and in at least three of the five additional measures (patient global assessment, physician global assessment, patient assessment of pain, physical function, and an inflammation marker). A higher ACR70 rate indicates a greater proportion of patients achieving at least this level of improvement;

(iv)	“BLA” refers to a Biologics License Application, a formal request submitted through the FDA seeking approval to market a biological product in the United States;

(v)

“CDAI” refers to a validated rheumatoid arthritis disease-activity score based solely on clinical assessment. It is calculated using a linear sum of the 28-joint tender joint count, the 28-joint swollen joint count, the patient’s global assessment of disease activity, and the physician’s global assessment of disease activity, generating a numerical score that can range from 0 to 76 with lower scores indicating less disease activity;

(vi)	“CDAI low disease activity” or “CDAI LDA” refers to a CDAI score of 2.9 to 10 out of 76;

(vii)

“CDSD” refers to Celiac Disease Symptom Diary, a patient-reported outcome (PRO) tool designed to daily track the presence and severity of key symptoms in individuals with celiac disease, particularly those on a gluten-free diet. It is used in clinical trials to measure treatment effectiveness by assessing five core symptoms: abdominal pain, bloating, diarrhea, nausea, and tiredness;

(viii)

“cGMP” refers to current Good Manufacturing Practices, a set of regulations enforced by the FDA that provide for systems that assure proper design, monitoring, and control of manufacturing processes and facilities;

(ix)	“CMOs” refers to contract manufacturing organizations;

(x)	“CMS” refers to Centers for Medicare & Medicaid Services;

(xi)	“CRO” refers to clinical research organizations;

(xii)

“DAS-28 CRP” refers to Disease Activity Score (“DAS”) in 28 joints calculated using C-Reactive Proteins (“CRP”) as the inflammatory marker. It is a validated rheumatoid arthritis disease-activity score that integrates the 28-joint tender and swollen joint counts, a blood marker of inflammation (CRP), and a patient global assessment into a single composite measure between 0 and 9.4, where lower scores reflect less disease activity. Clinically meaningful improvement is typically reflected by a reduction of approximately 1.2 points or more, with remission defined as a score below 2.6;

(xiii)	“Exploratory Endpoint” refers to a pre-specified, non-primary outcome measure used to explore new hypotheses, gather additional data, or identify potential, unexpected effects of an intervention;

(xiv)	“IEL counts” refers to intraepithelial lymphocyte, in the context of celiac disease refers to a specialized T-cell located between the epithelial cells of the small intestine, which become

v

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significantly elevated as an immune response to gluten. Increase IEL density (>25 per 100 epithelial cells) is a key histological marker for diagnosing celiac disease, causing tissue damage and nutrient malabsorption;

(xv)	“IND” refers to investigational new drug application to the FDA;

(xvi)

“Proof-of-concept” refers to early-stage, small studies that focus on initial efficacy, mechanism of action, pharmacokinetics (PK), and preliminary safety in a limited patient group to determine if the concept is viable and warrants further development;

(xvii)

“PROs” or “Patient-Reported Outcomes” refers to reports that come directly from patients regarding their health condition, symptoms, or treatment impacts, without interpretation by a clinician or physician, and are used to understand the true, lived experience of chronic immune disorders;

(xviii)	“REMS” refers to risk evaluation and mitigation strategies; and

(xix)

“Registrational study” refers to a, usually Phase 3, clinical trial designed to generate definitive efficacy and safety data required to support a regulatory filing (NDA, BLA, or PMA) for marketing approval.

Certain percentages and other figures provided and used in this information statement may not add up to 100% due to the rounding of individual components.

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FINANCIAL STATEMENT INFORMATION

This information statement includes certain historical combined financial and other data for Biopharma Company, Inc. In connection with the Spin-Off, Biopharma Co. will become the holder of the assets and liabilities of all of the Biopharma Co. Business. Biopharma Co. is the registrant under the registration statement of which this information statement forms a part and will be the financial reporting entity following the completion of the Spin-Off. AnaptysBio, Inc. is presently, and will continue to be, a financial reporting entity following the Spin-Off. Our historical combined financial information as of December 31, 2024 and for the years ended December 31, 2024 and 2023 have been derived from our audited combined financial statements included elsewhere in this information statement.

Pursuant to the applicable provisions of the Fixing America’s Surface Transportation Act, the registrant is not required to file interim combined financial statements (and related financial information) for the nine months ended September 30, 2025 and 2024 in this draft confidential submission because the registrant plans to file combined financial statements (and related financial information) for the year ended December 31, 2025, including pro forma financial statements, prior to or in the first public filing of the registration statement on Form 10 of which this information statement forms a part. While the registrant’s interim combined financial statements (and related financial information) for the nine months ended September 30, 2025 and 2024 are otherwise required by Regulation S-X, they will not be required to be presented separately in this registration statement at the time of the first public filing of this registration statement and have been omitted from this draft confidential submission.

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QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

The following provides only a summary of certain information regarding AnaptysBio, Inc.’s reasons for the Spin-Off. You should read this information statement in its entirety for a more detailed description of the matters described below.

Q: Why am I receiving this document?

A: AnaptysBio, Inc. is delivering this document to you because you were a holder of shares of AnaptysBio, Inc. common stock on the Record Date (as defined below), and are entitled to receive one share of Biopharma Co. common stock for every    shares of AnaptysBio, Inc. common stock that you held as of the close of business on the Record Date. The number of shares of AnaptysBio, Inc. common stock you own will not change as a result of the Spin-Off. This document will help you understand how the Spin-Off will affect your investment in AnaptysBio, Inc. and your investment in Biopharma Co. following the Spin-Off.

Q: What are the reasons for the Spin-Off?

A: The AnaptysBio, Inc. Board believes that the separation of the Biopharma Co. Business from AnaptysBio, Inc. is in the best interests of AnaptysBio, Inc. and its stockholders and for the success of the Biopharma Co. Business for a number of reasons. See “The Spin-Off—Reasons for the Spin-Off.”

Q: How will the Spin-Off work?

A: At the time of the Spin-Off, Biopharma Co. will hold the Biopharma Co. Business (including the employees, operations, assets and liabilities associated with the Biopharma Co. Business). AnaptysBio, Inc. will distribute all of the shares of Biopharma Co. common stock on a pro rata basis to the holders of shares of AnaptysBio, Inc.’s common stock. Following the Spin-Off, we will be an independent public company and intend to list our shares on the Exchange under the symbol “    .”

Q: What is the record date for the Spin-Off?

A: AnaptysBio, Inc. will determine record ownership as of the close of business on    , which we refer to as the “Record Date.”

Q: When will the Spin-Off occur?

A: The Spin-Off will be effective as of     , New York City time, on    , which time and date we refer to as the “Distribution Date.”

Q: What do stockholders of AnaptysBio, Inc. need to do to participate in the Spin-Off?

A: Nothing, but we urge you to read this entire information statement carefully. Holders of shares of AnaptysBio, Inc. common stock as of the Record Date will not be required to take any action to receive shares of Biopharma Co. common stock on the Distribution Date. No stockholder approval of the Spin-Off is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. You will not be required to make any payment or to surrender or exchange your shares of AnaptysBio, Inc. common stock or take any other action to receive your shares of AnaptysBio, Inc. common stock on the Distribution Date.

Q: Can AnaptysBio, Inc. decide to cancel the Spin-Off even if all the conditions have been met?

A: Yes. The Spin-Off is subject to the satisfaction or waiver of certain conditions. See “The Spin-Off—Conditions to the Spin-Off.” Even if all conditions to the Spin-Off are satisfied, AnaptysBio, Inc. may terminate and abandon the Spin-Off at any time prior to the effectiveness of the Spin-Off.

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Q: What will be the relationship between AnaptysBio, Inc. and Biopharma Co. following the Spin-Off?

A: Following the distribution, we and AnaptysBio, Inc. will be separate companies. We will enter into a Separation and Distribution Agreement to effect the Spin-Off. The Separation and Distribution Agreement and a Transition Services Agreement will provide a framework for our relationship with AnaptysBio, Inc. after the Spin-Off. The Separation and Distribution Agreement will govern certain aspects of the relationships between AnaptysBio, Inc. and Biopharma Co. subsequent to the completion of the Spin-Off and provide for the allocation of assets and liabilities between AnaptysBio, Inc. and Biopharma Co. We cannot assure you that this agreement is on terms as favorable to us as agreements with independent third parties. See “Certain Relationships and Related Party Transactions—Agreements to be Entered Into in Connection with the Spin-Off.”

Q: Who will manage Biopharma Co. after the Spin-Off?

A: Following the completion of the Spin-Off, certain of our executive officers and our directors will continue to serve as executive officers and directors of AnaptysBio, Inc. In light of the substantial operational, scientific and development demands associated with Biopharma Co. as a clinical-stage biotechnology business focused on the development and potential commercialization of innovative therapeutics for autoimmune and inflammatory diseases, including rosnilimab, ANB033 and ANB101, we expect that our executive officers will devote a majority of their working time to Biopharma Co. For more information regarding our expected executive officers and directors, see the section of this information statement entitled “Management.”

Q: Will I receive physical certificates representing shares of Biopharma Co. common stock following the Spin-Off?

A: No. Following the Spin-Off, neither AnaptysBio, Inc. nor we will be issuing physical certificates representing shares of our common stock. If you own shares of AnaptysBio, Inc. common stock as of the close of business on the Record Date, AnaptysBio, Inc., with the assistance of Equiniti Trust Company, LLC (the “Distribution Agent”), will electronically distribute shares of Biopharma Co. common stock to your bank or brokerage firm on your behalf or through the systems of the Depository Trust Company (“DTC”) (if you hold the shares through a bank or brokerage firm that uses DTC) or to you in book-entry form. Your bank or brokerage firm will credit your account for the shares of Biopharma Co. common stock or the Distribution Agent will mail you a book-entry account statement that reflects your shares of Biopharma Co. common stock.

Q: Will I receive a fractional number of shares of Biopharma Co. common stock?

A: No. Fractional shares of Biopharma Co. common stock will not be issued in the Spin-Off. Fractional shares that AnaptysBio, Inc. stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the Distribution Agent. The aggregate net cash proceeds of these sales will be distributed ratably to those stockholders who would otherwise have been entitled to receive fractional shares.

Q: What if I want to sell my shares of AnaptysBio, Inc. common stock or my shares of Biopharma Co. common stock?

A: You should consult with your financial advisors, such as your broker, bank, other nominee or tax advisor.

If you decide to sell any shares of AnaptysBio, Inc. common stock before the Distribution Date, you should make sure your broker, bank or other nominee understands whether you want to sell your shares of AnaptysBio, Inc. common stock with or without your entitlement to shares of Biopharma Co. common stock pursuant to the Spin-Off.

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Q: What is “regular-way” and “ex-distribution” trading?

A: Beginning prior to the Distribution Date and continuing up to and through the Distribution Date, it is expected that there will be two markets of shares of AnaptysBio, Inc. common stock: a “regular-way” market and an “ex-distribution” market. Shares of AnaptysBio, Inc. common stock that trade in the “regular-way” market will trade with an entitlement to shares of Biopharma Co. common stock distributed in the Spin-Off. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Biopharma Co. common stock distributed in the Spin-Off. AnaptysBio, Inc. cannot predict the trading prices of its shares of common stock before, on or after the Distribution Date.

Q: Where will I be able to trade shares of Biopharma Co. common stock?

A: We intend to apply to list shares of our common stock on the Exchange under the symbol “    ” and the completion of the Spin-Off is conditioned on shares of our common stock being accepted for listing on the Exchange. We anticipate that trading in shares of our common stock will begin on a “when-issued” basis prior to the Distribution Date and will continue up to and through the Distribution Date and that “regular-way” trading in shares of our common stock will begin on the first trading day following the completion of the Spin-Off. If trading begins on a “when-issued” basis, you may purchase or sell shares of our common stock up to and through the Distribution Date, but your transaction will not settle until after the Distribution Date. We cannot predict the trading prices of shares of our common stock before, on or after the Distribution Date.

Q: What will happen to the listing of shares of AnaptysBio, Inc.’s common stock?

A: Shares of AnaptysBio, Inc. common stock will continue to trade on The Nasdaq Stock Market LLC after the Spin-Off under the ticker symbol “ANAB.”

Q: Will the number of shares of AnaptysBio, Inc. common stock I own change as a result of the Spin-Off?

A: No. The number of shares of AnaptysBio, Inc. common stock you own will not change as a result of the Spin-Off.

Q: Will the Spin-Off affect the market price of my shares of AnaptysBio, Inc. common stock?

A: Yes. As a result of the Spin-Off, AnaptysBio, Inc. expects the trading price of shares of AnaptysBio, Inc. common stock immediately following the Spin-Off to be lower than the “regular-way” trading price of such shares immediately prior to the Spin-Off because the trading price will no longer reflect the value of the Biopharma Co. Business. There can be no assurance that the aggregate market value of the shares of AnaptysBio, Inc. common stock and the shares of Biopharma Co. common stock following the Spin-Off will be higher or lower than the market value of shares of AnaptysBio, Inc. common stock if the Spin-Off did not occur. This means, for example, that the combined trading prices of shares of AnaptysBio, Inc. common stock of and shares of Biopharma Co. common stock may be equal to, greater than or less than the trading price of shares of AnaptysBio, Inc. common stock before the Spin-Off.

Q: What are the material U.S. federal income tax consequences of the Spin-Off?

A: Under U.S. federal income tax laws, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off” of this information statement) must include in its gross income the gross amount of any dividend paid by AnaptysBio, Inc. to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). AnaptysBio, Inc. has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. holders should expect to treat the

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distribution as a dividend. AnaptysBio, Inc. or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to Non-U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off” of this information statement), and any such withholding would be satisfied by AnaptysBio, Inc. or such agent by withholding and selling a portion of the Biopharma Co. shares that otherwise would be distributable to Non-U.S. holders or by withholding from other property held in the Non-U.S. holder’s account with the withholding agent. See “Material U.S. Federal Income Tax Consequences of the Spin-Off” for further information.

Q: Are there risks to owning shares of Biopharma Co. common stock?

A: Yes. Our business is subject to various risks, including risks relating to the Spin-Off. These risks are described in the “Risk Factors” section of this information statement beginning on page 15. We encourage you to read that section carefully.

Q: Does Biopharma Co. intend to pay dividends?

A: No. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on shares of our common stock in the foreseeable future. Any future determination to declare dividends on shares of common stock will be made at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant. See “Dividend Policy.”

Q: What will govern my rights as a Biopharma Co. stockholder?

A: Your rights as a Biopharma Co. stockholder will be governed by Delaware Law, as well as our restated certificate of incorporation and restated bylaws. At the time of the Spin-Off, we expect that there will be no material differences in stockholder rights between the existing shares of AnaptysBio, Inc. common stock and shares of Biopharma Co. common stock. For additional details regarding shares of Biopharma Co. common stock and stockholder rights, see “Description of Capital Stock” and “Risk Factors—Risks Related to Ownership of Our Common Stock.”

Q: Do I have appraisal rights in connection with the Spin-Off?

A: No. Holders of shares of AnaptysBio, Inc. common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q: Who is the transfer agent for the shares of Biopharma Co. common stock?

A: Equiniti Trust Company, LLC will be the transfer agent for shares of Biopharma Co. common stock.

Q: Where can AnaptysBio, Inc. stockholders get more information?

A: If you have any questions relating to the mechanics of the distribution of shares of Biopharma Co. common stock, you should contact the Distribution Agent at:

Equiniti Trust Company, LLC

P.O. Box 64854

St. Paul, MN 55164-0854

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If you have any questions relating to the Spin-Off or regarding Biopharma Co., you should contact:

Corporate Secretary

AnaptysBio, Inc.

10770 Wateridge Circle, Suite 210

San Diego, CA 92121

The Biopharma Co. investor website will be operational following the Spin-Off.

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INFORMATION STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this information statement relating to our Company, our separation from AnaptysBio, Inc. and the distribution of shares of our common stock by AnaptysBio, Inc. to its stockholders. For a more complete understanding of our business and the Spin-Off, you should read carefully the more detailed information set forth under the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Spin-Off,” as well as the audited combined financial statements and other information included elsewhere in this information statement. Unless the context otherwise requires, we use the terms “Biopharma Company, Inc.,” “Biopharma Co,” “Company,” “we,” “us” and “our” in this information statement to refer to Biopharma Company, Inc.

Overview

We are a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics for autoimmune and inflammatory diseases. Our clinical-stage pipeline includes rosnilimab, a selective pathogenic T cell depleter, for which we completed a Phase 2b trial for the treatment of moderate-to-severe rheumatoid arthritis (“RA”), ANB033, a CD122 antagonist, in a Phase 1b trial for celiac disease (“CeD”) and eosinophilic esophagitis (“EoE”), and ANB101, a BDCA2 modulator, in a Phase 1a trial.

Reasons for the Spin-Off

The AnaptysBio, Inc. Board determined upon careful review and consideration that our separation from the rest of AnaptysBio, Inc. and the establishment of Biopharma Co. as a separate, publicly-traded company, was in the best interest of AnaptysBio, Inc. for a number of reasons, including:

•

Strategic Focus. The separation will allow each of Biopharma Co. and AnaptysBio, Inc. to focus on their distinctive set of assets, business objectives and unique opportunities for long-term growth and profitability and to tailor capital and corporate resources to each company’s distinct operating and financial objectives. Specifically, AnaptysBio, Inc. will pursue a strategy of managing the rights to the dostarlimab royalties from the GSK Collaboration and imsidolimab royalties from the Vanda Collaboration, with a focus on protecting and returning the value of the royalties to AnaptysBio, Inc. stockholders. Biopharma Co. will pursue a strategy of clinical-stage biotechnology product development and potential commercialization, focused on innovative therapeutics for autoimmune and inflammatory diseases, including rosnilimab, ANB033 and ANB101.

•

Strategic Flexibility. The separation will provide each company with increased flexibility to pursue independent strategic and financial plans without considering competing priorities of the other business.

•

Capital Allocation. The separation will enable each of Biopharma Co. and AnaptysBio, Inc. to create independent capital structures that will afford each company direct access to capital markets to tailor capital allocation priorities to their respective strategies and business needs.

•

Investor Choice. The separation will allow investors to evaluate the separate investment characteristics of each company and align their investment philosophies and portfolio allocation with the strategic opportunities and financial objectives of each company.

The anticipated benefits of the Spin-Off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the Spin-Off does not result in such benefits, the costs associated with the Spin-Off could have a material adverse effect on each company individually and in the aggregate.

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Our Wholly Owned Clinical Stage Pipeline

Our antibodies are in development to treat inflammatory diseases. We believe these molecules have potential applicability across a broad range of autoimmune and inflammatory diseases, including in gastroenterology, rheumatology, dermatology, respiratory, and other therapeutic areas.

Rosnilimab

Rosnilimab is an IgG1 antibody that directly targets pathogenic T cells, such as activated Tph/Tfh and T effector cells, in the periphery or inflamed tissue. These T cells, when activated, proliferate and migrate, and secrete the inflammatory cytokines that are the drivers of autoimmune and inflammatory diseases. Rosnilimab is designed to selectively deplete pathogenic T cells in both inflamed tissue and the periphery while sparing non-pathogenic T cells, including naïve T cells, to preserve overall immune function and restore immune homeostasis. This drives specific immunological outcomes, such as a reduction in T cell proliferation, migration and cytokine secretion, and a reduction of plasma cell generation and autoantibody levels.

ANB033

ANB033 is an antagonist of CD122, the common beta subunit shared by the IL-15 and IL-2 receptors. IL-15 and IL-2 signaling mediate the proliferation and survival of subsets of CD8+ and CD4 T+ cells, NK cells, as well as ILC2s. ANB033 is an antibody designed with an optimal epitope and affinity to CD122 that inhibits IL-15 and IL-2 signaling through both the intermediate affinity IL-2 receptor (comprised of CD122 and the common gamma subunit, CD132) and the high affinity IL-2 receptor (comprised of CD122, CD132 and the alpha receptor subunit for IL-2, CD25) expressed by activated CD4 Th1 and Th2 T cells as well as ILC2. Antagonizing CD122 has the potential to achieve and maintain remission of inflammation through the reduction of disease-causing cytolytic CD8 T cell subsets, including intraepithelial lymphocytes (“IELs”), NK cells and reducing inflammatory cytokine secretion by activated CD4+ Th1 and Th2 cells, as well as ILC2 cells.

ANB101

ANB101 is a blood dendritic cell antigen 2 (“BDCA2”) modulator antibody that targets phasmacytoid dendritic cells (“pDCs”) and inhibits interferon secretion and modulates antigen presentation for the treatment of autoimmune and inflammatory diseases. BDCA2 is a molecule specifically expressed on pDCs, a class of immune cells which, while found in relatively small numbers in healthy individuals, are enriched in patients with a variety of inflammatory diseases, that is critical to the regulation of toll-like receptor signaling and interferon secretion. pDCs are a key upstream node in the inflammatory cascade that serve as a bridge between innate and adaptive immunity. They have been shown to be prolific secretors of type I interferons, which drive activation of a variety of downstream cell types including T cells and monocytes. Together with their ability to present antigens to the adaptive immune system, this creates a pro-inflammatory environment for the establishment and perpetuation of autoimmune pathology. BDCA2 has been implicated in the pathophysiology of systemic lupus erythematosus (“SLE”), where there exists mechanistic clinical proof of concept for pDC modulation.

Please refer to “Business—Our Wholly Owned Clinical Stage Pipeline” for a discussion of the trials and trial results of each of our product candidates.

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Our Product Candidates

The following table summarizes certain key information about our wholly owned product candidates:

Development Stage and Anticipated Milestones

	Antibody Program	Therapeutic Indication	IND Enabling	Phase 1	Phase 2	Phase 3
Immune Cell Modulators	**Rosnilimab** (Pathogenic T cell depleter)	**Rheumatoid Arthritis**[1]				
	ANB033 (CD122 antagonist)	**Celiac Disease**				
		Eosinophilic Esophagitis				
	ANB101 (BDCA2 modulator)	**Inflammatory Disease**

(1)

Our complete data from Phase 2b trial of rosnilimab was accepted as a late breaking abstract for oral presentation at American College Rheumatology (ACR) Convergence 2025 in October 2025. (A late breaking abstract is a special submission for a scientific conference, which presents new significant research findings or breakthroughs that become available after the regular abstract submission deadline for a conference expires.) We expect to provide an update on potential Phase 3 advancement in the first half of 2026.

Our Strategy

We are a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics. Our antibodies modulate key nodes governing the body’s regulation of autoimmunity and inflammation. Dysregulated immune responses may result in abnormal and pathological inflammation in diseases with large and substantially underserved patient populations in therapeutic areas including but not limited to gastroenterology, rheumatology, dermatology, and respiratory. The key elements of our strategy include:

•	Enabling broad development of our autoimmunity and inflammation-focused portfolio.

•

Generating translational and clinical data to characterize the mechanism and differentiation of our molecules from in-class competitors, other modalities in clinical development, and relative to standard of care, to optimize development of our molecules to address diseases and patient subsets with unmet medical need.

•	Innovating clinical development and execution to efficiently and optimally achieve proof-of-concept and execute registrational studies in key global markets.

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•	Facilitating the global commercialization of our product candidates while retaining rights in key commercial markets to enable us to become a fully integrated development and commercial organization.

•	Continuing to leverage our research expertise to identify, license and/or innovate potentially best-in-class antibodies against high-value immunological targets.

•	Maximizing return on equity through efficient execution against a multi-year capital and operating plan.

As described in the section titled “Risk Factors” and elsewhere in this information statement, executing on our strategy is subject to a wide range of risks and uncertainties, any of which could cause our actual development strategy or timeframes to vary.

Summary of Risk Factors

An investment in shares of our common stock involves various risks. Please carefully consider the matters discussed in the section titled “Risk Factors” of this information statement for a description of the principal risks that we face. These risks include, but are not limited to, the following:

•

Our product candidates in development may fail or suffer delays that adversely affect their commercial viability. Results from our initial clinical trials may not be representative of the results we will experience in later clinical trials. If we or any future collaborators are unable to complete development of or commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

•

Our ongoing and planned clinical trials, or those of any future collaborators, may reveal significant adverse events, toxicities or other side effects and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates.

•

We and any future collaborators may be unable to obtain, or may be delayed in obtaining, required regulatory approvals in the United States or in foreign jurisdictions, which would materially impair our ability to commercialize and generate revenue from our product candidates.

•	Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements.

•	We may not be successful in our efforts to expand our pipeline of product candidates and develop marketable products.

•

We are assessing advancement to Phase 3 of clinical development of rosnilimab for RA, and have no history of commercializing biotechnology products, which may make it difficult to evaluate the prospects for our future viability.

•

We face significant competition, and if our competitors develop and market products that are more effective, safer or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

•	Our product candidates may not achieve adequate market acceptance among physicians, patients, health care payors and others in the medical community necessary for commercial success.

•

We currently have no marketing and sales force. If we are unable to establish effective sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates, we may not be able to effectively sell or market our product candidates, if approved, or generate product revenue.

•

The manufacture of biologics is complex, and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide

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supply of our product candidates for clinical trials, our ability to obtain marketing approval, or our ability to provide supply of our products for patients, if approved, could be delayed or stopped.

•

Political, economic or public health events may have a material impact on the U.S. and global economies and could have a material adverse impact on our employees, contractors and patients, which could adversely and materially impact our business, financial condition and results of operations.

•	We have no operating revenue and a history of operational losses and may not achieve or sustain profitability.

•	We have no products approved for commercial sale, and to date we have not generated any revenue or profit from sales of our product candidates.

•

We will require additional capital to finance our operations, which may not be available to us on acceptable terms, or at all. As a result, we may not complete the development and commercialization of our product candidates or develop new product candidates.

•	Our separation from AnaptysBio, Inc. into two independent, publicly traded companies is subject to various risks and uncertainties.

•

We may not succeed in establishing and maintaining additional development and commercialization collaborations, which could adversely affect our ability to develop and commercialize product candidates.

•	If we are unable to obtain or protect intellectual property rights in the U.S. and throughout the world, we may not be able to compete effectively in our market.

•	We must attract and retain highly skilled employees in order to succeed.

•	We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

•

No market for shares of our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, our share price may fluctuate significantly, and there can be no assurance that the combined trading prices of a share of our common stock and a share of AnaptysBio, Inc.’s common stock would exceed the trading price of a share of AnaptysBio, Inc. common stock absent the Spin-Off.

•	Substantial sales of shares of our common stock may occur in connection with the Spin-Off, or in the future, which could cause our share price to decline or be volatile.

•	The market price of our shares following completion of the transaction may be affected by factors different from those affecting AnaptysBio, Inc. shares prior to completion of the transaction.

•

We have no recent history of operating as a standalone public company, and our historical financial information may not necessarily reflect the results that we would have achieved as a standalone public company or what our results may be in the future.

•	We will share some of our directors and all executive officers with AnaptysBio, Inc. This overlap may give rise to certain conflicts of interest.

Corporate Information

We were incorporated on October 17, 2025 under the laws of the State of Delaware as a direct, wholly owned subsidiary of AnaptysBio, Inc. Our principal executive office is located at 10770 Wateridge Circle, Suite 210, San Diego, California 92121, and our telephone number is (858) 362-6295. Our website address is www.     .com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this information statement. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups (the “JOBS Act”). As an “emerging growth company,” we may, and intend to, take advantage of specified reduced reporting and other requirements that are otherwise applicable to public companies. These provisions include, among other things:

•

exemption from the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the effectiveness of our internal control over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•	exemption from compliance with certain types of new requirements adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”);

•	exemption from the requirement to seek non-binding stockholder advisory votes on executive compensation and golden parachute arrangements;

•	reduced disclosure about executive compensation arrangements; and

•

the ability to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including in this information statement.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the Spin-Off or such earlier time that we are no longer an “emerging growth company.” We will cease to be an “emerging growth company” if we have $1.235 billion or more in total annual gross revenue during our most recently completed fiscal year, if we become a “large accelerated filer” with the market value of shares of our common stock held by non-affiliates equal to at least $700 million as of the last business day of the second quarter of such fiscal year, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three-year period to such date.

We may choose to take advantage of some, but not all, of these reduced burdens. For example, we have (i) taken advantage of the reduced reporting requirement with respect to disclosure regarding our executive compensation arrangements and (ii) presented only two years of audited financial statements in this information statement. In addition, we may take advantage of the exemption from the auditor attestation requirement in the assessment on the effectiveness of our internal control over financial reporting. In addition, while we have elected to avail ourselves of the exemption to adopt new or revised accounting standards until those standards apply to private companies, we are permitted and may elect to early adopt certain new or revised accounting standards for which the respective standard allows for early adoption. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. See Note 2—Summary of Significant Accounting Policies in our audited combined financial statements included elsewhere in this information statement for additional information. For as long as we take advantage of the reduced reporting obligations, the information that we provide to stockholders may be different from information provided by other similarly situated public companies.

Implications of Being a Smaller Reporting Company

Additionally, we are a “smaller reporting company,” meaning that the market value of shares of our common stock held by non-affiliates is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. As such, we are eligible for exemptions from various reporting

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requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation. We may continue to be a smaller reporting company as long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock held by non-affiliates is less than $700 million.

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SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following tables present our summary historical and unaudited pro forma combined financial data as of and for the periods indicated. We have derived our summary historical combined statements of operations data for the years ended December 31, 2025, 2024 and 2023, and our historical combined balance sheets data as of December 31, 2025 and 2024, from our audited combined financial statements included elsewhere in this information statement. The summary unaudited pro forma financial information has been derived from our unaudited pro forma financial information, which is included elsewhere in this information statement. Our historical results are not necessarily indicative of the results that may be expected for any future period.

The summary financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this information statement. The following summary historical and unaudited pro forma combined financial data should be read with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Statements” as well as our financial statements and related notes included elsewhere in this information statement. For factors that could cause actual results to differ materially from those presented in the summary historical and unaudited pro forma combined financial information, see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.

	Year Ended December 31,
	Pro Forma (Unaudited)	Historical
(in thousands, except per share data)	2025	2025	2024	2023
Combined Statements of Operations Data:
Operating expenses:
Research and development	$	$	$152,345	$90,255
General and administrative			28,756	20,867
Acquired in-process research and development			—	7,339

Total operating expenses			181,101	118,461

Loss from operations			(181,101)	(118,461)

Other income (expense), net:
Interest income			17,382	12,313
Other income (expense), net			14	(2)

Total other income (expense), net			17,396	12,311

Net loss			(163,705)	(106,150)

Unrealized gain on available for sale securities			1,102	4,449

Comprehensive loss	$	$	$(162,603)	$(101,701)

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		Year Ended December 31,
	Pro Forma (Unaudited)	Historical
(in thousands, except per share data)	2025	2025	2024
Combined Balance Sheet Data
ASSETS
Current Assets:
Cash and cash equivalents	$	$	$123,080
Short-term investments			262,293
Prepaid expenses and other current assets			4,560

Total current assets			389,933
Property and equipment, net			1,849
Operating lease right-of-use assets			14,383
Long-term investments			35,470
Other long-term assets			256

Total assets	$	$	$441,891

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$	$	$3,785
Accrued expenses			30,473
Current portion of operating lease liability			1,925

Total current liabilities			36,183
Operating lease liability, net of current portion			14,112
Equity:
Net Parent Investment			391,291
Accumulated other comprehensive gain			305

Total equity			391,596

Total liabilities and equity	$	$	$441,891

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RISK FACTORS

You should carefully consider the risks described below, as well as the other information in this information statement, including our combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations, and growth prospects. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Risks Related to Discovery and Development of Our Product Candidates

Our product candidates in development may fail or suffer delays that adversely affect their commercial viability. Results from our initial clinical trials may not be representative of the results we will experience in later clinical trials. If we or any future collaborators are unable to complete development of or commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

We are developing therapeutic antibodies, including our wholly owned product candidates. However, all of our wholly owned product candidates are in various stages of development, and, for a wide variety of reasons discussed below, may fail in development or suffer delays that adversely affect their commercial viability.

A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to scientific feasibility, safety, efficacy, changing standards of medical care, and other variables. The results from preclinical testing or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate.

Furthermore, we may conduct clinical trials of a product candidate in multiple indications based on assumptions about the product candidate’s mechanism of action. However, it is possible that our assumptions regarding the effectiveness of a product candidate’s mechanism of action may be incorrect and that the product candidate may be ineffective in certain diseases or disorders. If this were the case, then the results from any clinical trials of a product candidate that we conduct are less likely to be positive. For example, even though we showed positive data for rosnilimab in our Phase 2b clinical trial in rheumatoid arthritis, data from rosnilimab’s Phase 2 clinical trial in ulcerative colitis was not positive.

If our other ongoing or future clinical trials of any of our product candidates, including, rosnilimab, ANB033 or ANB101, are unsuccessful, whether for one of the reasons mentioned above or otherwise, our product candidates may be delayed in development or fail entirely, which would have a material adverse impact on our business.

The success of our current product candidates, and any other product candidates we may develop in the future, will depend on many factors, including the following:

•	obtaining regulatory permission to initiate clinical trials;

•	successful enrollment of patients in, and the completion of, our planned clinical trials;

•	receiving marketing approvals from applicable regulatory authorities;

•	establishing commercial manufacturing capabilities and/or making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and non-patent exclusivity for our product candidates and their components;

•	enforcing and defending intellectual property rights and claims;

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•	achieving desirable therapeutic properties for our product candidates’ intended indications;

•	launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with third parties;

•	acceptance of our product candidates, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies; and

•	maintaining an acceptable safety profile of our product candidates through clinical trials and following regulatory approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would harm our business.

Furthermore, delays or difficulties in patient enrollment or difficulties in retaining trial participants can result in increased costs, longer development times, or termination of a clinical trial. Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the product candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, including the size of the patient population, the eligibility criteria for the clinical trial, the age and condition of the patients, the stage and severity of disease, the nature of the protocol, the proximity of patients to clinical sites, and the availability of effective treatments for the relevant disease. We may not be able to initiate our planned clinical trials if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or foreign regulatory authorities.

Our ongoing and planned clinical trials or those of any future collaborators may reveal significant adverse events, toxicities or other side effects and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates.

In order to obtain marketing approval for any of our product candidates, we must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If our product candidates are associated with undesirable side effects in preclinical studies or clinical trials or have characteristics that are unexpected, we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

It is not uncommon to observe results in human clinical trials that are unexpected based on preclinical testing, or to observe results in later stage clinical trials that are unexpected based on early clinical trials. Many product candidates fail in clinical trials despite promising preclinical and early clinical results. In addition, top-line results of a clinical trial, which generally reflect preliminary reviews of primary efficacy and/or safety results, do not necessarily predict final results, and any top-line findings or assessments are subject to change pending the completion of final data review procedures. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

Some patients in our clinical trials have experienced adverse events, including SAEs. Subjects in our ongoing and planned clinical trials may in the future suffer significant adverse events or other side effects not observed in our preclinical studies or in our Phase 1, Phase 2 or Phase 3 clinical trials. The observed potency and kinetics of our product candidates in preclinical studies may not be observed in human clinical trials. We have tested the dosing frequency and route of administration of our product candidates in preclinical studies, which

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will inform our dosing strategy for future clinical trials, however such dose and route of administration may not result in sufficient exposure or pharmacological effect in humans and may lead to unforeseen toxicity not previously observed in preclinical testing. If preclinical studies of our product candidates fail to provide preliminary evidence of safety to the satisfaction of regulatory authorities or do not otherwise produce satisfactory results, we may incur additional costs or experience delays in initiating and/or advancing the development and commercialization of our product candidates. Further, if clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we or any future collaborators may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

If further significant adverse events or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trial, patients may drop out of our trial, or we may be required to abandon the trial or our development efforts of that product candidate altogether. We, the FDA, or other applicable regulatory authorities, or an institutional review board or ethics committee, may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such clinical trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude a product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects.

Further, if any of our product candidates obtain marketing approval, toxicities associated with our product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical testing.

We and/or any future collaborators may be unable to obtain, or may be delayed in obtaining, required regulatory approvals in the United States or in foreign jurisdictions, which would materially impair our ability to commercialize and generate revenue from our product candidates.

Our ability to continue to develop our product candidates, and to have the potential to achieve and sustain profitability, depends on the FDA and foreign regulatory authorities permitting us to conduct human clinical trials and, if our product candidates are safe and effective, obtaining approval from the FDA and foreign regulatory authorities to market them and subsequently successfully commercializing them, either alone or with any future collaborators. The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug and biologic products are subject to extensive regulation by the FDA and foreign regulatory authorities. Before commencing clinical trials in the United States for any product candidate, we must submit an IND to the FDA; foreign regulatory authorities enforce similar requirements for initiation of clinical trials in other countries. An IND or foreign equivalent requires extensive preclinical studies, and there is no guarantee that the FDA or foreign regulatory authorities will allow clinical trials to proceed based on the IND or equivalent submission. For example, although we have initiated toxicology studies for our product candidates, the FDA in the United States, or other foreign regulatory authorities, as applicable, may not allow our clinical trials to proceed in the regulatory authority’s jurisdiction if we are unable to show safety margins acceptable to the particular regulatory authority in appropriate animal species in our preclinical toxicology studies.

Even if we or any future collaborators initiate and complete clinical trials for our product candidates, these product candidates will not be permitted to be marketed in the United States until approval of a BLA from the FDA is received, and will not be permitted to be marketed in other countries without marketing approval from foreign regulatory authorities. Obtaining approval of a BLA or other marketing approvals is often a lengthy,

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expensive and uncertain process over which the FDA and foreign regulatory authorities have substantial discretion. Other than submitting and receiving acceptance for initiation of our previous and current clinical trials in the United States and certain foreign jurisdictions, we have had only limited discussions with the FDA and no discussions with foreign regulatory authorities regarding the development plans for any of our product candidates or the designs of any of our later-stage clinical studies. We thus may not have the full benefit of the FDA’s or foreign regulatory authorities’ current thinking on clinical trial designs or product development for our target indications.

Preclinical studies and clinical trials are expensive, difficult to design and implement, can take many years to complete, and are uncertain as to outcome. Product candidates, on average, take 10 to 15 years to be developed from the time they are discovered to the time they are approved and available for treating patients. The start or end of a clinical trial is often delayed or halted for many reasons, including:

•	imposition of a clinical hold for safety reasons or following an inspection of clinical trial operations or site by the FDA or other regulatory authorities;

•	manufacturing challenges;

•	insufficient supply or quality of product candidates or other materials necessary to conduct clinical trials;

•

delays in reaching or failure to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites and CROs or failure by such CROs or trials sites to carry out the clinical trial in accordance with our agreed-upon terms;

•	non-clinical or clinical sites becoming unavailable due to political, economic, or public health events;

•	clinical sites electing to terminate their participation in one of our clinical trials;

•	inability or unwillingness of patients or medical investigators to follow clinical trial protocols;

•	required clinical trial administrative actions;

•	slower than anticipated patient enrollment;

•	changing standards of care;

•	safety concerns;

•	availability or prevalence of use of a comparative drug or required prior therapy; or

•	clinical outcomes or financial constraints.

Our product candidates may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. Regulatory authorities may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical or other studies or clinical trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Moreover, regulatory authorities may determine that the clinical and other benefits of a product candidate do not outweigh the safety or other risks. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application may also cause delays in or prevent the approval of an application.

If we or any future collaborators experience any of the issues described above, or other similar or related issues, we or any future collaborators may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

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•	obtain marketing approval in some countries and not in others;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

Further, in June 2024, the U.S. Supreme Court reversed its longstanding approach under the Chevron doctrine, which provided for judicial deference to regulatory agencies, including the FDA. As a result of this decision, we cannot be sure whether there will be increased challenges to existing agency regulations or how lower courts will apply the decision in the context of other regulatory schemes without more specific guidance from the U.S. Supreme Court. For example, this decision may result in more companies bringing lawsuits against the FDA to challenge longstanding decisions and policies of the FDA, which could undermine the FDA’s authority, lead to uncertainties in the industry, and disrupt the FDA’s normal operations, which could impact the timely review of any regulatory filings or applications we submit to the FDA.

Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements.

Any regulatory approvals that we or any future collaborators may receive for our product candidates will require surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a risk evaluation and mitigation strategy in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or foreign regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP regulations and good clinical practices for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. If we, any future collaborators or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us or any future collaborators, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA and foreign regulatory requirements may, either before or after product approval, if any, subject our company or any future collaborators to administrative or judicially imposed sanctions, including:

•	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on the products, manufacturers or manufacturing process;

•	warning or untitled letters;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

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•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to approve pending BLAs or supplements to approved BLAs.

The occurrence of any event or penalty described above may inhibit our ability, alone or with any future collaborators, to commercialize our product candidates and generate revenue.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the DOJ, the HHS Office of Inspector General, state attorneys general, members of Congress and the public. Violations, including promotion of our products for unapproved (or off-label) uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the government. Additionally, comparable foreign regulatory authorities will heavily scrutinize advertising and promotion of any product candidate that obtains approval outside of the United States.

In the United States, engaging in the impermissible promotion of our products for off-label uses can also subject us to false claims litigation under federal and state statutes, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a biotechnology company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Such False Claims Act lawsuits against biotechnology companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements regarding certain sales practices promoting off-label drug uses involving fines in excess of $1.0 billion. This growth in litigation has increased the risk that a biotechnology company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid and other federal and state health care programs. In addition, we may incur liability from claims initiated under the Lanham Act or other federal and state unfair competition laws with respect to how our products are marketed and promoted. Furthermore, the off-label use of our products may increase the risk of product liability claims. If we do not lawfully promote our approved products, we may become subject to such litigation and, if we do not successfully defend against such actions, those actions may have an adverse effect on our business, financial condition and results of operations.

We may not be successful in our efforts to expand our pipeline of product candidates and develop marketable products.

Because we have limited financial and managerial resources, our business depends on our successful development and commercialization of the limited number of internal product candidates we have in preclinical and clinical development. Even if we are successful in continuing to build our pipeline, development of the potential product candidates that we identify will require substantial investment in additional clinical development, management of clinical, preclinical and manufacturing activities, regulatory approval in multiple jurisdictions, building a commercial organization, and significant marketing efforts before we generate any revenue from product sales. Furthermore, such product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If we cannot successfully develop, partner and/or commercialize product candidates, we may not be able to obtain product or partnership revenue in future periods, which would adversely affect our business, prospects, financial condition and results of operations.

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As a result of our current focus on our lead product candidates, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. Our understanding and evaluation of biological targets for the discovery and development of new product candidates may fail to identify challenges encountered in subsequent preclinical and clinical development. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

We are assessing advancement to Phase 3 of clinical development of rosnilimab for RA, and have no history of commercializing biotechnology products, which may make it difficult to evaluate the prospects for our future viability.

Our operations to date have been largely limited to financing and staffing our company, and developing our wholly owned product candidates. We have only very limited experience conducting pivotal Phase 3 clinical trials and have not had previous experience commercializing product candidates, including submitting a BLA to the FDA. In part because of this lack of experience, we cannot be certain that planned clinical trials will begin or be completed on time, if at all, that our planned development programs would be acceptable to the FDA or other regulatory authorities, or that, if approval is obtained, such product candidates can be successfully commercialized. Clinical trials and commercializing our wholly owned product candidates will require significant additional financial and management resources, and reliance on third-party clinical investigators, CROs, consultants or collaborators. Relying on third-party clinical investigators, third-party manufacturing, CROs or collaborators may result in delays that are outside of our control.

Furthermore, we may not have the financial resources to continue development of, or to enter into collaborations for, a product candidate if we experience any problems or other unforeseen events that delay or prevent regulatory approval of, or our ability to commercialize, product candidates, including:

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negative or inconclusive results from our clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or foreign regulatory authorities regarding the number, scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of clinical trial materials or other supplies necessary for the conduct of our clinical trials;

•	greater than anticipated clinical trial costs;

•	poor effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	serious and unexpected, or otherwise unacceptable, drug-related side effects experienced by participants in our planned clinical trials or by individuals using drugs similar to our product candidates;

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delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our technology in particular; or

•	varying interpretations of data by the FDA and foreign regulatory authorities.

Consequently, any predictions you make about our future success or viability based on our operating history may not be as accurate as they could be if we had an established track record in conducting clinical trials or commercializing products.

Further, as a clinical stage business, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors. We will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We face significant competition, and if our competitors develop and market products that are more effective, safer or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

The biotechnology industry is highly competitive and subject to rapid and significant technological change. Products we may develop in the future are also likely to face competition from other drugs and therapies, some of which we may not currently be aware of. We have competitors both in the United States and internationally, including major multinational pharmaceutical and biotechnology companies, established biotechnology companies, specialty biotechnology companies, emerging and start-up companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or approval from the FDA or foreign regulatory authorities or discovering, developing and commercializing products in our field before we do.

For rosnilimab, our competitors include non-depleting PD-1 agonist antibodies, GS-0151 (Gilead) in Phase 1b development for the treatment of rheumatoid arthritis, and S-4321 (Seismic Therapeutics) in Phase 1 development. Our commercial-stage competitors in moderate-to-severe rheumatoid arthritis include monoclonal antibodies targeting anti-TNF (Humira; Abbvie), IL-6 (Actemra; Roche and Kevzara; Regeneron), CD-80/86 (Orencia; BMS), CD-20 (Rituxan; Roche), and janus kinase inhibitors (Rinvoq; AbbVie, Olumiant; Eli Lilly, and Xeljanz; Pfizer).

For our anti-CD122 antagonist antibody program, our clinical competitors include an anti-CD122 antagonist antibody, FB-102 (Forte Bioscience) in Phase 2a development for the treatment of CeD, Phase 1b development for the treatment of vitiligo, and Phase 1b development for the treatment of alopecia areata, and two anti-IL-15 monoclonal antibodies, GIA632 (Novartis) in Phase 2a development for atopic dermatitis and with proof-of-concept, Phase 1b data for the treatment of CeD and EoE, and TEV-53408 (Teva), in Phase 2 development for the treatment of CeD and vitiligo. To date, there are no FDA-approved therapies for the treatment of celiac disease and only one FDA-approved biologic, Dupixent, for the treatment of EoE.

For our anti-BDCA2 program, our competitors include another anti-BDCA2 antibody, litifilimab (Biogen) in Phase 3 development for SLE and CLE, and a bispecific fusion protein targeting BDCA2 and BAFF/APRIL,

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DNTH212 (Dianthus Therapeutics) in Phase 1 development, and an anti-ILT7 antibody, daxdilimab (Amgen) in Phase 2 development.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, are less expensive or capture significant market share prior to or during our commercialization. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of biosimilar products. Even if our product candidates achieve marketing approval, they may be priced at a significant premium over competitive biosimilar products if any have been approved by then.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials and acquiring technologies complementary to, or necessary for, our programs. In addition, the biotechnology industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

Our product candidates may not achieve adequate market acceptance among physicians, patients, health care payors and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, health care payors and others in the medical community. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:

•	the efficacy and safety profile as demonstrated in planned clinical trials;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the clinical indications for which the product candidate is approved;

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restrictions on the use of our products, if approved, such as boxed warnings or contraindications in labeling or REMS, if any, which may not be required of alternative treatments and competitor products;

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acceptance of the product candidate as a safe and effective treatment by physicians, clinics and patients; the potential and perceived advantages of product candidates over alternative treatments, including any similar generic treatments;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement and pricing by third parties and government authorities;

•	relative convenience and ease of administration;

•	the frequency and severity of adverse events;

•	the effectiveness of sales and marketing efforts; and

•	unfavorable publicity relating to the product candidate.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, health care payors and patients, we may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable.

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We currently have no marketing and sales force. If we are unable to establish effective sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates, we may not be able to effectively sell or market our product candidates, if approved, or generate product revenue.

We currently do not have a marketing or sales team for the marketing, sales and distribution of any of our product candidates that are able to obtain regulatory approval. In order to commercialize any product candidates, we must build on a territory-by-territory basis marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If our product candidates receive regulatory approval, we may decide to establish an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time-consuming and will require significant attention of our management team to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of any of our product candidates that we obtain approval to market. With respect to the commercialization of all or certain of our product candidates, we may choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval, or any such commercialization may experience delays or limitations. If we are not successful in commercializing our product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

The manufacture of biologics is complex, and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our product candidates for clinical trials, our ability to obtain marketing approval, or our ability to provide supply of our products for patients, if approved, could be delayed or stopped.

The process of manufacturing biologics is complex, highly regulated and subject to multiple risks, and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturing biologics is highly susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply or supply chain disruptions. If microbial, viral or other contaminations are discovered at the facilities of our manufacturer, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business. We rely, and expect to continue to rely, on third parties, including manufacturers based in China, for the manufacture of our product candidates and future product candidates. We and our contract manufacturers must comply with cGMP for the manufacturing of biologics used in clinical trials and, if approved, marketed products. Moreover, if the FDA determines that our manufacturer is not in compliance with FDA laws and regulations, including cGMP, the FDA may deny BLA approval until the deficiencies are corrected or we replace the manufacturer in our BLA with a manufacturer that is in compliance.

Furthermore, all of our therapeutic antibodies are manufactured by starting with cells which are stored in a cell bank. We have one master cell bank for each antibody manufactured in accordance with cGMP and create working cell banks to support cGMP manufacturing, and believe we would have adequate backup should any cell bank be lost in a catastrophic event. However, it is possible that we could lose multiple cell banks and have our manufacturing severely impacted by the need to replace the cell banks.

Scaling up a biologic manufacturing process is a difficult and uncertain task, and we may not be successful in transferring our production system or the manufacturer may not have the necessary capabilities to complete the

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implementation and development process. If we are unable to adequately validate or scale-up the manufacturing process with our current manufacturers, we will need to transfer to other manufacturers and complete the manufacturing validation process, which can be lengthy and costly. Even if we are able to adequately validate and scale-up the manufacturing process for our product candidates with contract manufacturers, we will still need to negotiate with such contract manufacturers agreements for commercial supply, and it is not certain we will be able to come to agreement on terms acceptable to us. Accordingly, failures or difficulties faced at any level of our manufacturing process could adversely affect our business and delay or impede the development and commercialization of our product candidates or products and could have an adverse effect on our business, prospects, financial condition and results of operations.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we or any future collaborators obtain regulatory approval for any of our product candidates, there is no assurance that manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand. Moreover, we source certain of the raw materials needed for our product candidates from outside the United States. Although we have not experienced any material supply interruptions to date, it is possible that political, economic or public health events could cause such interruptions in the future. Further, legislation has been introduced in Congress to limit certain U.S. biotechnology companies from using equipment or services produced or provided by select Chinese biotechnology companies, although such legislation has not yet advanced. We cannot predict what actions may ultimately be taken with respect to trade relations between the United States and China or other countries, what products and services may be subject to such actions or what actions may be taken by the other countries in retaliation. Any unfavorable government policies on international trade, such as export controls, capital controls or tariffs, new legislation or regulations, renegotiation of existing trade agreements, or any retaliatory trade actions due to recent or future trade tension, may impede, delay, limit, or increase the cost of manufacturing our product candidates. Such events could result in our clinical or commercial supply of drug, packaging and other services being interrupted or limited, which could harm our business. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects. Any delay or interruption in the supply of clinical trial supplies could delay the completion of planned clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely. Any adverse developments affecting clinical or commercial manufacturing of our product candidates or products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our product candidates or products.

Some of our suppliers may experience disruption to their respective supply chain due to the effects of macroeconomic conditions, which could delay, prevent or impair our development or commercialization efforts.

We obtain certain drug intermediates of our drug candidate supply from countries affected by macroeconomic events and conditions, including inflation, interest rate fluctuations, uncertainty with respect to the federal budget and debt ceiling and existing or potential government shutdowns related thereto, increasing financial market volatility and uncertainty, the impact of war or military conflict, including regional conflicts around the world, and public health pandemics. Supply chain disruptions and delays as a result of any new tariff policies or trade restrictions could also negatively impact our cost of materials, production processes, and ability to conduct clinical trials. If we are unable to obtain certain drug intermediates of our drug candidate supply in sufficient quantity and in a timely manner due to disruptions in the global supply chain caused by macroeconomic events and conditions, the development, testing and clinical trials of that drug candidate may be

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delayed or infeasible, and regulatory approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.

The macroeconomic and geopolitical environment may have a material impact on the U.S. and global economies and could materially impact our business, financial condition and results of operations.

The macroeconomic and geopolitical environment, including inflation, increased volatility in interest rates, tariffs and the debt and equity markets, instability in the global banking system, global health crises and pandemics and geopolitical conflict have had, and may continue to have, an adverse impact on global economic conditions, which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital on favorable terms. The extent to which any such factors impact our business and operations will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the event and the actions to contain its impact.

We are subject to risks associated with foreign trade policy, including recent tariffs imposed or proposed by the United States on its trading partners, as well as retaliatory actions that have or may be imposed by other countries in response. The recent U.S. tariffs and other trade restrictions against trading partners and specific sectors of the global economy may have an adverse effect on our business and financial condition. The United States has imposed many country-specific tariffs at a rate higher than the 10% global baseline on all foreign countries and continues to impose increased tariffs on China in particular. At this time, the impact of the recently imposed and proposed tariff actions with respect to our operations remains uncertain given ongoing bilateral negotiations between the United States and trading partners, changes in U.S. policy, and an ongoing Section 232 investigation by the U.S. Department of Commerce, which may result in the imposition of an additional tariff rate on U.S. imports of pharmaceuticals and pharmaceutical ingredients. Our products involve pharmaceutical ingredients that are partially sourced from outside of the United States, including China, the cost of which may increase due to additional tariff rates. Higher material costs may negatively impact our gross margins and operating results and our ability to be competitive in the global market.

Changes in government trade policies, including changes to tariffs and other non-tariff barriers, may have a material impact on our results of operations.

Risks Related to Our Financial Position and Capital Needs

We have no operating revenue and a history of operational losses and may not achieve or sustain profitability. We have no products approved for commercial sale, and to date we have not generated any revenue or profit from sales of our product candidates.

We are a clinical-stage biotechnology company with a limited operating history. We have no approved products. Our ability to generate revenue and become profitable depends upon our ability, alone or with any future collaborators, to successfully complete the development of our product candidates for our target indications and to obtain necessary regulatory approvals. Further, following the Spin-Off, we will no longer generate revenue from the potential royalty revenue streams held by AnaptysBio, Inc. (i.e. the rights to the dostarlimab royalties from the GSK Collaboration and imsidolimab royalties from the Vanda Collaboration).

We have incurred, and expect to continue to incur, operating losses. We had a net loss of $163.7 million and $106.2 million for the years ended December 31, 2024 and 2023, respectively.

We have devoted substantially all of our efforts to research and development. Across our development portfolio, we expect to continue to incur significant expenses and increasing operating losses for the foreseeable future, and the net losses we incur may fluctuate significantly from quarter to quarter. Our ability to generate future product revenue from our current or future product candidates depends on a number of additional factors, including our ability (or as applicable any future collaborators’ ability) to:

•	continue research and preclinical development of our product candidates;

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•	identify additional product candidates;

•	enter into new collaboration agreements;

•	conduct additional preclinical studies and initiate clinical trials for our product candidates;

•	obtain approvals for the product candidates that we develop or are developed under future collaboration arrangements;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional executive, clinical, quality control and scientific personnel;

•	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts;

•	establish and maintain supply and manufacturing relationships with third parties and ensure adequate and legally compliant manufacturing of our product candidates;

•	obtain coverage and adequate product reimbursement from third-party payors, including government payors;

•	acquire or in-license other product candidates and technologies; and

•	achieve market acceptance for our or any future collaborators’ products, if any.

We are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability because of the numerous risks and uncertainties associated with product development. In addition, our expenses could increase significantly beyond expectations if we are required by the FDA or other regulatory authorities to perform studies or clinical trials in addition to those that we currently anticipate. Even if any of our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of any product candidate.

We are currently only in the clinical development stages for our most advanced product candidates. In order to become and remain profitable, we must, alone or with any future collaborators, develop and eventually commercialize a product or products with significant market potential. This may require us to be successful in a range of challenging activities, including completing clinical trials of our product candidates, successfully developing companion diagnostics, obtaining marketing approval for these product candidates and manufacturing, marketing and selling those products for which we may obtain marketing approval. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain or expand our research and development efforts, expand our business or continue our operations. A decline in the value of our company would also cause you to lose part or even all of the value of your shares of our common stock.

We will require additional capital to finance our operations, which may not be available to us on acceptable terms, or at all. As a result, we may not complete the development and commercialization of our product candidates or develop new product candidates.

As a research and development company, our operations have consumed substantial amounts of cash. We expect our research and development expenses to increase in connection with our ongoing activities, which expenses may substantially increase if we conduct Phase 3 clinical trials or seek marketing approval for our

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product candidates without any partnerships. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. For more information on these expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funding Requirements.” Furthermore, we expect to incur additional costs associated with operating as a public company. We believe that our existing cash, cash equivalents and investments will fund our current operating plan for at least the next 12 months. However, circumstances may cause us to consume capital more rapidly than we currently anticipate. For example, as we continue to move our product candidates into and through clinical trials, we may have adverse results requiring us to find new product candidates. Any of these events may increase our development costs more than we expect. We may need to raise additional funds or otherwise obtain funding through future collaboration agreements to continue development of our product candidates.

In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we do not raise additional capital when required or on acceptable terms, we may need to:

•	significantly delay, scale back or discontinue the development or commercialization of our product candidates or cease operations altogether;

•	seek strategic alliances for research and development programs at an earlier stage than we would otherwise desire or on terms less favorable than might otherwise be available;

•	relinquish, or license on unfavorable terms, our rights to technologies or future product candidates that we otherwise would seek to develop or commercialize ourselves; or

•	eliminate staff to conserve resources.

If we need to conduct fundraising activities and we do not raise additional capital in sufficient amounts or on terms acceptable to us, we may be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects. Adverse macroeconomic conditions, including volatility in equity capital markets, fluctuating interest rates, tariffs, actual or perceived instability in the U.S. and global banking systems, and fluctuations in foreign exchange rates, could prevent us from raising capital in sufficient amounts or on terms acceptable to us or at all. Our forecast of the period of time through which our financial resources will adequately support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Our future funding requirements, both short and long term, will depend on many factors, including:

•	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for our product candidates and future product candidates we may develop;

•	the number and size of clinical trials needed to show safety, efficacy and an acceptable risk/benefit profile for any of our product candidates;

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the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and foreign regulatory authorities, including the potential for such authorities to require that we perform more studies or trials than those that we currently expect;

•	the commercial success or failure of products sold by any future collaborators and the timing thereof;

•	our ability to enter into new collaboration agreements;

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the cost to establish, maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing of any patents or other intellectual property rights;

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•	the effect of competing technological and market developments;

•	market acceptance of any approved product candidates;

•	the costs of acquiring, licensing or investing in additional businesses, products, product candidates and technologies;

•	the cost of recruiting and retaining key employees;

•	the costs and fees associated with any delays or cancellations of forecasted manufacturing batches;

•	the cost and timing of selecting, auditing and potentially validating manufacturing sites for commercial-scale manufacturing; and

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the cost of establishing sales, marketing and distribution capabilities for our product candidates for which we may receive regulatory approval and that we determine to commercialize ourselves or in collaboration with any future collaborators.

If we cannot expand our operations or otherwise capitalize on our business opportunities due to a lack of capital, our business, financial condition and results of operations could be adversely affected.

Risks Related to Our Dependence on Third Parties

We may not succeed in establishing and maintaining additional development and commercialization collaborations, which could adversely affect our ability to develop and commercialize product candidates.

A part of our strategy is to enter into strategic product development and commercialization collaborations in the future, including collaborations to broaden and accelerate clinical development and potential commercialization of our product candidates. We may face significant competition in seeking appropriate development partners, and the negotiation process is time-consuming and complex. Moreover, we may not succeed in our efforts to establish collaborations or other alternative arrangements for any of our existing or future product candidates and programs because our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early a stage of development for collaborative effort, and/or third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy or to be commercially viable. Even if we are successful in our efforts to establish new collaborations, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such collaborations if, for example, development or approval of a product candidate is delayed or sales of an approved product candidate are disappointing. Any delay in entering into new collaboration agreements related to our product candidates could delay the development and commercialization of our product candidates and reduce their competitiveness if they reach the market.

Moreover, if we fail to establish and maintain collaborations related to our product candidates:

•	the development of certain of our current or future product candidates may be terminated or delayed;

•	our cash expenditures related to development of certain of our current or future product candidates would increase significantly and we may need to seek additional financing;

•	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted; and

•	we will bear all of the risk related to the development and commercialization of any such product candidates.

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If third parties on which we depend to conduct our planned preclinical studies and clinical trials do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development programs could be delayed with adverse effects on our business, financial condition, results of operations and prospects.

We rely on third-party clinical investigators, CROs, CMOs and consultants to design, conduct, supervise and monitor key activities relating to, discovery, manufacturing, non-clinical studies and clinical trials of our product candidates, and we intend to do the same for future activities relating to existing and future programs. Because we rely on third parties and do not have the ability to conduct all required discovery, manufacturing, preclinical studies or clinical trials independently, we have less control over the timing, quality and other aspects of discovery, manufacturing, preclinical studies and clinical trials than we would if we conducted them on our own. These investigators, CROs, CMOs and consultants are not our employees, and we have limited control over the amount of time and resources that they dedicate to our programs. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties we contract with might not be diligent, careful or timely in conducting our discovery, manufacturing, preclinical studies or clinical trials, resulting in discovery, manufacturing, preclinical studies or clinical trials being delayed or unsuccessful, in whole or in part.

If we cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not carry out their contractual duties, satisfy legal and regulatory requirements for the conduct of preclinical studies or clinical trials or meet expected deadlines, our clinical development programs could be delayed and otherwise adversely affected. In all events, we are responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Any such event could have an adverse effect on our business, financial condition, results of operations and prospects.

We rely completely on third parties to manufacture our nonclinical, clinical and future commercial drug supplies of any approved products.

We outsource the manufacture of our product candidates. We do not currently have the infrastructure or internal capability to manufacture supplies of our product candidates for use in development and commercialization. If we were to experience an unexpected loss of supply of our product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, our business would be harmed, and we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the clinical trial, we may be required to manufacture additional supplies of our product candidates to the extent our estimates of the amounts required prove inaccurate, we suffer unexpected losses of product candidate supplies, or we are required to have fresh product candidate supplies manufactured to satisfy regulatory requirements or specifications. Any significant delay or discontinuation in the supply of a product candidate, or the raw material components thereof, due to the need to replace a contract manufacturer or other third-party manufacturer or otherwise, could considerably harm our business and ability to generate revenue and delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.

Any delays in our preclinical or clinical development could lead to delays or cancellations of forecasted manufacturing batches, which would typically result in significant fees owed by us to the manufacture and an uncertainty as to when the manufacturer will have the availability for a new time slot to manufacture the batch, which could lead to further delays in the development of the product candidate and have an adverse effect on our business.

Reliance on third-party manufacturers entails additional risks, including the possible breach of the manufacturing agreement by the manufacturer and the possible termination or nonrenewal of the agreement by

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the manufacturer at a time that is costly or inconvenient for us. If our contract manufacturers were to breach or terminate their manufacturing arrangements with us, the development or commercialization of the affected product candidates could be significantly delayed, which could have an adverse effect on our business. Any change in our manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant.

We depend on a small number of suppliers for the raw materials necessary to produce our product candidates. The loss of these suppliers, or their failure to supply us with these raw materials, would materially and adversely affect our business.

We depend on the availability of key raw materials for our product candidates from a small number of third-party suppliers. Because there are a limited number of suppliers for the raw materials that we use to manufacture our product candidates, we may need to engage alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials. We do not have any control over the availability of raw materials. If we or our manufacturers are unable to purchase these raw materials on acceptable terms, at sufficient quality levels, or in adequate quantities, if at all, the development of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to meet our development objectives for our product candidates or generate revenues from the sale of any approved products. If either we or any third parties in the supply chain for materials used in the production of our product candidates are disrupted, including by political, economic or public health events, it could limit our ability to manufacture our product candidates for our preclinical or clinical studies.

Risks Related to Regulatory Approval of Our Product Candidates and Other Legal Compliance Matters

The failure to obtain regulatory approval in international jurisdictions would prevent us or any future collaborators from marketing our product candidates outside the United States.

In order to market and sell our products in other jurisdictions, we or any future collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, we or any future collaborators must secure product reimbursement approvals before regulatory authorities will approve the product for sale in that country. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries.

If we or any future collaborators fail to comply with the regulatory requirements in international markets and receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed, and our business will be adversely affected. We may not obtain foreign regulatory approvals on a timely basis, if at all. The failure to obtain approval of any of our product candidates by regulatory authorities in another country may significantly diminish the commercial prospects of that product candidate and our business prospects could decline.

Any drugs we develop may become subject to unfavorable third party reimbursement practices and pricing regulations.

The availability and extent of coverage and adequate reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent

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to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only to limited levels, we or any future collaborators may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which marketing approval is obtained. If coverage and reimbursement are not available or reimbursement is available only at limited levels, we or any future collaborators may not successfully commercialize any product candidate for which marketing approval is obtained.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services, an agency within the U.S. Department of Health and Human Services, because CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare. Private payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. As a result, the coverage determination process is often a time-consuming and costly process that will require us or any future collaborators to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly examining the medical necessity and reviewing the cost effectiveness of medical drug products. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific drug products on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We or any future collaborators may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we or any future collaborators commercialize and, if reimbursement is available, what the level of reimbursement and the timing of achieving a reimbursement determination will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics, including our product candidates. In many countries, particularly the countries of the EU, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or any future collaborators may be required to conduct a clinical trial that compares the cost effectiveness of our product candidate to other available therapies. In general, the prices of products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors, in the United States and internationally, to cap or reduce health care costs may cause such organizations to limit both coverage and level of reimbursement for new products approved, and, as a result, they may not cover or provide adequate payment

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for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on health care costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products into the health care market.

In addition to CMS and private payors, professional organizations such as the American Medical Association can influence decisions about reimbursement for new products by determining standards for care. In addition, many private payors contract with commercial vendors who sell software that provide guidelines that attempt to limit utilization of, and therefore reimbursement for, certain products deemed to provide limited benefit to existing alternatives. Such organizations may set guidelines that limit reimbursement or utilization of our product candidates.

If we or any future collaborators are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those product candidates and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we or any future collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare legislative reform measures may increase the difficulty and cost for us or any future collaborators to obtain marketing approval of and commercialize our product candidates and affect the pricing of our product candidates.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our or any future collaborators’ ability to profitably sell any product candidates for which marketing approval is obtained. The commercial potential for our product candidates, if any, could be affected by changes in healthcare spending and policy in the United States and abroad. New laws, regulations, or judicial decisions or new interpretations of existing laws, regulations, or decisions, related to healthcare availability, the method of delivery, or payment for healthcare products and services, could adversely affect our business, operations, and financial condition, if and when we or any future collaborators are able to obtain marketing approval and commercialize our product candidates.

For example, the ACA was enacted in 2010, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. While there have been legislative and judicial efforts to modify, repeal or otherwise invalidate all or certain aspects of the ACA or its implementing regulations, the ACA remains in effect in its current form. It is unclear how any such efforts in the future will impact the ACA or our business.

In addition, other legislative changes have been proposed and adopted in the United States federal and state levels to reduce healthcare expenditures. For example, several healthcare reform initiatives culminated in the enactment of the IRA, in August 2022, which allows, among other things, the HHS to negotiate the selling price of certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, although this only applies to high-expenditure single-source drugs that have been approved for at least seven years (11 years for biologics). The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price. For 2026, the first year in which negotiated prices become effective, CMS selected 10 high-cost Medicare Part D products in 2023, negotiations began in 2024, and the negotiated maximum fair price for each product has been announced. These negotiations resulted in significant price reductions for the products from their 2023 list prices, ranging from 38 to 79 percent, with an average price reduction of 59.4 percent. CMS has selected 15 additional

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Medicare Part D drugs for negotiated maximum fair pricing in 2027. For 2028, an additional 15 drugs, which may be covered under either Medicare Part B or Part D, will be selected, and for 2029 and subsequent years, 20 Part B or Part D drugs will be selected. The negotiated prices have represented, and will continue to represent, a significant discount from average prices to wholesalers and direct purchasers. The IRA also imposes rebates on Medicare Part B and Part D drugs whose prices have increased at a rate greater than the rate of inflation. In addition, the law eliminated the “donut hole” under Medicare Part D beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and requiring manufacturers to subsidize, through a newly established manufacturer discount program, 10% of Part D enrollees’ prescription costs for brand drugs below the out-of-pocket maximum, and 20% once the out-of-pocket maximum has been reached. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties. Further, in July 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law, and restored immediate deductibility of domestic research and development expenditures, while foreign expenditures will continue to be capitalized and amortized over fifteen years. Further, the OBBBA is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. The OBBBA also narrows access to ACA marketplace exchange enrollment and declined to extend the enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces which expired in 2025. It is likely these new laws will have been challenged in multiple lawsuits. Thus, it is unclear how the IRA will be implemented but it will likely have a significant impact on the pharmaceutical industry and the pricing of our products and product candidates. The adoption of restrictive price controls in new jurisdictions, more restrictive controls in existing jurisdictions or the failure to obtain or maintain timely or adequate pricing could also adversely impact revenue. We expect pricing pressures will continue globally.

It is likely that federal and state legislatures within the United States and foreign governments will continue to consider changes to existing healthcare legislation. These laws may result in additional reductions in Medicare and other healthcare funding. We cannot predict the reform initiatives that may be adopted in the future or whether initiatives that have been adopted will be repealed or modified.

We expect that the ACA, the IRA, the OBBBA and other state or federal healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

Our business entails a significant risk of product liability, and our ability to obtain sufficient insurance coverage could have an adverse effect on our business, financial condition, results of operations or prospects.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we or any future collaborators succeed in marketing any of our product candidates, such claims could result in an FDA investigation of the safety and effectiveness of our product candidates, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to marketing any of our product candidates. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a

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result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, transparency and other health care laws and regulations, which could expose us to, among other things, criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Health care providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we or any future collaborators obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we or any future collaborators market, sell and distribute our product candidates for which marketing approval is obtained. Restrictions under applicable federal and state health care laws and regulations include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal health care program such as Medicare and Medicaid;

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the federal false claims and civil monetary penalties laws, including the civil False Claims Act, impose criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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HIPAA imposes criminal and civil liability for, among other things, executing or attempting to execute a scheme to defraud any health care benefit program or making false statements relating to health care matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report to CMS annually information regarding payments and other transfers of value to physicians and teaching hospitals as well as information regarding ownership and investment interests held by physicians and their immediate family members. The information was initially made publicly available on a searchable website in September 2014 and is disclosed on an annual basis; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving health care items or services reimbursed by non-governmental third-party payors, including private insurers.

The ACA, among other things, amended the intent standard of the federal Anti-Kickback Statute and criminal health care fraud statutes to a stricter standard such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

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Some state laws require biotechnology companies to comply with the biotechnology industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other health care providers or marketing expenditures. For example, several states now require prescription drug companies to report certain expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual health care practitioners in these states. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals. Still other states require the posting of information relating to clinical studies and their outcomes. Some states require the reporting of certain pricing information, including information pertaining to and justifying price increases. Some states further require pharmaceutical companies to implement compliance programs and/or marketing codes. Compliance with these laws is difficult and time consuming, and companies that do not comply with these state laws face civil penalties.

Our failure to comply with privacy and data security laws, regulations and standards may cause our business to be materially adversely affected.

We process a quantity of sensitive, confidential and/or regulated information, including confidential business and patient health information in connection with our clinical trials, and are subject to U.S. and international laws and regulations governing the privacy and security of such information. Each of these laws is subject to varying interpretations and constantly evolving. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure, processing and protection of personal information, including federal and state health information privacy laws, federal and state security breach notification laws, and federal and state consumer protection laws. In the EU and United Kingdom (“UK”), their respective General Data Protection Regulations (collectively, “GDPR”), which apply extraterritorially, impose several strict requirements for controllers and processors of personal information. These include higher standards for obtaining consent from individuals to process their personal information, increased requirements pertaining to the processing of special categories of personal information (such as health information) and pseudonymized (i.e., key-coded) data, and heightened transfer requirements of personal information from the European Economic Area/UK/Switzerland to countries not deemed to have adequate data protections laws (including the United States). Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million (approximately $22.6 million) or four percent of the annual global revenues of the noncompliant company, whichever is greater.

In the United States, in addition to HIPAA, various federal (for example, the Federal Trade Commission) and state regulators have adopted, or are considering adopting, laws and regulations concerning personal information and data security. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international, or other state laws, and such laws may differ from each other, all of which may impact our compliance efforts. For example, California enacted the California Consumer Privacy Act (as amended, the “CCPA”). Failure to comply with the CCPA may result in significant civil penalties, injunctive relief, or statutory or actual damages as determined by the California Privacy Protection Agency or the California Attorney General. Following California’s lead, over a third of U.S. states have adopted comprehensive privacy and security laws and regulations, which govern the privacy, processing and protection of personal information, including certain specific requirements and laws with respect to health-related information. For example, Washington state has passed the My Health My Data Act, which is focused on the collection of consumer health data, has a broader scope than HIPAA and includes a private right of action. In addition, various comprehensive federal privacy bills have been proposed in Congress.

We cannot provide assurance that (i) current or future legislation will not prevent us from generating or maintaining personal information, or (ii) patients will consent to the use of their personal information (as necessary). Either of these circumstances may prevent us from undertaking or continuing essential research and development, manufacturing, and commercialization, which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

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Federal, state, and foreign government requirements include obligations to notify regulators and/or individuals of security breaches or other similar reportable incidents experienced by us, or our vendors, contractors, or organizations with whom we had specific contractual obligations to protect our data. Further, the improper access to, use of, or disclosure of our data or a third party’s personal information could subject us to individual or consumer class action litigation and governmental investigations and proceedings by federal, state, and local regulatory entities in the U.S. and by international regulatory entities. Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with existing and new data protection rules and possible government oversight.

In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards. It is possible that if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, including changes in laws, regulations and standards or new interpretations or applications of existing laws, regulations and standards, we may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, all of which may have a material adverse effect on our business, operating results, reputation, and financial condition. All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, distract management or divert resources from other initiatives and projects, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Any failure or perceived failure by us to comply with any applicable federal, state, or similar foreign laws and regulations relating to data privacy and security could result in damage to our reputation, as well as proceedings or litigation by governmental agencies or other third parties, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, sanctions, awards, injunctions, penalties, or judgments. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with federal and state health care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We will adopt a code of conduct prior to the closing of the Spin-Off, but it is not always possible to identify and deter employee misconduct. The precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

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Risks Related to Intellectual Property

If we are unable to obtain or protect intellectual property rights, we may not be able to compete effectively in our market.

Our success depends in significant part on our and our licensors’ or any future collaborators’ ability to establish, maintain and protect patents and other intellectual property rights and operate without infringing the intellectual property rights of others. We have filed numerous patent applications both in the United States and in foreign jurisdictions to obtain patent rights to inventions we have discovered. We have also licensed from third parties rights to patent portfolios. Some of these licenses give us the right to prepare, file and prosecute patent applications and maintain and enforce patents we have licensed, and other licenses may not give us such rights. The patent prosecution process is expensive and time-consuming, and we and our current or future licensors or any future collaborators may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our licensors or any future collaborators will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties and are reliant on our licensors or any future collaborators. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If our current or future licensors, licensees or any future collaborators fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors or any future collaborators are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised.

The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’, licensees’ or any future collaborators’ patent rights are highly uncertain. Our and our licensors’ or any future collaborators’ pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. The patent examination process may require us or our licensors or any future collaborators to narrow the scope of the claims of our or our licensors’ or any future collaborators’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. In the past, we have not always been able to obtain the full scope of patent protection we have initially sought in our patent applications, and as described above and as is typical for most biotechnology patent prosecution, we have been required to narrow or eliminate patent claims as part of the patent prosecution process. Recent case law has increased uncertainty regarding the validity and enforceability of patents that contain broad antibody claims, including claims drafted in functional or genus form, even where examples are provided. As a result, patent claims that we obtain now or in the future could be narrowed during prosecution, or later held invalid or unenforceable. Our ability to obtain and maintain meaningful patent protection for our antibodies may depend on accurate and complete disclosure of technical characterizations of our antibodies, including biological sequence information. Any errors, omissions, inconsistencies, or later-developed scientific understanding that affects how our antibodies are characterized (including sequence information, epitope mapping, competition data, binding assays, or structure-function relationships) could impair our ability to obtain, maintain, or enforce patents, could provide a basis for third-party challenges, or could necessitate claim narrowing. In addition, some patent applications that we or our licensors have filed or will file in the future might not result in issued patents because we or our licensors have abandoned those patent applications as changes in business and/or legal strategies dictated.

We cannot assure you that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue and even if such patents cover our product candidates, third parties may initiate opposition, interference, re-examination, post-grant review, inter

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partes review, nullification or derivation action in court or before patent offices or similar proceedings challenging the validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. Our and our licensors’ or any future collaborators’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our licensors or any future collaborators were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. In addition, patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications.

Furthermore, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. We expect to seek extensions of patent terms where these are available in any countries where we are prosecuting patents. This includes in the United States under the Drug Price Competition and Patent Term Restoration Act of 1984, which permits a patent term extension of up to five years beyond the expiration of the patent. However the applicable authorities, including the FDA and the U.S. Patent and Trademark Office (“USPTO”) in the United States, and any equivalent foreign regulatory authority, may not agree with our assessment of whether such extensions are available and may refuse to grant extensions to our patents or may grant more limited extensions than we request. If this occurs, our competitors may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our or our licensors’ licensees’ or any future collaborators’ intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our licensors or any future collaborators may not be able to prevent third parties from practicing our and our licensors’ or any future collaborators’ inventions in all countries outside the United States or from selling or importing products made using our and our licensors’ or any future collaborators’ inventions in and into the United States or other jurisdictions. Competitors may use our and our licensors’ or any future collaborators’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our licensors or any future collaborators have patent protection but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our and our licensors’ or any future collaborators’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

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Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our licensors or any future collaborators to stop the infringement of our and our licensors’ or any future collaborators’ patents or marketing of competing products in violation of our and our licensors’ or any future collaborators’ proprietary rights generally. Proceedings to enforce our and our licensors’ or any future collaborators’ patent rights in foreign jurisdictions could result in substantial costs and divert our and our licensors’ or any future collaborators’ efforts and attention from other aspects of our business, could put our and our licensors’ or any future collaborators’ patents at risk of being invalidated or interpreted narrowly and our and our licensors’ or any future collaborators’ patent applications at risk of not issuing and could provoke third parties to assert claims against us or our licensors or any future collaborators. We or our licensors or any future collaborators may not prevail in any lawsuits that we or our licensors or any future collaborators initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Furthermore, the European patent litigation landscape has changed with the advent of the Unified Patent Court (UPC), which may allow third parties to seek, or may allow us to obtain, certain forms of relief with pan-European effect. This could increase the risk that a single adverse decision could significantly narrow, invalidate, or render unenforceable one or more of our European patents across multiple jurisdictions, or that we could be subject to injunctive relief affecting multiple markets, if subjected to the jurisdiction of the UPC.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time-consuming, and inherently uncertain.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors’, licensees’ or any future collaborators’ patent applications and the enforcement or defense of our or our licensors’, licensees’ or any future collaborators’ issued patents. On September 16, 2011, the Leahy-Smith America Invents Act (the “AIA”) was signed into law. The AIA includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The AIA and its implementation could increase the

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uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Moreover, future and recent past changes in the patent laws in the U.S. and abroad could impact or could increase the uncertainties and costs surrounding the prosecution of our and our licensors’ or any future collaborators’ patent applications and the enforcement or defense of our or our licensors’ or any future collaborators’ issued patents, which could have an impact on our business and financial conditions. For example, the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit rendered decisions in several patent cases such as Association for Molecular Pathology v. Myriad Genetics, Inc., BRCA1- & BRCA2-Based Hereditary Cancer Test Patent Litig., Mayo Collaborative Services v. Prometheus Laboratories, Inc., Alice Corporation Pty. Ltd. v. CLS Bank International, and Amgen v. Sanofi either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our and our licensors’ or any future collaborators’ ability to obtain patents in the future, these type of changes in the patent laws have created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our and our licensors’ or any future collaborators’ ability to obtain new patents or to enforce existing patents and patents that we and our licensors or any future collaborators may obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors or any future collaborators fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have an adverse effect on our business.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we plan to collaborate with various collaborators on the development and commercialization of one or more of our product candidates and because we rely on third parties to manufacture our product candidates, we must, at times, share trade secrets with them. We seek to protect our wholly owned technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business.

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In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. For example, any academic institution that we may collaborate with in the future may be granted rights to publish data arising out of such collaboration, provided that we are notified in advance and given the opportunity to delay publication for a limited time period in order for us to secure patent protection of intellectual property rights arising from the collaboration, in addition to the opportunity to remove confidential or trade secret information from any such publication. Any future collaborative research and development programs may require us to share trade secrets under the terms of our research and development collaborations or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets through breach of our agreements with third parties, independent development or publication of information by any of our future third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful and have an adverse effect on the success of our business.

Third parties may infringe our or our licensors’ or any future collaborators’ patents or misappropriate or otherwise violate our or our licensors’ or any future collaborators’ intellectual property rights. In the future, we or our licensors or any future collaborators may initiate legal proceedings to enforce or defend our or our licensors’ or any future collaborators’ intellectual property rights to protect our or our licensors’ or any future collaborators’ trade secrets or to determine the validity or scope of intellectual property rights we own or control. Also, third parties may initiate legal proceedings against us or our licensors or any future collaborators to challenge the validity or scope of intellectual property rights we own or control. These proceedings can be expensive and time-consuming, and many of our or our licensors’ or any future collaborators’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or any future collaborators. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ or any future collaborators’ patents do not cover the technology in question. Furthermore, an adverse result in any litigation or administrative proceeding could put one or more of our or our licensors’ or any future collaborators’ patents at risk of being invalidated, held unenforceable or interpreted narrowly.

Accordingly, despite our or our licensors’ or any future collaborators’ efforts, we or our licensors, licensees or any future collaborators may not prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect those rights as fully as in the United States. In addition, litigation and administrative proceedings could result in substantial costs and diversion of management resources, which could harm our business and financial results.

Within and outside of the United States, there has been a substantial amount of litigation and administrative proceedings regarding patent and other intellectual property rights in the pharmaceutical industry including opposition, derivation, reexamination, inter partes review or interference proceedings, or other preissuance or post-grant proceedings. Such proceedings may be provoked by third parties or by us or our licensors or any future collaborators to protect or enforce our or our licensors’ or any future collaborators’ patents or patent applications. Additionally, third-party preissuance submission of prior art to the USPTO or other foreign jurisdictions may jeopardize the issuance or scope of our or our licensors’ or any future collaborators’ patent applications. An unfavorable outcome in any such proceedings could require us or our licensors or any future collaborators to cease using the related technology, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our licensors or any future collaborators a license on commercially reasonable terms or at all, and we could be forced to stop commercializing our product candidates. Even if we or our licensors or any future collaborators obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our licensors or any future collaborators.

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In addition, if the breadth or strength of protection provided by our or our licensors’ or any future collaborators’ patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Even if we successfully defend such litigation or proceeding, we may incur substantial costs, and it may distract our management and other employees. We could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of shares of our common stock.

If we breach the license agreements related to our product candidates, we could lose the ability to continue the development and commercialization of our product candidates.

Our commercial success depends upon our ability, and the ability of our licensors and collaborators to develop, manufacture, market and sell our product candidates and use our and our licensors’ or any future collaborators’ wholly owned technologies without infringing the proprietary rights of third parties. A third party may hold intellectual property, including patent rights that are important or necessary to the development of our products. As a result, we may enter into license agreements in the future with others in order to advance our existing or future research or allow commercialization of our existing or future product candidates. These licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and product candidates in the future. In addition, we entered into an exclusive license agreement with Centessa Pharmaceuticals (UK) Limited (“Centessa”), which relates to our product candidate, ANB101, and are subject to certain obligations thereunder. If we fail to comply with the obligations under any such agreement, including payment and diligence terms, our licensors may have the right to terminate these agreements, in which event we may not be able to develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under any collaboration relationships we might enter into in the future;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by us and our licensors or any future collaborators; and

•	the priority of invention of patented technology.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current or any future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

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Third parties may initiate legal proceedings against us alleging that we infringe their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.

Third parties may initiate legal proceedings against us or our licensors or any future collaborators alleging that we or our licensors or any future collaborators infringe their intellectual property rights or we or our licensors or any future collaborators may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, post-grant reviews, inter partes reviews or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our licensors’ licensees’ or any future collaborators’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or any future collaborators.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. An unfavorable outcome could require us or our licensors or any future collaborators to cease using the related technology, to cease developing or commercializing our product candidates or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our licensors or any future collaborators a license on commercially reasonable terms or at all. Even if we or our licensors or any future collaborators obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our licensors or any future collaborators. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Many of our employees, including our senior management, were previously employed at universities or at other biopharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products, which license could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Such a license may not be available on commercially reasonable terms or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.

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Our inability to protect our confidential information and trade secrets would harm our business and competitive position.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, if a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.

If we do not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation for extending the term of patents covering each of our product candidates, our business may be harmed.

Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for the effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened, and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, possibly materially.

Risks Related to Managing Growth, Operations and Macroeconomic Conditions

We must attract and retain highly skilled employees in order to succeed.

To succeed, we must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. This is especially critical as we ramp up our hiring needs entering into later-stage product development of our product candidates. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan, harm our operating results and adversely affect our ability to successfully commercialize our product candidates. In particular, we believe that our future success is highly dependent upon the contributions of our senior management, as well as our senior scientists. The loss of services of any of these individuals, who all have at-will employment arrangements with us, could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of our product candidates, if approved. Further, any additional obligations of our senior management team that occur in connection with the separation of our business may result in operational disruptions, and our business may be harmed as a result.

Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also

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may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover and develop product candidates and our business will be limited.

We expect to expand our development and regulatory capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience growth in the number of our employees and the scope of our operations, particularly in the areas of product candidate development and growing our capability to conduct clinical trials. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Our internal computer systems, or those of our future third-party collaborators or other service providers, may fail or suffer security breaches and cyber-attacks, which could result in a material disruption of our development programs.

We are increasingly dependent on information technology systems, infrastructure and data to operate our business. In the ordinary course of our business, we collect, store, process and transmit large amounts of confidential and sensitive information. It is critical that we do so in a secure manner to maintain the confidentiality, integrity and availability of such information. We have established physical, electronic and organizational measures to safeguard and secure our systems which are designed to prevent data compromise, and rely on commercially available systems, software, tools and monitoring to provide security for our information technology systems and the processing, transmission and storage of our information. We have also outsourced elements of our information technology infrastructure, resulting in a number of third-party vendors that may or could have access to our information. Despite the implementation of security measures, any of the internal technology systems belonging to us, any future collaborators or our third-party service providers are vulnerable to damage from computer viruses, bugs, worms, malware, hacking, supply chain attacks and vulnerabilities, distributed denial-of-service attacks, credential stuffing or harvesting, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruptions in our own, in any future collaborators’ or in third-party service providers’ operations could result in a material disruption of our drug discovery and development programs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our or any future collaborators’ regulatory approval efforts and significantly increase our costs in order to recover or reproduce the lost data. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential, sensitive or proprietary information, we may incur liability as a result, our drug discovery programs and competitive position may be adversely affected, and the further development of our product candidates may be delayed. Furthermore, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

Our system protections may be ineffective or inadequate, or we could be impacted by software bugs or other technical malfunctions, as well as employee error or malfeasance. Additionally, laws and regulations regarding privacy and data protection are evolving, and it is possible that they may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our or any future collaborators or third-party service providers’ business practices and products and service offerings. To the extent that the measures we or any future collaborators or third-party service providers have taken prove to be insufficient or inadequate, we may become subject to

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litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to our reputation, or loss of customers. While we have not experienced any material losses as a result of any system failure, accident or security breach to date, we have been the subject of certain phishing attempts in the past. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions. Additionally, a party who circumvents our security measures could, among other effects, appropriate proprietary data, cause interruptions in our operations, or expose any future collaborators to hacks, viruses, and other disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. In addition, while we maintain cybersecurity insurance coverage, we cannot be sure that such coverage will be adequate or sufficient to compensate for any losses associated with such events, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims. The development and maintenance of our information technology systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated.

Our operations, or the third parties upon whom we depend, are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist activity, health epidemics or pandemics and other events beyond our control, which could harm our business.

Our facilities are located in San Diego, California, which is a seismically active region, and has also historically been subject to wildfires and electrical blackouts as a result of a shortage of available electrical power. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake, fire, power loss, terrorist activity, health epidemics or pandemics or other disasters, including those resulting from or amplified by climate change, and do not have a recovery plan for such disasters. In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. We maintain multiple copies of each of our antibody sequences and electronic data records, most of which we maintain at our headquarters. If our facilities were impacted by a seismic or wildfire event, we could lose some, or all, of our antibody sequences, which would have an adverse effect on our ability to perform our obligations under any future collaborations and discover new targets.

Furthermore, integral parties in our supply chain are geographically concentrated and operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe and/or material disruptions. If such an event were to affect the parties integral to our supply chain, it could have a material adverse effect on our business.

Risks Related to the Spin-Off

The Spin-Off will be taxable and holders of shares of AnaptysBio, Inc.’s common stock will recognize taxable income, and the resulting tax liability to holders of shares of AnaptysBio, Inc.’s common stock may exceed the amount of cash received in lieu of fractional shares of Biopharma Co. common stock in the Spin-Off.

The Spin-Off will be treated as a taxable distribution with respect to shares of AnaptysBio, Inc.’s common stock for U.S. federal income tax purposes. Accordingly, a U.S. holder of shares of AnaptysBio, Inc. common stock will be treated as receiving a taxable distribution in an amount equal to the fair market value of any shares of Biopharma Co. common stock plus the U.S. dollar value of cash in lieu of fractional shares received pursuant to the Spin-Off. Accordingly, the income recognized by a U.S. holder on the Spin-Off could result in a tax liability in excess of any cash received in the Spin-Off, depending on the U.S. holder’s individual circumstances. A Non-U.S. holder generally will be subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) with respect to the portion of the Spin-Off that is treated as a taxable

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distribution unless certain exceptions apply. Since the determination of the portion of the Spin-Off that is treated as a taxable dividend will not be completed until after the closing of the current taxable year, it is possible that a broker, dealer, bank or other custodian that holds shares of AnaptysBio, Inc. common stock beneficially owned by a Non-U.S. holder may withhold at a rate of 30% (or a lower rate under an applicable income tax treaty) on the entire amount of the Spin-Off. For more information, see the discussion below under “Material U.S. Federal Income Tax Consequences of the Spin-Off.”

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We may be unable to achieve the full strategic and financial benefits expected to result from the Spin-Off, or such benefits may be delayed or not occur at all. We believe that, as an independent, publicly traded company, we are able to, among other things, focus on Biopharma Co’s and AnaptysBio, Inc.’s distinctive set of assets, business objectives and unique opportunities for long-term growth and profitability. Each company will be able to tailor capital and corporate resources to each company’s distinct operating and financial objectives and will have increased flexibility to pursue independent strategic and financial plans and strategic partnerships without considering competing priorities of the other business. Being independent will enable each of Biopharma Co. and AnaptysBio, Inc. to create independent capital structures that will afford each company direct access to the debt and equity capital markets, allow investors to evaluate the separate investment characteristics of each company and enable each of Biopharma Co. and AnaptysBio, Inc. to maintain an employee base more aligned with the specific operating and financial objectives of each company.

We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) we may be more susceptible to market fluctuations, actions by activist stockholders, and other adverse events than if we were still a part of AnaptysBio, Inc.; (ii) our businesses are less diversified than AnaptysBio, Inc.’s businesses prior to the separation; (iii) the actions required to separate AnaptysBio, Inc.’s and our respective businesses could disrupt our operations; and (iv) economic and business conditions that affect Biopharma Co. and the biotechnology industry generally and any material changes in global, political, economic, business, competitive, market or regulatory forces. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, cash flows, and results of operations could be adversely affected.

As an independent, publicly traded company, we may not enjoy the same benefits that we did as part of AnaptysBio, Inc.

There is a risk that, by separating from AnaptysBio, Inc., we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current AnaptysBio, Inc. organizational structure. As part of AnaptysBio, Inc., we have been able to enjoy certain benefits from AnaptysBio, Inc.’s operating diversity, cost of capital and borrowing capacity, and opportunities to pursue integrated strategies with AnaptysBio, Inc.’s other businesses. As an independent, publicly traded company, we will not have the same benefits. As an independent, publicly traded company, we will need to develop new strategies, and it may be more difficult for us to recruit or retain key personnel.

We have no recent history of operating as a standalone public company, and our historical financial information may not necessarily reflect the results that we would have achieved as a standalone public company or what our results may be in the future.

We have historically operated as part of AnaptysBio, Inc. The financial information included in this information statement has been prepared from AnaptysBio, Inc.’s historical accounting records and is derived from the combined financial statements of AnaptysBio, Inc. to present Biopharma Company, Inc. as if it had been operating on a standalone basis. Accordingly, this information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company

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during the periods presented or what our financial condition, results of operations and cash flows may be in the future, primarily because of the following factors:

•

We intend to enter into a Transition Services Agreement pursuant to which we will provide AnaptysBio, Inc., with certain specified services for a limited time, to ensure an orderly transition following the Spin-Off. The services we will provide consist of digital technology, human resources, supply chain, finance, and real estate services, among others. See “Certain Relationships and Related Party Transactions—Agreements to be Entered into in Connection with the Spin-Off —Transition Services Agreement.”

•

We will enter into agreements and transactions with AnaptysBio, Inc. that did not exist prior to the Spin-Off, such as our provision of transition and other services to AnaptysBio, Inc., and undertake indemnification obligations, which may cause us to incur new costs.

•

Our working capital requirements and capital expenditures have historically been satisfied as part of AnaptysBio, Inc.’s corporate-wide cash management and centralized funding programs, and our cost of capital may differ significantly from the historical amounts reflected in our historical financial statements.

•

Currently, our business is under common ownership with the other businesses of AnaptysBio, Inc., and we benefit from AnaptysBio, Inc.’s existing collaborations and related royalty revenue streams, which we will no longer benefit from following the separation of our business.

For additional information about our past financial performance and the basis of presentation of our combined financial statements, see “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the notes thereto included elsewhere in this information statement.

Certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in, or because of their previous or continuing positions with, AnaptysBio, Inc. or other entities with which we have commercial arrangements.

Following the completion of the Spin-Off, certain of our executive officers and our directors will continue to serve as executive officers and directors of AnaptysBio, Inc. In light of the substantial operational, scientific and development demands associated with Biopharma Co. as a clinical-stage biotechnology business focused on the development and potential commercialization of innovative therapeutics for autoimmune and inflammatory diseases, including rosnilimab, ANB033 and ANB101, we expect that our executive officers will devote a majority of their working time to Biopharma Co. Given their ongoing responsibilities to AnaptysBio, Inc, certain of our executive officers will not be able to devote their full time, effort and attention exclusively to our company’s affairs. In addition, after the completion of the Spin-Off, because of their current positions with AnaptysBio, Inc., certain of our executive officers and directors will own equity interests in both us and AnaptysBio, Inc. Continuing ownership of AnaptysBio, Inc. shares and equity awards could create, or appear to create, potential conflicts of interest if we and AnaptysBio, Inc. face decisions that could have implications for both us and AnaptysBio, Inc. Potential conflicts of interest could arise in connection with the resolution of any dispute between us and AnaptysBio, Inc. regarding the terms of the agreements governing the Spin-Off and our relationship with AnaptysBio, Inc. following the Spin-Off. See “Certain Relationships and Related Party Transactions” in this information statement for information about some of these agreements. Potential conflicts of interest may also arise out of any commercial arrangements that we or AnaptysBio, Inc. may enter into in the future. A dispute regarding a potential or actual conflict of interest involving us and AnaptysBio, Inc. or any of such other companies could negatively impact our businesses, results of operations, cash flows, and financial condition. In addition, public perception of such an actual or apparent conflict of interest could pose reputational risks and expose us to increased scrutiny from investors and regulators. Although we have policies governing conflicts of interest, they may not sufficiently protect against these risks. Prior to the Spin-Off, we will adopt a written Related Party Transaction Policy applicable to our executive officers, directors and nominees for director.

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The terms we will receive in our agreements with AnaptysBio, Inc. could be less beneficial than the terms we may have otherwise received from unaffiliated third parties.

The agreements we will enter into with AnaptysBio, Inc. in connection with the separation will be negotiated prior to the Spin-Off, at a time when our business will still be operated by AnaptysBio, Inc. Many aspects of the agreements will be entered into on arm’s-length terms similar to those that would be agreed with an unaffiliated third-party such as a buyer in a sale transaction, but we will not have an independent board of directors or a management team independent of AnaptysBio, Inc. representing our interests while the agreements are being negotiated. In addition, until the Spin-Off occurs, we will continue to be a wholly-owned subsidiary of AnaptysBio, Inc. and, accordingly, AnaptysBio, Inc. will still have the discretion to determine and change the terms of the separation until the Distribution Date. As a result of these factors, some of the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties, and it is possible that we might have been able to achieve more favorable terms if the circumstances differed. See “Certain Relationships and Related Party Transactions.”

We or AnaptysBio, Inc. may fail to perform under various existing agreements and transaction agreements that were executed as part of the separation.

In connection with the separation, we and AnaptysBio, Inc. will enter into certain transaction agreements related to the Spin-Off. All of these agreements will govern our relationship with AnaptysBio, Inc. In addition, we will receive certain rights under certain of AnaptysBio, Inc.’s existing agreements. We will rely on AnaptysBio, Inc. to satisfy its performance obligations under all such agreements. If we or AnaptysBio, Inc. are unable to satisfy our or its respective obligations under these agreements, including indemnification obligations, our business, results of operations, cash flows, and financial condition could be adversely affected. See “Certain Relationships and Related Party Transactions.”

Raising capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our product candidates on unfavorable terms to us.

We may seek capital through a variety of means, including through public or private equity, debt financings or other sources, including up-front payments and milestone payments from strategic collaborations, license agreements and royalty agreements. To the extent that we raise capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Such financing may result in dilution to stockholders, imposition of debt covenants, increased fixed payment obligations, or other restrictions that may affect our business. If we raise additional funds through up-front payments or milestone payments pursuant to strategic collaborations with third parties, we may have to relinquish valuable rights to our product candidates or grant licenses on terms that are not favorable to us. In addition, we may seek capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Risks Related to Ownership of Shares of Our Common Stock

The market price of our stock may be volatile, and you could lose all or part of the value of shares of our common stock.

After the Spin-Off, the trading price of shares of our common stock may be highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this information statement, these factors include:

•	the success of competitive products;

•	regulatory actions with respect to our products or our competitors’ products;

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•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures or capital commitments;

•	results of preclinical studies and clinical trials of our product candidates or those of our competitors;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	the level of expenses related to any of our product candidates or clinical development programs;

•	announcements of new collaboration agreements;

•	disputes, breaches and terminations of our manufacturing agreements, collaborations agreements or other important agreements;

•	the results of our efforts to in-license or acquire additional product candidates or products;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of shares of our common stock by us, our insiders or our other stockholders;

•	our separation from AnaptysBio, Inc. into two independent, publicly-traded companies;

•	changes in the structure of health care payment systems;

•	market conditions in the biotechnology sector; and

•

general economic uncertainty and capital markets disruptions, which have been substantially impacted by geopolitical instability, actual or perceived instability in the U.S. and global banking systems, uncertainty with respect to the U.S. federal budget, and fluctuating interest rates, tariffs and inflation.

In addition, the stock market in general, and the Exchange and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of shares of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. AnaptysBio, Inc. has been subject to securities litigation in the past, and any future securities litigation could result in substantial costs and a diversion of our management’s attention and resources. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of shares of our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of shares of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation. Regardless of the outcome, future litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

No market for shares of our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, our share price may fluctuate significantly, and there can be no assurance that the combined trading prices of a share of our common stock and a share of AnaptysBio, Inc.’s common stock would exceed the trading price of a share of AnaptysBio, Inc. common stock absent the Spin-Off.

There is currently no public market for shares of our common stock. In connection with the Spin-Off, we will apply to have shares of our common stock approved for listing on the Exchange and the completion of the Spin-Off is conditioned on shares of our common stock being accepted for listing on the Exchange. We anticipate that before the Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue through the Distribution Date. However, an active trading market for shares of our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.

We cannot predict the prices at which shares of our common stock may trade after the Spin-Off or whether the combined trading prices of a share of Biopharma Co. common stock and a share of AnaptysBio, Inc.’s common stock will be less than, equal to, or greater than the trading price of a share of AnaptysBio, Inc.’s common stock prior to the Spin-Off. The market price of a share of Biopharma Co. common stock may fluctuate widely depending on many factors, some of which may be beyond our control.

Furthermore, our business profile and market capitalization may not fit the investment objectives of some AnaptysBio, Inc. stockholders and, as a result, these AnaptysBio, Inc. stockholders may sell their shares of our common stock after the Spin-Off. See “—Substantial sales of shares of our common stock may occur in connection with the Spin-Off, or in the future, which could cause our share price to decline or be volatile.” Low trading volume for shares of our common stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our share price volatility. Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Substantial sales of shares of our common stock may occur in connection with the Spin-Off, or in the future, which could cause our share price to decline or be volatile.

AnaptysBio, Inc. stockholders receiving shares of our common stock in the Spin-Off may sell those shares immediately in the public market. It is likely that some AnaptysBio, Inc. stockholders, including some of its larger stockholders, will sell their shares of common stock received in the Spin-Off, for reasons such as, due to our business profile or market capitalization as an independent company, we do not fit their investment objectives. The sales of significant amounts of shares of our common stock or the perception in the market that such sales might occur may decrease the market price of a share of our common stock.

The market price of Biopharma Co. shares following completion of the transaction may be affected by factors different from those affecting AnaptysBio, Inc. shares prior to completion of the transaction.

The results of operations of Biopharma Co. and the market price of the Biopharma Co. shares, after completion of the transaction, may be affected by factors – both those related to the Spin-Off and other general factors, some of which are beyond our control – different from those that previously affected the independent results of operations and the market prices of AnaptysBio, Inc. shares. Accordingly, the market price and performance of Biopharma Co. shares is likely to be different from the performance of AnaptysBio, Inc. shares in the absence of the transaction. The nature of our business and industry subject us, and our share price, to volatility. In addition, general fluctuations in stock markets or adverse factors in the biotechnology industry could have a material adverse effect on the market for, or liquidity of, Biopharma Co. shares, regardless of

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Biopharma Co.’s actual operating performance following the completion of the Spin-Off. Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

We are an “emerging growth company” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make shares of our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” These exemptions include, but are not limited to: not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, not being required to communicate critical audit matters in the auditor’s report, permission to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including in this information statement, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding stockholder advisory vote on executive compensation (e.g., “say-on-pay” and “say-on-frequency”) and any golden parachute payments not previously approved. In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. While we have elected to avail ourselves of this exemption, we are permitted and may elect to early adopt certain new or revised accounting standards for which the respective standard allows for early adoption. For as long as we take advantage of the reduced reporting obligations, the information that we provide stockholders may be different from information provided by other similarly situated public companies.

We will be an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue equals or exceeds $1.235 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, with the market value of shares of our common stock held by non-affiliates equal to at least $700 million as of the last business day of our most recently completed second fiscal quarter; (iii) the last day of our fiscal year following the fifth anniversary of the date of the Spin-Off; and (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. We cannot predict if investors will find shares of our common stock less attractive if we choose to rely on these exemptions. If some investors find shares of our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for shares of our common stock, our stock price may decline or become more volatile and it may be difficult for us to raise capital if and when we need it.

We are a smaller reporting company and may elect to comply with reduced public company reporting requirements applicable to smaller reporting companies, which could make shares of our common stock less attractive to investors.

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a “smaller reporting company,” and have either: (i) a public float of less than $250 million as of our most recently completed second fiscal quarter or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and (A) no public float or (B) a public float of less than $700 million as of our most recently completed second fiscal quarter. As a “smaller reporting company,” we will be subject to reduced disclosure obligations in our SEC filings compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Until such time as we cease to be a “smaller reporting company,” such reduced disclosure in our SEC filings may make it harder for investors to analyze our operating results and financial prospects.

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If some investors find shares of our common stock less attractive as a result of any choices to reduce future disclosure we may make, there may be a less active trading market for shares of our common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain additional executive management and qualified board members.

As a public company, we will continue to incur significant legal, accounting and other expenses, and these expenses may increase even more after we are no longer an “emerging growth company” or a “smaller reporting company.” We will continue to be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as well as rules adopted, and to be adopted, by the SEC and the Exchange. Our management and other personnel devote a substantial amount of time to these compliance initiatives. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in general and administrative expenses and a diversion of management’s time and attention. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these and future requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers. After we are no longer an “emerging growth company,” and can no longer take advantage of the reporting exemptions available to “emerging growth companies” as discussed above, we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing and materiality of such costs.

In addition, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting, after a transition period, and provide a management report on our internal controls on an annual basis. If we have material weaknesses in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We may require additional management and staff resources to comply, maintain and enhance the systems, processes and documentation necessary to comply with Section 404 of the Sarbanes-Oxley Act. Additionally, even if we conclude our internal controls are effective for a given period, we may in the future identify one or more material weaknesses in our internal controls, in which case our management will be unable to conclude that our internal control over financial reporting is effective. Regardless of compliance with Section 404 of the Sarbanes-Oxley Act, any failure of our internal control over financial reporting could have a material adverse effect on our reported operating results and harm our reputation. Internal control deficiencies could also result in a restatement of our financial results.

Public company reporting and internal control obligations may strain resources and increase the risk of material weaknesses, restatements, and adverse market impact.

As a public company, we will continue to be subject to significant requirements for enhanced financial reporting and internal controls. Effective internal control over financial reporting is necessary for us to provide

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reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environment, and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our combined financial statements and harm our results of operations. In addition, we will be required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of the Spin-Off. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business.

Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act, which at the latest would be the end of the fiscal year following the fifth anniversary of the Spin-Off. At such time, our internal control over financial reporting may be insufficiently documented, designed or operating, which may cause our independent registered public accounting firm to issue a report that is adverse. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation, which could have a negative effect on the trading price of our stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our combined financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the Exchange, regulatory investigations, civil or criminal sanctions and litigation, any of which would have a material adverse effect on our business, results of operations and financial condition.

Future sales and issuances of shares of our common stock or rights to purchase shares of our common stock, including pursuant to our equity incentive plans, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell shares of common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell shares of common stock, convertible securities or other equity securities, investors may be materially diluted by such sales. We will also register all shares of common stock that we may issue under our equity incentive plans or upon vesting of outstanding awards. These shares will be able to be freely sold in the public market upon issuance and once vested, subject to volume limitations applicable to affiliates. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of shares of our common stock could decline. Such sales may also result in material dilution to our stockholders, and new investors could gain rights, preferences and privileges senior to the holders of shares of our common stock.

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We have reserved approximately      shares for future grants under our Equity Incentive Plan. See “Executive and Director Compensation—Anticipated Compensation Program Design Following the Spin-Off.” Any shares of common stock that we issue, including under our Equity Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by our stockholders.

Our restated certificate of incorporation will contain a provision renouncing our interest and expectancy in certain corporate opportunities.

Under our restated certificate of incorporation, AnaptysBio, Inc., its affiliates and its officers, directors, principals, partners, members, managers, employees, agents or other representatives will not have a duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities, or lines of business in which we operate. Under our restated certificate of incorporation, AnaptysBio, Inc., its affiliates and its officers, directors, principals, partners, members, managers, employees, agents or other representatives will have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as us or our affiliates or directly or indirectly competes with us or any of our affiliates. In addition, our restated certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, principal, partner, member, manager, employee, agent, or other representative of AnaptysBio, Inc. and its affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to AnaptysBio, Inc. and its affiliates and representatives, instead of us, or does not communicate information regarding a corporate opportunity to us that such individual has directed to AnaptysBio, Inc. and its affiliates and representatives. For instance, a director of our company who also serves as a director, officer or employee of AnaptysBio, Inc. or its affiliates may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material and adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by AnaptysBio, Inc. to itself, the portfolio companies owned by such funds or any of their affiliates instead of to us. As a result, we may be precluded from pursuing certain growth initiatives, which could adversely affect our business and results of operations. A description of our obligations related to corporate opportunities under our restated certificate of incorporation is contained in “Description of Capital Stock—Conflicts of Interest; Corporate Opportunities.”

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We will be subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

No public market currently exists for our common stock and there can be no assurances that a viable public market for shares of our common stock will develop or be sustained.

Immediately prior to the Spin-Off, shares of our common stock was not traded on any market. An active, liquid and orderly trading market for shares of our common stock may not develop or be maintained after the Spin-Off. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in

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carrying out investors’ purchase and sale orders. We cannot predict the extent to which investor interest in shares of our common stock will lead to the development of an active trading market on the Exchange or otherwise, or how liquid that market might become. If an active public market for shares of our common stock does not develop, or is not sustained, or if the market price of shares of our common stock declines, it may be difficult for you to sell your shares at a price that is attractive to you or at all.

We do not intend to pay dividends on shares of our common stock, so any returns will be limited to the value of our stock.

We do not anticipate that we will declare or pay any cash dividend on shares of our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders would therefore be limited to the appreciation of their stock.

Our cash and investments could be adversely affected if the financial institutions in which we hold our cash and investments fail.

We regularly maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit. Further, if we enter into a credit, loan or other similar facility with a financial institution, certain covenants included in such facility may require as security that we keep a significant portion of our cash with the institution providing such facility. If a depository institution where we maintain deposits fails or is subject to adverse conditions in the financial or credit markets, we may not be able to recover all, if any, of our deposits, which could adversely impact our operating liquidity and financial performance.

Provisions in our restated certificate of incorporation and restated bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of shares of our common stock.

Our restated certificate of incorporation and restated bylaws, contain provisions that could depress the market price of shares of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things, will:

•	establish a classified Board so that not all members of our Board are elected at one time;

•	permit only the Board to establish the number of directors and fill vacancies on the Board;

•	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•	require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

•	authorize the issuance of “blank check” preferred stock that our Board could use to implement a stockholder rights plan (also known as a “poison pill”);

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit cumulative voting; and

•	establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

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In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 of the DGCL imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of shares of our common stock.

The exclusive forum provisions in our organizational documents may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits with respect to such claims.

Our restated certificate of incorporation, to the fullest extent permitted by law, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our restated bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. This exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, or the underwriters of any offering giving rise to such claims, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and prospects.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision, including for all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying an offering of our securities. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While federal or other state courts may not follow the holding of the Delaware Supreme Court or may determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim, and may result in increased costs

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for a stockholder to bring such a claim, in a judicial forum of their choosing for disputes with us or our directors, officers, other employees or agents, which may discourage lawsuits against us and our directors, officers, other employees or agents.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for shares of our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who will cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trial results or operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement, including the sections entitled “Information Statement Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan” and “expect,” and similar expressions that convey uncertainty of future events or outcomes, are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this information statement, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements.

The forward-looking statements in this information statement include, among other things, statements about:

•	the success, cost, and timing of our product candidate development activities and ongoing and planned clinical trials;

•	our plans and ability to develop and commercialize antibodies;

•

the likelihood that the clinical data generated in any study we performed, are performing, or plan to perform in a non-U.S. jurisdiction will be subsequently accepted by the FDA and/or by foreign regulatory authorities outside of the jurisdiction where the study was being performed;

•	the potential benefits and advantages of our product candidates and approaches versus those of our competitors;

•	the success of competing therapies that are or may become available;

•	the timing of and the ability to obtain and maintain regulatory approvals for our product candidates;

•	the rate and degree of market acceptance and clinical utility of any approved product candidates;

•	the size and growth potential of the markets for any approved product candidates, and our ability to serve those markets;

•	regulatory developments in the United States and foreign countries;

•	the impact of political, economic or public health events on our business and the U.S. and global economies;

•	our ability to attract and retain key scientific or management personnel;

•

general macroeconomic factors, including volatility in equity markets, and fluctuations in interest rates, foreign exchange rates and political and regulatory developments or changes in trade policy, including tariffs;

•	our ability to obtain funding for our operations on favorable terms or at all, including funding necessary to complete further development and commercialization of our product candidates;

•

our Spin-Off from AnaptysBio, Inc., into two independent, publicly traded companies, including the completion and timing of the Spin-Off, the business and operations of each company and any benefits or costs of the Spin-Off;

•	the risk of significant volatility in our stock price or an active trading market for shares of our common stock not developing or being sustained; and

•	our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this information statement. Moreover, we operate in a

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competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this information statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this information statement to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this information statement and the documents that we reference in this information statement and have filed with the SEC as exhibits to the registration statement of which this information statement is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

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THE SPIN-OFF

Background

On September 29, 2025, AnaptysBio, Inc. announced its intention to separate into two standalone, publicly traded companies. AnaptysBio, Inc. has determined to implement this separation through the spin-off of AnaptysBio, Inc.’s Biopharma Co. Business to its stockholders. In the furtherance of that goal, the AnaptysBio, Inc. Board approved the confidential submission to the SEC of the registration statement on Form 10 of which this information statement forms a part.

On     , 2026, the AnaptysBio, Inc. Board approved the distribution of all of the issued and outstanding shares of Biopharma Co. common stock, on the basis of one share of Biopharma Co. common stock for every      shares of AnaptysBio, Inc. common stock held as of the close of business on the Record Date of     .

On     , the Distribution Date, each AnaptysBio, Inc. stockholder will receive one share of common stock of Biopharma Co. for every      shares of AnaptysBio, Inc. common stock held at close of business on the Record Date. Following the Spin-Off, we will operate independently from AnaptysBio, Inc. No approval of AnaptysBio, Inc.’s stockholders is required in connection with the Spin-Off, and AnaptysBio, Inc.’s stockholders will not have any appraisal rights in connection with the Spin-Off.

Completion of the Spin-Off is subject to the satisfaction, or the AnaptysBio, Inc. Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, AnaptysBio, Inc. may at any time until the Spin-Off decide to abandon the Spin-Off or modify or change the terms of the Spin-Off. For a more detailed discussion, see “ —Conditions to the Spin-Off.”

Reasons for the Spin-Off

The AnaptysBio, Inc. Board determined upon careful review and consideration, including of the agreements relating to the Spin-Off, that the separation of Biopharma Co. from the rest of AnaptysBio, Inc. and the establishment of Biopharma Co. as a separate, publicly traded company was in the best interests of AnaptysBio, Inc.

The AnaptysBio, Inc. Board periodically reviews AnaptysBio, Inc.’s business portfolio and capital allocation options, with the goal of enhancing stockholder value. In reaching the decision to create two independent public companies, the AnaptysBio, Inc. Board considered strategic alternatives for Biopharma Co. and concluded that the creation of two independent public companies was advisable and in the best interests of AnaptysBio, Inc. As part of this evaluation, AnaptysBio, Inc. considered a number of factors, including the strategic focus and flexibility for AnaptysBio, Inc. and Biopharma Co. after the Spin-Off, the ability of Biopharma Co. to compete and operate efficiently and effectively after the Spin-Off, the financial profiles of AnaptysBio, Inc. and Biopharma Co. and the potential different investor bases of Biopharma Co. and AnaptysBio, Inc.

As a result of this evaluation, the AnaptysBio, Inc. Board believes that separating the Biopharma Co. Business from the remainder of AnaptysBio, Inc. is in the best interest of AnaptysBio, Inc. for a number of reasons, including:

•

Strategic Focus. The separation will allow each of Biopharma Co. and AnaptysBio, Inc. to focus on their distinctive set of assets, business objectives and unique opportunities for long-term growth and profitability and to tailor capital and corporate resources to each company’s distinct operating and financial objectives. Specifically, AnaptysBio, Inc. will pursue a strategy of managing the rights to the dostarlimab royalties from the GSK Collaboration and imsidolimab royalties from the Vanda

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Collaboration, with a focus on protecting and returning the value of the royalties to AnaptysBio, Inc. stockholders. Biopharma Co. will pursue a strategy of clinical-stage biotechnology product development and potential commercialization, focused on innovative therapeutics for autoimmune and inflammatory diseases, including rosnilimab, ANB033 and ANB101.

•

Strategic Flexibility. The separation will provide each company with increased flexibility to pursue independent strategic and financial plans without considering competing priorities of the other business.

•

Capital Allocation. The separation will enable each of Biopharma Co. and AnaptysBio, Inc. to create independent capital structures that will afford each company direct access to the capital markets to tailor capital allocation priorities to their respective strategies and business needs.

•

Investor Choice. The separation will allow investors to evaluate the separate investment characteristics of each company and align their investment philosophies and portfolio allocation with the strategic opportunities and financial objectives of each company.

The anticipated benefits of the Spin-Off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the Spin-Off does not result in such benefits, the costs associated with the Spin-Off could have a material adverse effect on each company individually and in the aggregate.

The distribution of shares of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the Spin-Off will be completed. For a more detailed description of these conditions, see the section entitled “ —Conditions to the Spin-Off” below.

When and How You Will Receive Our Shares

On or prior to the Distribution Date, AnaptysBio, Inc. will deliver all of the issued and outstanding shares of Biopharma Co. common stock to the Distribution Agent. Equiniti Trust Company, LLC will serve as Distribution Agent in connection with the Spin-Off and as transfer agent and registrar for shares of our common stock. On or as soon as practicable following the Distribution Date, the Distribution Agent will electronically deliver the shares of Biopharma Co. common stock to AnaptysBio, Inc. stockholders based on the distribution ratio.

If you own shares of AnaptysBio, Inc. common stock as of the close of business on the Record Date, and you retain your entitlement to receive shares of Biopharma Co. common stock through the Distribution Date, the shares of Biopharma Co. common stock that you are entitled to receive in the Spin-Off will be issued to your account as follows:

•

Registered stockholders. If you own your shares of AnaptysBio, Inc. common stock directly through AnaptysBio, Inc.’s transfer agent, you are a registered stockholder. In this case, the Distribution Agent will credit the whole shares of our common stock you receive in the Spin-Off by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Spin-Off.

•

“Street name” or beneficial stockholders. If you own your shares of AnaptysBio, Inc. common stock beneficially through a bank, broker, or other nominee, the bank, broker, or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker, or other nominee will credit your account with the whole shares of Biopharma Co. common stock that you receive in the Spin-Off on or shortly after the Distribution Date. We encourage you to contact your bank, broker, or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

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If you sell any of your shares of AnaptysBio, Inc. common stock after the Record Date but on or before the Distribution Date, the buyer of those shares, rather than you, may in some circumstances be entitled to receive the shares of Biopharma Co. common stock to be distributed in respect of the AnaptysBio, Inc. shares you sold. See “—Trading Prior to the Distribution Date.”

We are not asking AnaptysBio, Inc. stockholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of AnaptysBio, Inc. common stock for shares of Biopharma Co. common stock. The number of outstanding shares of AnaptysBio, Inc. common stock will not change as a result of the Spin-Off.

Treatment of Fractional Shares

The Distribution Agent will not distribute any fractional shares of Biopharma Co. common stock in connection with the Spin-Off. Instead, the Distribution Agent will aggregate all fractional shares of common stock into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of AnaptysBio, Inc. stockholders entitled to receive a fractional share of common stock. The Distribution Agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes, and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). The Distribution Agent will, in its sole discretion, without any influence by AnaptysBio, Inc. or us, determine when, how, through which broker-dealer, and at what price to sell the whole shares. The Distribution Agent is not, and any broker-dealer used by the Distribution Agent will not be, an affiliate of either AnaptysBio, Inc. or us.

The Distribution Agent will send to each registered holder of shares of AnaptysBio, Inc. common stock entitled to a fractional share of common stock a check in the cash amount deliverable in lieu of that holder’s fractional share of common stock as soon as practicable following the Distribution Date. We expect the Distribution Agent to take about two weeks after the Distribution Date to complete the distribution of cash in lieu of fractional shares of common stock to AnaptysBio, Inc. stockholders. If you hold your shares of common stock through a bank, broker, or other nominee, your bank, broker, or nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales. No interest will be paid on any cash you receive in lieu of a fractional share of common stock. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Results of the Spin-Off

After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Spin-Off, we expect to have approximately    shares of common stock outstanding, based on the number of shares of AnaptysBio, Inc. common stock outstanding on    , 2026. The actual number of shares of Biopharma Co. common stock that AnaptysBio, Inc. will distribute in the Spin-Off will depend on the actual number of shares of AnaptysBio, Inc. common stock outstanding on the Record Date, which will reflect any issuance of new shares, vesting, exercise or conversion of equity awards pursuant to AnaptysBio, Inc.’s equity plans, and any repurchase of AnaptysBio, Inc. shares of common stock by AnaptysBio, Inc. under its share repurchase program, on or prior to the Record Date. Shares of AnaptysBio, Inc. common stock held by AnaptysBio, Inc. as treasury shares will not be considered outstanding for purposes of, and will not be entitled to participate in, the Spin-Off. The Spin-Off will not affect the number of outstanding shares of AnaptysBio, Inc. common stock or any rights of AnaptysBio, Inc. stockholders. However, following the Spin-Off, the equity value of AnaptysBio, Inc. will no longer reflect the value of the Biopharma Co. Business.

Before our separation from AnaptysBio, Inc., we intend to enter into a Separation and Distribution Agreement and a Transition Services Agreement with AnaptysBio, Inc. related to the Spin-Off. These agreements will govern the relationship between us and AnaptysBio, Inc. up to and after completion of the Spin-Off and allocate between us

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and AnaptysBio, Inc. various assets, liabilities, rights and obligations, including employee benefits, intellectual property and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements to be Entered Into in Connection with the Spin-Off.”

The Separation and Distribution Agreement

Below is a summary of the material terms of the Separation and Distribution Agreement. The description of the Separation and Distribution Agreement in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Separation and Distribution Agreement, a copy of which will be attached as Exhibit 10.1 to the registration statement on Form 10 of which this information statement forms a part and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Separation and Distribution Agreement that is important to you. We encourage you to read the Separation and Distribution Agreement carefully and in its entirety.

The Separation and Distribution Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about AnaptysBio, Inc. contained in this information statement or in AnaptysBio, Inc.’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Royalty Management Co. Business contained in the Separation and Distribution Agreement.

Overview

AnaptysBio, Inc. will consummate the distribution of all of the shares of Biopharma Co. common stock on a pro rata basis to the holders of shares of AnaptysBio, Inc.’s common stock. Prior to the distribution, AnaptysBio, Inc. will consummate or cause to be consummated certain restructuring transactions.

Among other things, the Separation and Distribution Agreement specifies which assets of AnaptysBio, Inc. are to be transferred to, and which liabilities of AnaptysBio, Inc. are to be assumed by, Biopharma Co. and sets forth when and how these transfers and assumptions will occur. The Separation and Distribution Agreement also includes procedures by which AnaptysBio, Inc. and Biopharma Co. will become separate and independent companies (subject to the Transition Services Agreement). The matters addressed by the Separation and Distribution Agreement include the matters described below.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies the assets to be transferred to (including the contracts to be assigned) or retained by, and the liabilities to be assumed or retained by, each of the Royalty Management Co. Business and Biopharma Co., and it provides for when and how these transfers, assumptions and assignments will occur. For the purpose of the Separation and Distribution Agreement, and subject to terms of and any exceptions set forth in the Separation and Distribution Agreement, the assets consist of all right, title and ownership interests in and to all assets, properties, claims, information generated for the business, intellectual property, contracts and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere on behalf of a person or entity), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued or contingent, in each case whether or not received, recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person or entity, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement. Liabilities consist of any and all debts, guarantees, assurances, commitments, losses, remediation, deficiencies, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any law (including environmental laws), proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority and those

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arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

Generally, following the Spin-Off, AnaptysBio, Inc. will own, assume or retain those assets and liabilities primarily related to the Royalty Management Co. Business, and all liabilities incurred by AnaptysBio, Inc. prior to the separation date, and Biopharma Co. will own, assume or retain those assets primarily related to everything other than the Royalty Management Co. Business and liabilities that are incurred after the separation date primarily related to everything other than the Royalty Management Co. Business.

In particular, the Separation and Distribution Agreement provides that subject to the terms and conditions contained therein, the following assets will generally be retained by or transferred to Biopharma Co., subject to certain exceptions:

•	the Biopharma Co. name and marks and any goodwill and common law rights thereto;

•	an amount in cash and cash equivalents equal to $ million;

•	all intellectual property primarily related to the Biopharma Co. Business, including certain specified registered intellectual property;

•	all software and IT systems;

•

all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment (including, without limitation, all laboratory equipment and related materials), furniture, office equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

•

all licenses, permits, registrations, approvals and authorizations used, held for the use of or otherwise primarily related to the Biopharma Co. Business, including all permits issued by the FDA and comparable governmental authorities primarily relating to the Biopharma Co. Business (not including any licenses, permits, registrations, approvals and authorizations which have been issued by any governmental authority that primarily relate to, or are used exclusively in, the Royalty Management Co. Business);

•	all deposits, letters of credit, prepaid expenses, trade accounts and other accounts primarily related to or arising out of the Biopharma Co. Business;

•	all inventories of products, goods, materials, parts, raw materials and supplies primarily related to the Biopharma Co. Business;

•	all employment contracts, offer letters, restrictive covenant agreements and compensation and benefit plans applicable to the employees to be transferred to Biopharma Co.;

•	all rights in connection with and assets funding any obligation under each such benefit plan;

•

all cost information, supplier records, supplier lists, vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents, including any and all other confidential or proprietary information, that, in each case, is primarily related to the Biopharma Co. Business;

•

all shared contracts to which Biopharma Co. is a party and relating to both the Biopharma Co. Business and the Royalty Management Co. Business and any other contracts primarily related to the Biopharma Co. Business, and any rights or claims (whether accrued or contingent) arising under such contracts (not including contracts designated as primarily related to the Royalty Management Co. Business, any other contracts primarily related to the Royalty Management Co. Business and certain specified shared contracts);

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution primarily related to, or related to claims primarily arising out of, the Biopharma Co. Business;

•	any goodwill related to the Biopharma Co. Business; and

•	any other assets that are owned, leased or licensed, at or prior to the effective time of the distribution, by AnaptysBio, Inc. that are primarily related to the Biopharma Co. Business.

All assets other than those allocated to Biopharma Co. will generally be retained by AnaptysBio, Inc. The Separation and Distribution Agreement also identifies specific assets that will be allocated to AnaptysBio, Inc., including, subject to certain exceptions:

•	all intellectual property primarily related to the Royalty Management Co. Business, including certain specified registered intellectual property;

•	the “AnaptysBio” name and marks and any goodwill and common law rights thereto;

•	all licenses, permits, registrations, approvals and authorizations which have been issued by any governmental authority primarily related to the Royalty Management Co. Business;

•	all deposits, letters of credit, prepaid expenses, trade accounts and other accounts primarily related to the Royalty Management Co. Business;

•	all inventories of clinical products, goods, materials, parts, raw materials and clinical supplies primarily related to the Royalty Management Co. Business;

•

all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents, and any other confidential or proprietary information, in each case, to the extent primarily related to the Royalty Management Co. Business;

•

certain specified contracts designated as primarily related to the Royalty Management Co. Business, any other contracts primarily related to the Royalty Management Co. Business and certain specified shared contracts, and all rights and obligations and other liabilities (whether accrued or contingent) arising under any such contracts (excluding any contracts relating to hardware, servers, databases, software, networks, telecommunications systems, websites, computer equipment, interfaces, platforms, systems, other information technology and related infrastructure), including the GSK Collaboration and the Vanda Collaboration;

•

all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution primarily related to the Royalty Management Co. Business, including certain specified insurance policies;

•	any goodwill related to the Royalty Management Co. Business; and

•

any other assets (other than registered intellectual property) that are owned, leased or licensed at or prior to the effective time of the distribution, or were owned leased or licensed since    , by AnaptysBio, Inc. (including AnaptysBio, Inc.) that are primarily related to the Royalty Management Co. Business.

The Separation and Distribution Agreement provides that future liabilities arising out of or resulting from the ownership or operation of Biopharma Co. Business or the assets allocated to Biopharma Co. after the Distribution Date (excluding accrued, or any unpaid liabilities known as of the Distribution Date) will generally be retained by or transferred to Biopharma Co., including the following, subject to certain exceptions:

•	liabilities arising out of or resulting from the employee benefit plans to be retained by or transferred to Biopharma Co.;

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	liabilities arising out of or resulting from the employment or engagement of certain employees to be transferred to Biopharma Co., arising following the effective time of the distribution; and

•	any liabilities allocated to Biopharma Co. following the distribution under the Separation and Distribution Agreement with respect to employee matters.

All liabilities other than those allocated to Biopharma Co. will generally be retained by or transferred to AnaptysBio, Inc. The Separation and Distribution Agreement identifies specific future liabilities that will be allocated to Biopharma Co. after the Distribution Date, including:

•	any agreements or obligations of Biopharma Co. under the Separation and Distribution Agreement or the Transition Services Agreement;

•	liabilities arising from the ownership or operation of the Biopharma Co. Business, as conducted at any time after the distribution;

•	future liabilities pursuant to any transaction, retention or sale bonus or award, tax gross-up or make whole payment or similar compensatory plan for or agreement entered into with current employees;

•

liabilities arising under applicable law as the result of or in relation to the operation or condition of any asset allocated to Biopharma Co., including Biopharma Co. real property, arising after the effective time of the distribution;

•	liabilities arising from the violation, prior to, on or after the effective time of the distribution, of any permits allocated to Biopharma Co. issued under any environmental law; and

•

any liability arising out of or resulting from the storage, disposal, generation, shipment or other management of hazardous materials on, at, under or from Biopharma Co. real property or otherwise in connection with the Biopharma Co. Business prior to, on or after the effective time of the distribution.

Consents and Delayed Transfers

The Separation and Distribution Agreement provides that AnaptysBio, Inc. and Biopharma Co. will use commercially reasonable efforts to obtain any consents, licenses, permits, or waivers with respect to, among other things, contracts required in connection with the distribution or, at the written request of the other party, the assignment or novation of certain obligations under contracts, licenses and other liabilities of the parties. The Separation and Distribution Agreement also requires AnaptysBio, Inc. and Biopharma Co. to cooperate with each other from and after the effective time of the distribution to, among other things, execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings, provide any notice and obtain all consents and/or approvals under any licenses, permits, waivers, orders or authorizations in order to effectuate the transfer of the applicable assets and assignment and assumption of the applicable liabilities pursuant to the Separation and Distribution Agreement.

From and after the distribution, with respect to any asset whose transfer or assignment is delayed, the party retaining such delayed asset will hold for the use and benefit of the party entitled thereto (at the expense of the entity entitled thereto) and use commercially reasonable efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable party with the economic claims, rights, benefits and control over such delayed asset and assume the economic burdens and obligations with respect thereto in accordance with the Separation and Distribution Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible. From and after the distribution, with respect to any liability whose assumption is delayed, the party intended to assume such delayed liability will pay or reimburse the party retaining such delayed liability for all amounts paid or incurred by such party in connection with the retention of such delayed liability. The party retaining any delayed asset or delayed liability will treat such delayed asset or delayed liability in the ordinary course of business in accordance with past practice.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Commingled Contracts

The Separation and Distribution Agreement provides that any contract to which Biopharma Co. following the distribution is a party that relates to both the Biopharma Co. Business and the Royalty Management Co. Business will be treated as commingled contracts. From the date of the Separation and Distribution Agreement until the date that is 24 months after the distribution, to the extent the rights and obligations under any commingled contract have not or are not contemplated to be provided to either Biopharma Co. or AnaptysBio, Inc. following the distribution pursuant to the Transition Services Agreement or sublicensed, replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Biopharma Co. Business or Royalty Management Co. Business have not been obtained or are not contemplated to be obtained pursuant to the Separation and Distribution Agreement, and as requested by either Biopharma Co. or AnaptysBio, Inc. in writing, each party will use commercially reasonable efforts to assist the other party to establish replacement contracts, contract rights, bids, purchase orders, or other agreements with respect to either the Biopharma Co. Business or Royalty Management Co. Business, to assign to the other party or any of its subsidiaries following the distribution the rights and obligations under such commingled contract to the extent primarily related to either the Biopharma Co. Business or Royalty Management Co. Business, as applicable, or to establish reasonable and lawful arrangements designed to provide either Biopharma Co. and its subsidiaries or AnaptysBio, Inc. and its subsidiaries following the distribution with the rights and obligations under such commingled contract to the extent related to either the Royalty Management Co. Business or the Biopharma Co. Business. After the distribution, if AnaptysBio, Inc. holds any Biopharma Co. assets or registered intellectual property not primarily related to the Royalty Management Co. Business, AnaptysBio, Inc. must inform Biopharma Co. and use reasonable best efforts to transfer them to Biopharma Co. without extra cost. Similarly, if Biopharma Co. holds assets or registered intellectual property primarily related to the Royalty Management Co. Business (notwithstanding certain trademarks), Biopharma Co. must inform AnaptysBio, Inc. and use reasonable best efforts to transfer them to AnaptysBio, Inc. at no additional cost.

The Spin-Off

In the Spin-Off, and pursuant to the distribution, AnaptysBio, Inc. will consummate the distribution of all of the shares of Biopharma Co. common stock on a pro rata basis to the holders of shares of AnaptysBio, Inc.’s common stock. AnaptysBio, Inc.’s board of directors (or a committee thereof), in accordance with applicable law, will establish a record date for the distribution. Each holder of shares of AnaptysBio, Inc. common stock on the distribution record date will be entitled to receive 1 share of Biopharma Co. common stock for every    share of AnaptysBio, Inc. common stock held by such holder on the record date.

On the Distribution Date, AnaptysBio, Inc. will instruct AnaptysBio, Inc.’s stock transfer agent to effect the Spin-Off by distributing the shares of Biopharma Co. common stock to holders of record of shares of AnaptysBio, Inc. common stock and to credit the appropriate number of shares of Biopharma Co. common stock to book-entry accounts for each such holder of shares of AnaptysBio, Inc. common stock. AnaptysBio, Inc. will instruct the stock transfer agent to deliver the shares of Biopharma Co. common stock to a depositary and to mail each holder of record of shares of AnaptysBio, Inc. common stock on the record date a statement of the shares of Biopharma Co. common stock credited to such holder’s account.

Conditions to the Spin-Off

The consummation of the Spin-Off is subject to the satisfaction or waiver of certain conditions. For more information, see “—Conditions to the Spin-Off.”

The Separation and Distribution Agreement provides that AnaptysBio, Inc. may waive any of the conditions to the Spin-Off and proceed with the Spin-Off even if all such conditions have not been met. If AnaptysBio, Inc. waives any such condition and the Spin-Off is completed, such waiver could have a material adverse effect on Biopharma Co.’s business, financial condition or results of operations or the ability of stockholders to sell their

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

shares after the Spin-Off, including, without limitation, as a result of illiquid trading due to the failure of Biopharma Co. common stock to be accepted for listing on a national securities exchange. Notwithstanding AnaptysBio, Inc.’s contractual ability to waive the conditions in the Separation and Distribution Agreement, AnaptysBio, Inc. cannot proceed with the Spin-Off if there is a stop order, injunction or law preventing the consummation of the separation or the distribution, if the registration statement on Form 10 of which this information statement is a part is not declared effective by the Securities and Exchange Commission or if such registration statement does not remain effective.

Access to Information

The Separation and Distribution Agreement provides for the following access to information:

•

after the Distribution Date, each of AnaptysBio, Inc. and Biopharma Co. agrees to provide to the other party, as soon as reasonably practicable after written request therefor, specific and identified agreements, documents, books, records or files (whether written or electronic) in the possession or under the control of such respective party or any of its subsidiaries which primarily relate to the requesting party or to the Biopharma Co. Business, in the case of a request by Biopharma Co., or the Royalty Management Co. Business, in the case of a request by AnaptysBio, Inc., or which are necessary or advisable for the requesting party to prepare its financial statements and any reports or filings to be made with any governmental authority;

•

from and after the Distribution Date, AnaptysBio, Inc. and Biopharma Co. will each use commercially reasonable efforts to make available, upon reasonable written request, its and its subsidiaries’ representatives as witnesses and any agreements, documents, books, records or files (whether written or electronic) within their control or which they may make available without undue burden, as reasonably required by the requesting party in connection with the prosecution or defense of any proceeding, with the requesting party to bear all reasonable out-of-pocket costs and expenses in connection therewith; and

•

for a period of five years after the Distribution Date, upon reasonable prior notice, each of AnaptysBio, Inc. and Biopharma Co. will make available to the other applicable party’s officers and other authorized representatives reasonable access, during normal business hours, to its employees and properties that relate to the other party’s business and will furnish promptly all information concerning such other party’s business and such other party’s properties and personnel related thereto, as may reasonably be requested, provided that neither party will be required to (i) permit any inspection or disclosure of any information that, in the reasonable judgment of such party, would be detrimental to such party’s or its subsidiaries’ business or operations, result in the disclosure of trade secrets or know-how of third parties or violate confidentiality obligations, be reasonably likely to result in a violation of any law, fiduciary duty or binding agreement entered into prior to the date of the Separation and Distribution Agreement or involve information that is reasonably pertinent to a litigation or proceeding between Biopharma Co. and its affiliates, on the one hand, and AnaptysBio, Inc. and its affiliates, on the other hand, after the distribution, (ii) disclose any privileged information or (iii) submit to any invasive environmental testing or sampling.

Releases

The Separation and Distribution Agreement provides that, subject to certain exceptions specified in the Separation and Distribution Agreement, each party, on behalf of itself and each member of its group, and to the extent permitted by law, all persons who any time prior to the distribution were stockholders, directors, officers, agents or employees of any member of its respective group (in their respective capacities as such), effective at the time of and conditioned upon the occurrence of the distribution, will remise, release and forever discharge the other party and the other members of the other party’s group and their respective successors, stockholders, directors, officers, agents or employees from any and all liabilities to the extent existing or arising from any acts

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

or events occurring or failing to occur or alleged to have occurred or have failed to occur, and any conditions existing or alleged to have existed, on or before the distribution, including in connection with the separation, the distribution or any of the other transactions contemplated under the Separation and Distribution Agreement or the Transition Services Agreement.

Indemnification

Pursuant to the Separation and Distribution Agreement, AnaptysBio, Inc. agrees to indemnify, defend and hold harmless Biopharma Co., each of its affiliates after giving effect to the distribution, and each of their respective directors, officers, employees and agents, from and against all losses to the extent arising out of, by reason of or otherwise in connection with:

•	any liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to AnaptysBio, Inc. following the distribution pursuant to the Separation and Distribution Agreement;

•

the failure of AnaptysBio, Inc., any of its subsidiaries following the distribution or any other person or entity to pay, perform or otherwise promptly discharge such liabilities, whether prior to, at or after the effective time of the distribution;

•	any breach by AnaptysBio, Inc. or any of its subsidiaries of the Separation and Distribution Agreement or the Transition Services Agreement;

•

except to the extent related to liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to Biopharma Co. following the distribution pursuant to the Separation and Distribution Agreement, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by AnaptysBio, Inc. or any subsidiary of AnaptysBio, Inc. following the distribution for the benefit of Biopharma Co. or any subsidiary of Biopharma Co. following the distribution that survives the effective time of the distribution;

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by AnaptysBio, Inc. in writing expressly for inclusion in the registration statement in connection with the distribution and the related information statement (including any amendments or supplements) or any other filings with the SEC made in connection with the transactions contemplated by the Separation and Distribution Agreement;

•	certain tax liabilities that AnaptysBio, Inc. is liable for pursuant to the Separation and Distribution Agreement; and

•	any liabilities relating to, arising out of or resulting from claims by any holders of shares of AnaptysBio, Inc. common stock, in their capacity as such, in connection with the distribution.

Biopharma Co. agrees to indemnify, defend and hold harmless AnaptysBio, Inc., each of its affiliates after giving effect to the distribution and each of their respective directors, officers, employees and agents from and against all losses to the extent arising out of, by reason of or otherwise in connection with:

•	any liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to Biopharma Co. following the distribution pursuant to the Separation and Distribution Agreement;

•

the failure of Biopharma Co., any of its subsidiaries following the distribution or any other person or entity to pay, perform or otherwise promptly discharge such liabilities, whether prior to, at or after the effective time of the distribution;

•	any breach by Biopharma Co. or any of its subsidiaries of the Separation and Distribution Agreement or the Transition Services Agreement;

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

except to the extent related to liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to AnaptysBio, Inc. following the distribution pursuant to the Separation and Distribution Agreement, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by Biopharma Co. or any subsidiary of Biopharma Co. following the distribution for the benefit of AnaptysBio, Inc. or any subsidiary of AnaptysBio, Inc. following the distribution that survives the effective time of the distribution;

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement in connection with the distribution and the related information statement (including any amendments or supplements) or any other filings with the SEC made in connection with the transactions contemplated by the Separation and Distribution Agreement, excluding any such liabilities to the extent relating to information supplied by AnaptysBio, Inc. in writing expressly for inclusion in such filings;

•	any liabilities relating to, arising out of or resulting from claims by any holders of shares of Biopharma Co. common stock, in their capacity as such, in connection with the distribution; and

•	certain tax liabilities that Biopharma Co. is liable for pursuant to the Separation and Distribution Agreement.

Under the Separation and Distribution Agreement, the amount of any indemnifiable loss will be reduced by (i) any insurance proceeds actually received and any other amounts actually recovered from third parties in respect of the indemnifiable claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims and any taxes. The Separation and Distribution Agreement provides that an insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of the Separation and Distribution Agreement. Pursuant to the Separation and Distribution Agreement, the indemnified party will use commercially reasonable efforts to seek to collect or recover any third-party insurance proceeds or other indemnification, contribution or similar payments to which the indemnified party is entitled in connection with any liability for which the indemnified party seeks indemnification pursuant to the Separation and Distribution Agreement. The amount of any claim by an indemnified party under the Separation and Distribution Agreement will also be reduced to reflect any actual tax savings or insurance proceeds received by any indemnified party that result from the losses that gave rise to such indemnity, and will be increased by an amount equal to any tax cost incurred by any indemnified party that results from the receipt of payments under the Separation and Distribution Agreement.

The Separation and Distribution Agreement also establishes procedures with respect to third-party claims subject to indemnification and related matters.

Tax Matters

The Separation and Distribution Agreement will govern the respective rights, responsibilities and obligations of AnaptysBio, Inc. and Biopharma Co. after the Spin-Off with respect to tax liabilities and benefits, tax returns, tax contests and tax sharing regarding U.S. federal, state, local and foreign taxes. The Separation and Distribution Agreement also will provide special rules for allocating certain tax liabilities resulting from the Spin-Off and related transactions.

Under the Separation and Distribution Agreement, Biopharma Co. generally will provide a tax indemnity to AnaptysBio, Inc. for “Biopharma Co. Indemnified Taxes” (generally Biopharma Co.’s shares of transfer taxes and any income taxes, calculated on a pro forma basis, attributable to the assets and liabilities associated with the Biopharma Co. Business that arose in taxable periods that precede and include the distribution) and AnaptysBio,

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Inc. generally will provide a tax indemnity to Biopharma Co. for any “Company Indemnified Taxes” (generally taxes arising in respect of the separation and the distribution, AnaptysBio, Inc.’s share of transfer taxes and taxes of AnaptysBio, Inc. or the consolidated group of which AnaptysBio, Inc. was the common parent that are not Biopharma Co. Indemnified Taxes). The parties have also agreed to make, at AnaptysBio, Inc.’s election, a Section 336(e) Election with respect to Biopharma Co., resulting in Biopharma Co. receiving a fair market value tax basis in its assets.

Non-Solicit

The Separation and Distribution Agreement provides that, for a period of 24 months following the effective time of the distribution, none of AnaptysBio, Inc., Biopharma Co. or any of their respective subsidiaries will, without the prior written consent of the other party, subject to certain exceptions, directly or indirectly recruit, solicit, hire or retain certain specified employees of the other party or, subject to certain exceptions, induce or attempt to induce any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other party or its subsidiaries.

Additional Covenants

The Separation and Distribution Agreement also addresses additional obligations of the parties relating to, among other matters, further assurances, guarantees, provision and retention of corporate records, confidentiality, privilege, ownership and exchanges of information and using their reasonable best efforts to, prior to the Distribution Date, finalize the Transition Services Agreement and identify the services to be provided under the Transition Services Agreement.

Employee Matters / Executive Compensation

Prior to the effective time of the distribution, AnaptysBio, Inc. will transfer and assign (i) the employment of all current employees of AnaptysBio, Inc. and (ii) all independent contractors or other service providers of AnaptysBio, Inc. or any of its affiliates who primarily provide, or who have primarily provided, services to the Biopharma Co. Business and who are currently engaged or providing services as of immediately prior to the distribution, each to Biopharma Co. Such transfer (1) will not be deemed to be a termination of employment by AnaptysBio, Inc. (upon the effective time of the distribution), as applicable, and (2) will not trigger any obligation to pay severance, separation pay, salary continuation, or other similar benefits to any such transferred employee.

Biopharma Co. will assume and honor all employment and individual agreements between AnaptysBio, Inc. and the employees and other service providers transferred to Biopharma Co., as well as all benefit plans maintained by AnaptysBio, Inc. Upon the effective time of the distribution, AnaptysBio, Inc. will cease to be a participating company in any Biopharma Co. benefit plan.

Following the distribution, Biopharma Co. will have full responsibility with respect to any liabilities arising or relating to the employment or engagement of all current and former employees and other service providers of AnaptysBio, Inc. or under the employment and individual agreements and benefit plans transferred to Biopharma Co. (inclusive of the payment or performance of any obligation arising out of or relating to any annual cash bonus other than the portion of any annual bonuses that is attributed to the period prior to the Separation Date or other short-term cash incentive plan or program in which Biopharma Co. employees participate (excluding responsibility for the payment of the portion of the bonuses attributed to the period prior to the Separation Date)).

AnaptysBio, Inc. will retain responsibility for the payment of any cash fees payable in respect of service on the board of directors pre-closing that are required by the existing non-employee director compensation plan as of the date of the Separation and Distribution Agreement and payable but not yet paid as of the distribution. Biopharma Co. will have no responsibility for any such payments.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Biopharma Co. may implement a cash retention program in accordance with the terms of the Transition Services Agreement.

Licensed Names and Marks

In the Separation and Distribution Agreement, AnaptysBio, Inc., on behalf of itself effective as of the date of the distribution will grant to Biopharma Co. a worldwide, non-exclusive, non-transferable (except as otherwise set forth in the Separation and Distribution Agreement), royalty-free, fully paid-up license to use and display the name “AnaptysBio” or any derivative or variation thereof, and any trademarks associated with such name in each case, solely to the extent necessary to transition from uses of such licensed names and marks in the Biopharma Co. Business to other names and marks, including on signage and materials owned or possessed by Biopharma Co. as of the Distribution Date, and as otherwise required to comply with applicable law.

Shared IP

In the Separation and Distribution Agreement, effective as of the date of the distribution, AnaptysBio, Inc., on behalf of itself, grants to Biopharma Co. a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as otherwise set forth in the Separation and Distribution Agreement), non-sublicensable (except as otherwise set forth in the Separation and Distribution Agreement), non-exclusive license under certain patents, trade secrets, know-how and other proprietary information included in the assets allocated to AnaptysBio, Inc. that are owned or otherwise licensable (without additional consideration) by AnaptysBio, Inc. as of the date of the Separation and Distribution Agreement to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise exploit products and services solely to the extent necessary or reasonably useful to operate and exploit the Biopharma Co. Business as conducted as of the closing of the transactions and any natural evolutions or extensions thereof.

Effective as of the date of the distribution, Biopharma Co., on behalf of itself, grants to AnaptysBio, Inc. a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as otherwise set forth in the Separation and Distribution Agreement), non-sublicensable (except as otherwise set forth in the Separation and Distribution Agreement), non-exclusive license under certain trade secrets, know-how and other proprietary information included in the assets allocated to Biopharma Co. that are owned or otherwise licensable (without additional consideration) by Biopharma Co. as of the date of the Separation and Distribution Agreement and that are licensed or obligated to be licensed pursuant to the GSK Collaboration or Vanda Collaboration (“Biopharma Co. Shared IP”) to the extent and for such purposes as such Biopharma Co. Shared IP is licensed or obligated to be licensed under such agreements as of the date of the Separation and Distribution Agreement.

Expenses

Except as otherwise set forth in the Separation and Distribution Agreement or Transition Services Agreement, all costs and expenses incurred on or prior to the date of the distribution in connection with the preparation, execution, delivery, printing and implementation of the Separation and Distribution Agreement, the Transition Services Agreement, the registration statement in connection with the distribution and the related information statement, and the transactions contemplated thereby, including the distribution, will be paid by AnaptysBio, Inc. and deemed to be liabilities of AnaptysBio, Inc. Each party will bear its own costs and expenses incurred after the date of the distribution.

Termination

The Separation and Distribution Agreement may be terminated, and the distribution may be amended, modified or abandoned, at any time prior to the distribution by an agreement in writing signed by AnaptysBio, Inc., without the approval of Biopharma Co. After the distribution, the Separation and Distribution Agreement may only be terminated by an agreement in writing signed by AnaptysBio, Inc. and Biopharma Co.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Governing Law

The parties to the Separation and Distribution Agreement have agreed that the Separation and Distribution Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.

Jurisdiction

The parties to the Separation and Distribution Agreement have agreed that any proceeding with respect to the Separation and Distribution Agreement or the transactions contemplated thereby, or for recognition and enforcement of any judgment in respect thereof, brought by AnaptysBio, Inc. or Biopharma Co. or its successors or assigns will be determined in the Court of Chancery of the State of Delaware. If the Court of Chancery declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware will have exclusive jurisdiction and venue.

No Third-Party Beneficiary

Except as otherwise provided in the indemnification provisions relating to indemnified parties, the Separation and Distribution Agreement is solely for the benefit of the parties to the Separation and Distribution Agreement and does not confer upon any person (other than the parties to the Separation and Distribution Agreement and their respective successors and permitted assigns) any right, benefit or remedy of any nature.

Waiver

The parties to the Separation and Distribution Agreement agreed that, at any time prior to the effective time of the distribution, either party may extend the time for the performance of any of the obligations or other acts of the other party or may waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit, provided that such extension or waiver is set forth in a writing executed by such party.

Specific Performance

The parties to the Separation and Distribution Agreement have agreed that irreparable harm would occur that monetary damages could not make whole in the event of any breach of the Separation and Distribution Agreement and that the parties to the Separation and Distribution Agreement are entitled to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of the Separation and Distribution Agreement without posting any bond or undertaking, in addition to any other remedy to which the parties may be entitled at law or in equity.

Listing and Trading of Shares of Our Common Stock

As of the date of this information statement, we are a wholly-owned subsidiary of AnaptysBio, Inc. Accordingly, no public market for shares of our common stock currently exists, although a “when-issued” market in shares of our common stock may develop prior to the Spin-Off. See “—Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We will apply to list shares of our common stock on the Exchange under the ticker symbol “    ” and the completion of the Spin-Off is conditioned on shares of our common stock being accepted for listing on the Exchange. Following the Spin-Off, shares of AnaptysBio, Inc. common stock will continue to trade on the Exchange under the ticker symbol “ANAB.”

Although AnaptysBio, Inc. believes that our separation from AnaptysBio, Inc. offers its stockholders the greatest long-term value, neither we nor AnaptysBio, Inc. can assure you as to the trading price of shares of AnaptysBio, Inc. common stock or shares of our common stock after the Spin-Off, or as to whether the combined trading prices of shares of our common stock and the shares of AnaptysBio, Inc. common stock after the Spin-Off will equal or exceed the trading prices of shares of AnaptysBio, Inc. common stock prior to the Spin-Off or what the trading price of shares of AnaptysBio, Inc. common stock would have been in absence of the Spin-Off. The trading price of shares of our common stock may fluctuate significantly following the Spin-Off.

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The shares of Biopharma Co. common stock distributed to AnaptysBio, Inc. stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by, or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of Biopharma Co. common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder. See “Shares Eligible for Future Sale.”

Trading Prior to the Distribution Date

We expect a “when-issued” market in shares of our common stock to develop prior to the Distribution Date and continue up to and including the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of AnaptysBio, Inc. common stock at the close of business on the Record Date, you will be entitled to receive shares of Biopharma Co. common stock in the Spin-Off. You may trade this entitlement to receive shares of Biopharma Co. common stock, without the shares of AnaptysBio, Inc. common stock you own, on the “when-issued” market. We expect “when-issued” trades of shares of our common stock to settle within two trading days after the Distribution Date. On the first trading day following the Distribution Date, we expect that “when-issued” trading of shares of our common stock will end and “regular-way” trading will begin.

We also anticipate that, prior to the Distribution Date and continuing up to and including the Distribution Date, there will be two markets in shares of AnaptysBio, Inc. common stock: a “regular-way” market and an “ex-distribution” market. Shares of AnaptysBio, Inc. common stock that trade on the regular-way market will trade with an entitlement to receive shares of Biopharma Co. common stock in the Spin-Off. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of Biopharma Co. common stock in the Spin-Off. Therefore, if you sell shares of AnaptysBio, Inc. common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive shares of Biopharma Co. common stock in the Spin-Off. However, if you own shares of AnaptysBio, Inc. common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Distribution Date, you will still receive the shares of Biopharma Co. common stock that you would otherwise be entitled to receive in the Spin-Off.

If “when-issued” trading occurs, the listing for shares of our common stock is expected to be under a trading symbol different from our regular-way trading symbol. If the Spin-Off does not occur, all “when-issued” trading will be null and void.

Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the Distribution Date, provided that the following conditions shall have been satisfied or waived by AnaptysBio, Inc.:

•	the AnaptysBio, Inc. Board shall have approved the Spin-Off and not withdrawn such approval, and shall have declared the dividend of shares of our common stock to AnaptysBio, Inc. stockholders;

•

the Separation and Distribution Agreement, as well as any ancillary agreements contemplated by the Separation and Distribution Agreement to be executed in connection with the Spin-Off, shall have been executed by each party to those agreements;

•	shares of our common stock shall have been accepted for listing on a national securities exchange approved by AnaptysBio, Inc., subject to official notice of issuance;

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•

the SEC shall have declared effective our registration statement on Form 10 of which this information statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•	the Reorganization Transactions shall have been completed (other than those steps that are expressly contemplated to occur at or after the Spin-Off);

•

no order, injunction, or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off shall be in effect, and no other event outside the control of AnaptysBio, Inc. shall have occurred or failed to occur that prevents the consummation of the Spin-Off;

•

no other events or developments shall have occurred prior to the Spin-Off that, in the judgment of the AnaptysBio, Inc. Board, would result in the Spin-Off having a material adverse effect on AnaptysBio, Inc. or its stockholders;

•

prior to the Distribution Date, a Notice of Internet Availability for this registration statement or this information statement shall have been mailed to the holders of shares of AnaptysBio, Inc. common stock as of the Record Date; and

•	certain other conditions set forth in the Separation and Distribution Agreement.

Any of the above conditions may be waived by the AnaptysBio, Inc. Board to the extent such waiver is permitted by law. If AnaptysBio, Inc. waives any such condition and the Spin-Off is completed, such waiver could have a material adverse effect on Biopharma Co.’s business, financial condition or results of operations or the ability of stockholders to sell their shares after the Spin-Off, including, without limitation, as a result of illiquid trading due to the failure of Biopharma Co. common stock to be accepted for listing on a national securities exchange. If the AnaptysBio, Inc. Board waives any condition prior to the effectiveness of the registration statement on Form 10 of which this information statement forms a part, or changes the terms of the Spin-Off, and the result of such waiver or change is material to AnaptysBio, Inc. stockholders, we will file an amendment to the registration statement on Form 10 of which this information statement forms a part, to revise the disclosure in this information statement accordingly.

In the event that AnaptysBio, Inc. waives a condition or changes the terms of the Spin-Off after this registration statement on Form 10 becomes effective and such waiver or change is material to AnaptysBio, Inc. stockholders, we would communicate such waiver or change to AnaptysBio, Inc.’s stockholders by filing a Form 8-K describing the waiver or change.

The fulfillment of the above conditions will not create any obligation on AnaptysBio, Inc.’s part to complete the Spin-Off. We are not aware of any material federal, foreign, or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of shares of our common stock and the SEC’s declaration of the effectiveness of the registration statement, in connection with the Spin-Off. AnaptysBio, Inc. may at any time until the Spin-Off decide to abandon the Spin-Off or modify or change the terms of the Spin-Off. Notwithstanding AnaptysBio, Inc.’s contractual ability to waive the conditions in the Separation and Distribution Agreement, AnaptysBio, Inc. cannot proceed with the Spin-Off if there is a stop order, injunction or law preventing the consummation of the separation or the distribution, if the registration statement on Form 10 of which this information statement is a part is not declared effective by the Securities and Exchange Commission or if such registration statement does not remain effective.

Reasons for Furnishing This Information Statement

We are furnishing this information statement solely to provide information to AnaptysBio, Inc.’s stockholders who will receive shares of Biopharma Co. common stock in the Spin-Off. You should not construe

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this information statement as an inducement or encouragement to buy, hold, or sell any of our securities or any securities of AnaptysBio, Inc. or Biopharma Co. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither we nor AnaptysBio, Inc. undertakes any obligation to update the information except in the normal course of our and AnaptysBio, Inc.’s public disclosure obligations and practices.

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DIVIDEND POLICY

We have never declared or paid cash or stock dividends on shares of our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on shares of our common stock in the foreseeable future. Any future determination to declare dividends on shares of common stock will be made at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our unaudited pro forma financial information. The information below is not necessarily indicative of what our capitalization would have been had the Spin-Off and the related transactions been completed as of December 31, 2025. In addition, the information below is not necessarily indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined unaudited interim financial statements and the corresponding notes included elsewhere in this information statement.

As of December 31, 2025
	Actual	Pro Forma(1) (Unaudited)
(in thousands, except share and par value data)
Cash and cash equivalents(1)	$	$
Liabilities, net of current portion
Net Parent Investment from AnaptysBio, Inc.(2).
Preferred Stock, $0.001 par value; no shares authorized, issued or outstanding, actual or as adjusted
Common stock, $0.001 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted
Accumulated other comprehensive gain
Total equity

Total capitalization	$	$

(1)	Concurrent with the date of separation, we expect to have $ million in cash and cash equivalents as reflected on the Company’s pro forma combined balance sheet.
(2)	Refers to AnaptysBio, Inc.’s investment in the Company.

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UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements consist of the unaudited pro forma combined balance sheet as of December 31, 2025 and the unaudited pro forma combined statements of operations for the year ended December 31, 2025. These unaudited pro forma combined statements were derived from Biopharma Co.’s historical combined financial statements included elsewhere in this information statement. The unaudited pro forma combined balance sheet gives effect to the Spin-Off and related transactions described below as if they had occurred on December 31, 2025, the last balance sheet date. The unaudited pro forma combined statement of operations for the year ended December 31, 2025 give effect to the Spin-Off and the related transactions described below as if they occurred as of January 1, 2025, the first day of the last fiscal year.

The unaudited pro forma combined financial statements have been prepared to reflect transaction accounting and autonomous entity adjustments to present the financial condition and results of operations as if Biopharma Co. was a separate standalone entity and are based on assumptions that management believes are reasonable given the information currently available.

The unaudited pro forma combined financial statements give effect to the following:

•	the expected cash distribution of approximately $ million by AnaptysBio, Inc. to Biopharma Co.;

•	the expected issuance of approximately million shares of Biopharma Co. common stock;

•

the impact of certain agreements to be entered into by AnaptysBio, Inc. and Biopharma Co. in conjunction with the Spin-Off, as described in the information statement section titled “Certain Relationships and Related Party Transactions;”

•	transaction and incremental income and costs expected to be incurred as an autonomous entity and specifically related to the Spin-Off; and

•	other adjustments as described in the accompanying notes to the unaudited pro forma combined financial statements.

In connection with the Spin-Off, Biopharma Co. will enter into a Transition Services Agreement with AnaptysBio, Inc. The charges for such services are generally intended to allow Biopharma Co. to recover all of its direct and indirect costs. See “Certain Relationships and Related Party Transactions—Agreements to be Entered into in Connection with the Spin-Off —Transition Services Agreement.” The costs under the Transition Services Agreement are not expected to have a material impact on pro forma net income for the year ended December 31, 2025, and as a result no pro forma adjustments have been made for these costs, as the costs for these services under the Transition Services Agreement are not expected to be materially different from the amounts allocated for these services in the historical combined statement of operations for that period.

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined financial statements are for informational purposes only and do not purport to represent what Biopharma Co.’s financial position and results of operations actually would have been had the Spin-Off and the related transactions occurred on the dates indicated, or to project Biopharma Co.’s financial performance for any future period. The unaudited pro forma combined financial statements are based on information and assumptions, which are described in the accompanying notes.

The Biopharma Co. historical combined financial statements, which were the basis for the unaudited pro forma combined financial statements, were prepared on a carve-out basis, as Biopharma Co. did not operate as a separate, independent company for the periods presented. Accordingly, the combined financial statements reflect an allocation of certain corporate costs for corporate administrative services and functions. These services and

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functions included, but were not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology services and support, cash management, payroll processing, pension and benefit administration, and other shared services. These historical allocations may not be indicative of Biopharma Co.’s future cost structure.

The unaudited pro forma combined financial statements have been prepared to include transaction accounting adjustments (including the impact of changes to our legal entity structure in anticipation of the Spin-Off) and autonomous entity adjustments to reflect the financial condition and results of operations as if we were a standalone entity. Transaction accounting adjustments have been presented to show the impact and associated cost as a result of the legal separation from AnaptysBio, Inc. Autonomous entity adjustments have been presented to show the impact of items such as certain agreements we intend to enter into with AnaptysBio, Inc. and certain incremental costs expected to be incurred by Biopharma Co. as an autonomous entity. Actual future costs incurred may differ from these estimates.

The unaudited pro forma combined financial statements reported below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical combined financial statements and the corresponding notes thereto included elsewhere in this information statement. For factors that could cause actual results to differ materially from those presented in the unaudited pro forma combined financial statements, see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.

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BIOPHARMA COMPANY, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(in thousands)

	Historical	Transaction Accounting Adjustments	Autonomous Entity Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$	$
Short-term investments
Prepaid expenses and other current assets

Total current assets
Property and equipment, net
Operating lease right-of-use assets
Long-term investments
Other long-term assets

Total assets	$	$

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$
Accrued expenses
Current portion of operating lease liability

Total current liabilities
Operating lease liability, net of current portion
Equity:
Net Parent Investment
Accumulated other comprehensive gain (loss)

Total equity

Total liabilities and equity	$	$

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BIOPHARMA COMPANY, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands)

	Historical	Transaction Accounting Adjustments	Autonomous Entity Adjustments	Pro Forma
Operating expenses:
Research and development	$	$
General and administrative
Acquired in-process research and development

Total operating expenses

Loss from operations

Other income (expense), net:
Interest income
Other income (expense), net

Total other income, net

Net loss

Unrealized gain on available for sale securities

Comprehensive loss	$	$

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For further information regarding the historical combined financial statements of Biopharma Co., refer to the combined financial statements and the corresponding notes thereto included elsewhere in this information statement. The unaudited pro forma combined balance sheet as of December 31, 2025 and the unaudited pro forma combined statement of operations for the year ended December 31, 2025 include adjustments related to the following:

Transaction Accounting Adjustments

(1)	In connection with the separation, we expect to retain $ million in cash and cash equivalents from AnaptysBio, Inc.

(2)

On the Distribution Date, AnaptysBio, Inc.’s net investment in Biopharma Co. will be adjusted to reflect the distribution of outstanding shares of Biopharma Co. common stock to the stockholders of AnaptysBio, Inc. and will be allocated between shares of Biopharma Co. common stock and additional paid-in capital based on the number of shares of Biopharma Co. common stock outstanding at the Distribution Date. We have assumed the number of our shares of outstanding common stock based on the number of shares of AnaptysBio outstanding on    , and assuming a distribution ratio of     shares of Biopharma Co. common stock for every share of AnaptysBio, Inc. common stock outstanding. The actual number of shares of Biopharma Co. common stock issued will not be known until the Record Date.

(3)	After the distribution date, Biopharma Co. will generate reduced interest income due to lower cash and cash equivalents available to generate investment income.

Autonomous Entity Adjustments

(4)

Reflects the costs of certain services associated with transition agreements we intend to enter into with AnaptysBio, Inc. in conjunction with the Spin-Off. Included in the unaudited proforma condensed combined statement of operations for the year ended December 31, 2025 are adjustments to General and administrative expenses of $   million.

(5)

Reflects the tax effects of the autonomous entity adjustments at the applicable statutory income tax rates in the respective jurisdictions. The effective tax rate of Biopharma Co. could be different (either higher or lower) depending on activities in connection with or subsequent to the distribution.

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BUSINESS

Overview

We are a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics for autoimmune and inflammatory diseases. Our clinical-stage pipeline includes rosnilimab, a selective pathogenic T cell depleter, for which we completed a Phase 2b trial for the treatment of moderate-to-severe rheumatoid arthritis (“RA”), ANB033, a CD122 antagonist, in a Phase 1b trial for celiac disease (“CeD”) and eosinophilic esophagitis (“EoE”), and ANB101, a BDCA2 modulator, in a Phase 1a trial. Certain terms used in this section are defined in the section “Glossary of Terms.”

Our Wholly Owned Clinical Stage Pipeline

Our antibodies are in development to treat inflammatory diseases. We believe these molecules have potential applicability across a broad range of autoimmune and inflammatory diseases, including in gastroenterology, rheumatology, dermatology, respiratory, and other therapeutic areas.

Rosnilimab

Rosnilimab is an IgG1 antibody that directly targets pathogenic T cells, such as activated Tph/Tfh and T effector cells, in the periphery or inflamed tissue. These T cells, when activated, proliferate and migrate, and secrete the inflammatory cytokines that are the drivers of autoimmune and inflammatory diseases. Rosnilimab is designed to selectively deplete pathogenic T cells in both inflamed tissue and the periphery while sparing non-pathogenic T cells, including naïve T cells, to preserve overall immune function and restore immune homeostasis. This drives specific immunological outcomes, such as a reduction in T cell proliferation, migration and cytokine secretion, and a reduction of plasma cell generation and autoantibody levels. We announced top-line data from a healthy volunteer Phase 1 trial of rosnilimab in November 2021 that supported advancement of rosnilimab into subsequent patient trials. A total of 144 subjects were enrolled in the randomized, double-blind, placebo-controlled healthy volunteer Phase 1 trial, where single ascending dose (“SAD”) cohorts received subcutaneous (“SC”) or intravenous (“IV”) single doses of rosnilimab up to 600mg or placebo, while multiple ascending dose (“MAD”) cohorts received four weekly subcutaneous doses of rosnilimab ranging up to 400mg or placebo. Rosnilimab was generally well-tolerated and no dose-limiting toxicities were observed. Rosnilimab demonstrated a sustained systemic exposure and dose-proportionality with an estimated two-week half-life for subcutaneous and IV routes of administration.

In February 2025, we announced initial data that was updated in June 2025, from rosnilimab’s randomized, placebo-controlled, global 424-patient, Phase 2b clinical trial for moderate-to-severe rheumatoid arthritis. Patients were randomized to receive either 100mg of subcutaneous rosnilimab every four weeks (Q4W), 400mg Q4W, 600mg every two weeks, or placebo.

During the three-month placebo-controlled period, the trial achieved its primary endpoint by observing the reduction of disease activity using the disease activity score, 28 joints (DAS-28) C-Reactive Protein (“CRP”) score as well as ACR20 response (an accepted Phase 3 registrational endpoint) at Week 12 in all three doses of rosnilimab compared to placebo. Rosnilimab achieved its secondary endpoint by demonstrating statistical significance in at least one dose and numerical superiority at all doses, including once monthly administration, on ACR20, ACR50 and with respect to the clinical disease activity index (“CDAI”) low disease activity (“LDA”) score at Week 12. Specifically, at Week 12, ACR20 achieved statistical significance at 100 mg (p < 0.05), 400 mg (p < 0.01), and 600 mg (p < 0.001); ACR50 at 600 mg (p < 0.05); and CDAI LDA at 100 mg (p < 0.05) and 400 mg (p < 0.01).

Following completion of the Week 14 visit, 69% (or 220 of the 318) rosnilimab-treated patients who achieved CDAI LDA at this timepoint continued their assigned treatment through six months in a blinded,

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all-active treatment period. At six months, rosnilimab results demonstrated deepening of responses through six months on CDAI LDA, CDAI remission and ACR70 and independent of prior treatments, including anti-TNFa, anti-IL6R or JAK inhibitors. Importantly, this was particularly observed in b/tsDMARD-experienced patients for the 400mg Q4W and 600mg Q2W doses, showing a dose response relative to the 100mg Q4W dose. Furthermore, Week 28 clinical responses across multiple measures, including CDAI LDA, mean CDAI, mean DAS28-CRP and ACR50/70, were durable off-drug through at least three months after the last rosnilimab dose and we believe suggests potential for extended dosing (e.g., Q8W/Q12W) after initial monthly dosing. Due to the trial design, max response rates for rosnilimab have not yet been observed as strict criteria at Week 14 prevented additional patients with meaningful improvement from continuing treatment in the trial.

A table summarizing the results for primary and secondary endpoints follows:

Efficacy Measure	Placebo	Rosnilimab 100mg Q4W		Rosnilimab 400mg Q4W		Rosnilimab 600mg Q2W
	(N=106)	(N=106)		(N=107)		(N=105)

Primary Endpoint
DAS28-CRP at Week 12 (mean change from baseline)	-1.69	-2.06	**	-2.12	**	-2.06	**

Select Secondary Endpoint^ (% of participants)

ACR20 at Week 12^	52.8	68.9	*	70.1	**	75.2	***

ACR50 at Week 12^	33.0	44.3		36.4		46.7	*
Week 28	—	45.3		48.6		58.1

ACR70 at Week 12^	17.9	21.7		21.5		21.9
Week 28	—	40.6		36.4		44.8

CDAI ≤10 (LDA) at Week 12^	31.1	46.2	*	49.5	**	38.1
Week 28	—	52.8		54.2		62.9

Select Exploratory Endpoints (Mean Change from Baseline)

DAS28-CRP
Week 28	—	-2.51		-2.51		-2.57

hs-CRP
Week 12	-0.73	-9.67	***	-10.10	***	-7.60	**
Week 28	—	-7.23		-10.55		-5.98

Patient Global Assessment
Week 12	-25.4	-30.1		-30.5		-34.7	**
Week 28	—	-35.9		-38.4		-40.7

HAQ-DI (range 0-3)
Week 12	-0.56	-0.61		-0.59		-0.60
Week 28	—	-0.74		-0.75		-0.78

Pain VAS
Week 12	-29.0	-32.6		-35.3		-39.7	**
Week 28	—	-40.0		-44.5		-47.2

MMRM = Mixed model repeated measures; used for continuous measures at week 12. MI-LMCF = Multiple imputations with last mean carried forward; used for continuous efficacy measures at Week 28. NRI = nonresponder imputation (NRI); used for dichotomous endpoints at Week 12 and 28. *p<0.05; **p<0.01; ***p<0.001

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Clinical outcomes were further substantiated by objective translational data. An approximately 50% reduction in the mean CRP from baseline, an objective measure of inflammation, was observed through Week 28 in rosnilimab patients who entered the all-active period. Additionally, translational blood and synovial biopsy biomarker data showed differentiated and consistent immunological impact with on-target pharmacological activity in rosnilimab patients that was not observed on placebo. In blood, rosnilimab demonstrated rapid, deep and sustained reductions of approximately 90% in pathogenic T cells (largely Tph, Tph and Teff cells), and an increase in total Tregs. Additionally, synovial biopsies of the most impacted joint taken at baseline and after six weeks showed a deep reduction of approximately 90% in pathogenic T cells (largely Tph cells) at the 400mg Q4W and 600mg Q2W doses, showing a dose response relative to the 100mg Q4W dose.

Consistent with prior rosnilimab studies, all rosnilimab doses through end-of-trial follow up at week 38 demonstrated no treatment-related serious adverse events (“SAEs”), malignancies, anaphylaxis or systemic hypersensitivity, and a low incidence of injection site reactions. Most adverse events (“AEs”) were mild to moderate in severity. Less than 2% of patients in the trial discontinued rosnilimab due to an AE, including only one patient after three months for a moderate headache treated with over-the-counter pain medication. Non-treatment related SAEs observed were consistent with known RA patient history and comorbidities.

ANB033

ANB033 is an antagonist of CD122, the common beta subunit shared by the IL-15 and IL-2 receptors. IL-15 and IL-2 signaling mediate the proliferation and survival of subsets of CD8+ and CD4 T+ cells, NK cells, as well as ILC2s. ANB033 is an antibody designed with an optimal epitope and affinity to CD122 that inhibits IL-15 and IL-2 signaling through both the intermediate affinity IL-2 receptor (comprised of CD122 and the common gamma subunit, CD132) and the high affinity IL-2 receptor (comprised of CD122, CD132 and the alpha receptor subunit for IL-2, CD25) expressed by activated CD4 Th1 and Th2 T cells as well as ILC2. Antagonizing CD122 has the potential to achieve and maintain remission of inflammation through the reduction of disease-causing cytolytic CD8 T cell subsets, including intraepithelial lymphocytes (“IELs”), NK cells and reducing inflammatory cytokine secretion by activated CD4+ Th1 and Th2 cells, as well as ILC2 cells.

We announced top-line data from a healthy volunteer Phase 1a trial of ANB033 in October 2025 that demonstrated no safety concerns at any dose and a rapid and sustained PK profile. A total of 80 subjects were enrolled in the randomized, double-blind, placebo-controlled healthy volunteer Phase 1 trial, where SAD cohorts received SC or IV single doses of ANB033 or placebo, while MAD cohorts received four weekly SC doses of ANB033. ANB033 was generally well-tolerated and no SAE discontinuations, or dose-limiting toxicities were observed in the study. ANB033 demonstrated an estimated two-to-three week half-life and full receptor occupancy for SC and IV routes of administration. A dose response was observed on relevant PD biomarkers. We observed responsive effects with both IV and SC modes of administration, with a 70-75% reduction in CD122-expressing CD8 T cells, which did not result in a meaningful reduction in overall CD8 T cells. Additionally, treatment with ANB033 effectively eliminated all CD122-expressing NK cells, but the overall NK cell count remained above the levels needed to maintain immune competency as not all NK cells in humans express CD122. No overall reductions were observed on regulatory T cell counts in the peripheral blood.

We are conducting a randomized placebo-controlled 60-patient, global Phase 1b trial cohort of ANB033 in CeD. This trial will assess both a cohort of patients with baseline villus height to crypt depth (“Vh:Cd”) ratio greater than 2.0 in a gluten-challenge to assess prevention of further mucosal damage, as well as a cohort of patients with a Vh:Cd ratio less than 2.0, who will not be subjected to a gluten-challenge, to assess the ability to heal mucosal damage in symptom-controlled patients. The two distinct cohorts will enroll 30 patients each, randomized 1:1 between one dose level of subcutaneously administered ANB033 dose and placebo. Key assessments include safety and tolerability, efficacy assessments including the change in Vh:Cd ratio, IEL counts, and PROs, such as the Celiac Disease Symptom Diary (“CDSD”) , as well as PK and immunogenicity.

We also initiated a Phase 1b trial cohort of ANB033 in EoE in the first quarter of 2026.

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ANB101

ANB101 is a blood dendritic cell antigen 2 (“BDCA2”) modulator antibody that targets plasmacytoid dendritic cells (“pDCs”) and inhibits interferon secretion and modulates antigen presentation for the treatment of autoimmune and inflammatory diseases. BDCA2 is a molecule specifically expressed on pDCs, a class of immune cells which, while found in relatively small numbers in healthy individuals, are enriched in patients with a variety of inflammatory diseases, that is critical to the regulation of toll-like receptor signaling and interferon secretion. pDCs are a key upstream node in the inflammatory cascade that serve as a bridge between innate and adaptive immunity. They have been shown to be prolific secretors of type I interferons, which drive activation of a variety of downstream cell types including T cells and monocytes. Together with their ability to present antigens to the adaptive immune system, this creates a pro-inflammatory environment for the establishment and perpetuation of autoimmune pathology. BDCA2 has been implicated in the pathophysiology of systemic lupus erythematosus (“SLE”), where there exists mechanistic clinical proof of concept for pDC modulation.

We initiated a Phase 1 clinical trial of ANB101 in healthy volunteers in March 2025 and the trial is ongoing. ANB101 preclinical data suggests it is a more potent antibody compared to litifilimab with a longer half-life that results in a deeper and more durable PD effect on pDC depletion.

Our Product Candidates

The following table summarizes certain key information about our wholly owned product candidates:

Antibody Program	Therapeutic Indication	Development Stage and Anticipated Milestones			
			IND Enabling	Phase 1	Phase 2	Phase 3
Immune Cell Modulators	**Rosnilimab** (Pathogenic T cell depleter)	**Rheumatoid Arthritis**[1]				
	ANB033 (CD122 antagonist)	**Celiac Disease**				
		Eosinophilic Esophagitis				
	ANB101 (BDCA2 modulator)	**Inflammatory Disease**

(1)

Our complete data from Phase 2b trial of rosnilimab was accepted as a late breaking abstract for oral presentation at American College Rheumatology (ACR) Convergence 2025 in October 2025. (A late breaking abstract is a special submission for a scientific conference, which presents new significant research findings or breakthroughs that become available after the regular abstract submission deadline for a conference expires.) We expect to provide an update on potential Phase 3 advancement in the first half of 2026.

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Our Strategy

We are a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics. Our antibodies modulate key nodes governing the body’s regulation of autoimmunity and inflammation. Dysregulated immune responses may result in abnormal and pathological inflammation in diseases with large and substantially underserved patient populations in therapeutic areas including but not limited to gastroenterology, rheumatology, dermatology, and respiratory. The key elements of our strategy include:

•	Enabling broad development of our autoimmunity and inflammation-focused portfolio.

•

Generating translational and clinical data to characterize the mechanism and differentiation of our molecules from in-class competitors, other modalities in clinical development, and relative to standard of care, to optimize development of our molecules to address diseases and patient subsets with unmet medical need.

•	Innovating clinical development and execution to efficiently and optimally achieve proof-of-concept and execute registrational studies in key global markets.

•	Facilitating the global commercialization of our product candidates while retaining rights in key commercial markets to enable us to become a fully integrated development and commercial organization.

•	Continuing to leverage our research expertise to identify, license and/or innovate potentially best-in-class antibodies against high-value immunological targets.

•	Maximizing return on equity through execution against a multi-year capital and operating plan.

As described in the section titled “Risk Factors” and elsewhere in this information statement, the clinical development of drug product candidates is subject to a wide range of risks and uncertainties, any of which could cause our actual development strategy or timeframes to vary.

Antibody Overview

Antibodies are complex proteins naturally generated by the immune system to neutralize foreign pathogens such as bacteria or viruses. B cells, a white blood cell type responsible for the generation of antibodies in response to pathogens, secrete billions of antibodies with different specificities into the bloodstream. Antibodies are structurally distinct Y-shaped proteins formed through the combination of two long proteins, called heavy chains, and two short proteins, called light chains. Each heavy and light chain pair forms a binding site where the antibody specifically binds its target, otherwise known as an antigen, at the Fab domain of the antibody molecule. The specificity of each antibody to a target, and the potency of its binding strength to that target are defined by the amino acid sequences of heavy and light chains in the Fab domain of the antibody molecule. The other end of the antibody, called the Fc domain, is responsible for communication between the antibody and the rest of the immune system.

Therapeutic antibodies are typically non-naturally occurring, or recombinant, antibodies specifically developed to treat human diseases by binding to certain proteins, and thereby modulating key biological processes. Therapeutic antibodies are injectable products that are typically dosed subcutaneously or intravenously, unlike synthetic chemistry-based “small molecule” therapeutics that may also be administered orally. Therapeutic antibodies have the following key features that we believe make them more predictable than small molecules:

Fab Domain. Due to the relatively large size and complex nature of the antibody Fab domain, antibodies generally bind with high specificity to the desired therapeutic target and tend to exhibit less off-target binding to unrelated proteins, which lowers the risk of unintended biological side effects such as toxicity. Because target proteins are typically larger than antibody Fab domains, antibodies can be generated against a variety of specific

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binding epitopes on a given single protein, which can alter the functional activity of the protein. For example, antibodies binding to unique epitopes on a single target protein can act as antagonists or agonists of the natural target protein function.

Fc Domain. The Fc domain of an antibody is the tail region that interacts with cell surface receptors called Fc receptors and some proteins of the complement system. In humans, there are five Fc domains referred to as isotypes (IgA, IgD, IgM, IgG, IgE) and numerous Fc receptors expressed on specialized immune cells. Many therapeutic antibodies are subtypes of the IgG isotype and are chosen specifically to limit or induce immune system activity for therapeutic purposes. Engagement of Fc domains by specific Fc receptors can modulate biological activity, for example, by clustering the target protein on the cell surface in an immune synapse, leading to modulation of the target protein activity and hence altering the function of the cell expressing the target protein. Specific Fc domain and Fc receptor interactions may also trigger killing of a cell, often referred to as “effector function” of the antibody, via cytotoxic mechanisms depending on the cell type bearing the Fc receptor. In some therapeutic settings, mutations can be made to the Fc domain to weaken or entirely abrogate Fc receptor interactions. In creating the most efficacious therapeutic antibody, an appropriate Fc domain is often utilized to avoid or induce immune system activity that contributes to its broader mechanism of action. We believe that therapeutic antibodies can be significantly de-risked preclinically for specificity, toxicology, pharmacokinetics, and modulation of immune system activity, which is not generally true for small molecule drugs.

Pharmacokinetics and Dosing Frequency. As complex proteins, antibodies are metabolized and distributed differently than small molecules. Full length antibodies tend to exhibit serum half-lives of seven to 24 days in humans, leading to bi-weekly or monthly dosing as typical practice for therapeutic antibodies.

Potency and Dose Quantities. Antibodies are typically highly potent in binding affinity to their desired target, with binding dissociation constants in the low nanomolar to picomolar range. Hence, antibodies tend to be dosed at low amounts (less than one gram quantities per course of therapy).

Our approach to antibody design focuses on discovering and optimizing therapeutic antibodies tailored to modulate immune function. We use a variety of technologies to optimize the Fab domain of an antibody in ways that we believe both create a therapeutic antibody with highly potent functional activity and mitigate potential manufacturing liabilities.

We also optimize the Fc domain of the antibody, when needed, to tailor it for specific activity such as reducing Fc receptor interactions or optimizing Fc receptor interactions, in combination with the Fab domain of the antibody, to specifically modulate immune cell function, engage effector function that kills specific targeted immune cells, or leverage a combination of both activities. We further optimize the overall antibody through humanization and removal of liabilities that could potentially affect the structure, stability, pharmacology, manufacturability or immunogenicity of the antibody.

Optimized antibodies are tested in an extensive suite of immune cell assays, using engineered cell lines, and more relevantly, primary human immune cells from healthy and diseased individuals that we believe most accurately recapitulate the conditions in which the antibody will need to have optimal activity in patients.

We believe that our approach to antibody design allows us to effectively tailor antibody discovery to achieve a unique therapeutic benefit.

Intellectual Property

Our intellectual property is critical to our business and we strive to protect it, including by obtaining and maintaining patent protection in the United States and internationally for product candidates, novel biological discoveries, epitopes, new therapeutic approaches and potential indications, and other inventions that are important to our business. In total, our patent portfolio, including patents licensed from Centessa, and patents to

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certain antibody discovery technology consisted of approximately 46 issued patents and 99 pending patent applications as of December 31, 2025. The foregoing does not include certain patents and patent applications that are not material to our business and which we intend to let lapse.

For our product candidates, generally we initially pursue patent protection covering compositions of matter including antibody sequences, methods of use, and methods of production. Throughout the development of our product candidates, we seek to identify additional means of obtaining patent protection that would potentially enhance commercial success.

The patent portfolios for our internal programs are outlined below:

Rosnilimab

As of December 31, 2025, we owned 33 patents and pending patent applications in various countries directed to the antibody sequence of rosnilimab and its variants, methods of use and related matters. We intend to prosecute our pending applications, and/or other patent applications claiming priority thereto, and pursue patent issuance and protection in key commercial markets where significant product sales may occur. Patents that have issued or that may issue from or claim priority to our pending applications could provide protection for aspects of this product candidate until June 2040.

ANB033

As of December 31, 2025, we owned 16 pending patent applications in various countries and one pending international (PCT) patent application directed to the antibody sequence of ANB033 and its variants, methods of use and related matters. We intend to prosecute these patent applications, file additional patent applications claiming priority to these patent applications, and pursue patent issuance, in key commercial markets where significant product sales may occur. Patents that may issue claiming priority to these patent applications could provide protection for aspects of this product candidate until September 2045.

ANB101

As of December 31, 2025, we owned rights to 17 patents and pending patent applications in various countries directed to the antibody sequence of ANB101 and its variants, methods of use and related matters. We intend to prosecute the pending applications, and/or other patent applications claiming priority thereto, and pursue patent issuance and protection in key commercial markets where significant product sales may occur. Patents that have issued or that may issue from or claim priority to the pending applications could provide protection for aspects of these product candidates until August 2040.

License Agreement with Centessa

On November 24, 2023, we entered into an exclusive license agreement (as amended, the “Centessa Agreement”) with Centessa, pursuant to which we acquired the exclusive global development and commercialization rights to a blood dendritic cell antigen 2 (BDCA2) modulator antibody portfolio, including lead asset CBS004 (renamed ANB101), CBS008 (renamed ANB102) and the related family of backup antibodies, for the treatment of autoimmune and inflammatory diseases.

In connection with the Centessa Agreement, we paid Centessa an upfront cash payment of $4.0 million and an additional cash payment of $3.0 million as reimbursement to Centessa for manufacturing costs incurred. There were $0.3 million in transaction costs incurred. The total transaction amount of $7.3 million was expensed as in-process research and development and classified as an operating activity in the statement of cash flows. We accounted for the transaction as an asset acquisition as the set of acquired assets did not constitute a business.

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Under the terms of the Centessa Agreement, Centessa may be entitled to receive potential future payments of up to $10.0 million upon the achievement of a certain event-based milestone and would be entitled to receive on a product-by-product and country-by-country basis, a royalty of low single digits on annual net sales of any product in the territory in each calendar year until, on a product-by-product and country-by-country basis, the latest of: (a) expiration of the last-to-expire licensed patent covering such product in such country, (b) expiration of regulatory exclusivity for such product in such country and (c) ten years after the first commercial sale of such product in such country. We have not recognized a liability for the associated $10.0 million contingent consideration because, as of December 31, 2025, achievement of the milestone is not probable in the near term.

Other Intellectual Property Matters

The patent positions of biotechnology companies like ours are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, we may not obtain or maintain adequate patent protection for any of our product candidates. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties. For a more comprehensive discussion of the risks related to our intellectual property, please see “Risk Factors—Risks Related to Intellectual Property.”

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application related to the patent. A U.S. patent also may be accorded a patent term adjustment (“PTA”) under certain circumstances to compensate for delays in obtaining the patent from the USPTO. In some instances, such a PTA may result in a U.S. patent term extending beyond 20 years from the earliest date of filing a non-provisional patent application related to the U.S. patent. In addition, the term of a U.S. patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval, we expect to apply for patent term extensions on patents covering those products. We plan to seek patent term extensions to any of our issued patents in any jurisdiction where these are available, however there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions.

We also rely on trade secrets relating to our research and development and product candidates and seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets.

It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the course of the individual’s relationship

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with us is to be kept confidential and not disclosed to third parties except in specific circumstances. Our agreements with employees also provide that all inventions conceived by the employee in the course of employment with us or from the employee’s use of our confidential information are our exclusive property.

Manufacturing

We must manufacture our product candidates for clinical trial use in compliance with cGMP regulations. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of materials, components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products. The manufacturing facilities for our product candidates must meet cGMP requirements and global regulatory requirements before any product is approved and we can manufacture commercial products. Our third-party manufacturers will be subject to periodic regulatory inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of our products to assess compliance with applicable regulations.

Our internal manufacturing capabilities include non-cGMP antibody and reagent production using small scale quantities for characterization and in vitro and in vivo preclinical assessment of product candidates. We do not have and we do not currently plan to acquire or develop the facilities or capabilities to manufacture our product candidates for use in human clinical trials.

We rely on third-party manufacturers to generate cGMP compliant cell lines and will rely on them to produce cGMP drug substance and drug product required for our clinical trials, and we expect to continue to rely on third parties to manufacture clinical trial drug supplies for the foreseeable future. We also contract with additional third parties for the testing, labeling, packaging, storage and distribution of investigational drug products. We have personnel with significant technical, manufacturing, analytical, quality, including cGMP regulations, and project management experience to oversee our third-party manufacturers and to manage manufacturing and quality data and information for regulatory compliance purposes. While our contract manufacturers have not yet produced commercially approved cGMP batches of our product candidates, they have previously manufactured products for other companies in compliance with cGMP regulations and have been previously inspected by regulatory authorities for compliance with cGMP standards.

Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including warning letters, the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations and civil and criminal penalties. These actions could have a material impact on the availability of our products. Third-party manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel.

Competition

The biotechnology and pharmaceutical industries are characterized by continuing technological advancement and significant competition. While we believe that our product candidates, technology, knowledge, experience and scientific resources provide us with competitive advantages, we face competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety and convenience of our products and the ease of use and effectiveness of any companion diagnostics. The level of generic competition and the availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our products. Our competitors

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also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Many of the companies against which we may compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Specifically, there are several companies developing or marketing treatments that may be approved for the same indications and/or diseases as our product candidates, including major pharmaceutical companies.

For rosnilimab, our competitors include non-depleting PD-1 agonist antibodies, GS-0151 (Gilead) in Phase 1b development for the treatment of rheumatoid arthritis, and S-4321 (Seismic Therapeutics) in Phase 1 development. Our commercial-stage competitors in moderate-to-severe rheumatoid arthritis include monoclonal antibodies targeting anti-TNF (Humira; Abbvie), IL-6 (Actemra; Roche and Kevzara; Regeneron), CD-80/86 (Orencia; BMS), CD-20 (Rituxan; Roche), and janus kinase inhibitors (Rinvoq; AbbVie, Olumiant; Eli Lilly, and Xeljanz; Pfizer).

For our anti-CD122 antagonist antibody program, our clinical competitors include an anti-CD122 antagonist antibody, FB-102 (Forte Bioscience) in Phase 2a development for the treatment of CeD, Phase 1b development for the treatment of vitiligo, and Phase 1b development for the treatment of alopecia areata, and two anti-IL-15 monoclonal antibodies, GIA632 (Novartis) in Phase 2a development for atopic dermatitis and with proof-of-concept, Phase 1b data for the treatment of CeD and EoE, and TEV-53408 (Teva), in Phase 2 development for the treatment of CeD and vitiligo. To date, there are no FDA-approved therapies for the treatment of celiac disease and only one FDA-approved biologic, Dupixent, for the treatment of EoE.

For our anti-BDCA2 program, our competitors include another anti-BDCA2 antibody, litifilimab (Biogen) in Phase 3 development for SLE and CLE, and a bispecific fusion protein targeting BDCA2 and BAFF/APRIL, DNTH212 (Dianthus Therapeutics) in Phase 1 development, and an anti-ILT7 antibody, daxdilimab (Amgen) in Phase 2 development.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the EU, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

FDA approval process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (“FDC Act”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Biological products used for the prevention, treatment, or cure of a disease or

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condition of a human being are subject to regulation under the FDC Act, except the section of the FDC Act which governs the approval of new drug applications (“NDAs”). Biological products are approved for marketing under provisions of the Public Health Service Act (“PHSA”), via a BLA. However, the application process and requirements for approval of BLAs are similar to those for NDAs, and biologics are associated with similar approval risks and costs as drugs. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending NDAs or BLAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Biological product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence in the United States, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA premarket approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practices (“GCPs”), an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (“IRB”) for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support BLAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the biologic into healthy human subjects or patients, the product is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. Phase 2 usually involves clinical trials in a limited patient population to determine the effectiveness of the drug or biologic for a particular indication, dosage tolerance, and optimal dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit risk relationship of the drug or biologic and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate

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the efficacy of the biologic. A single Phase 3 clinical trial may be sufficient in rare instances, including (i) where the clinical trial is a large multicenter clinical trial demonstrating internal consistency and a statistically persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second clinical trial would be practically or ethically impossible; or (ii) when in conjunction with other confirmatory evidence.

After completion of the required clinical testing, a BLA is prepared and submitted to the FDA. FDA approval of the BLA is required before marketing of the product may begin in the United States. The BLA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting a BLA is substantial. The submission of most BLAs is additionally subject to a substantial application user fee, and the applicant under an approved BLA is also subject to annual product and establishment user fees. These fees are typically increased annually. The FDA has 60 days from its receipt of a BLA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is filed, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of BLAs. Most such applications for standard review biologic products are reviewed within 10 months of the date the BLA is filed with the FDA; most applications for priority review biologics are reviewed within six months of the date the BLA is filed with the FDA. Priority review can be applied to a biologic that the FDA determines has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel biologic products, or biologic products that present difficult questions of safety or efficacy, to an advisory committee-typically a panel that includes clinicians and other experts-for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the biologic product is manufactured. The FDA will not approve the product unless compliance with cGMP regulations is satisfactory and the BLA contains data that provide substantial evidence that the biologic is safe, pure, potent and effective in the indication studied.

After the FDA evaluates the BLA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. As a condition of BLA approval, the FDA may require a REMS to help ensure that the benefits of the biologic outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.

Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities,

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require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs.

Foreign clinical studies to support an IND

The FDA will accept as support for an IND a well-designed, well-conducted, non-IND foreign clinical study if it was conducted in accordance with GCP and the FDA is able to validate the data from the study through an onsite inspection, if necessary. A sponsor or applicant who wishes to rely on a non-IND foreign clinical study to support an IND must submit the following supporting information to the FDA to demonstrate that the study conformed to GCP:

•	the investigator’s qualifications;

•	a description of the research facilities;

•	a detailed summary of the protocol and study results and, if requested, case records or additional background data;

•	a description of the drug substance and drug product, including the components, formulation, specifications, and, if available, the bioavailability of the drug product;

•	information showing that the study is adequate and well controlled;

•	the name and address of the independent ethics committee that reviewed the study and a statement that the independent ethics committee meets the required definition;

•	a summary of the independent ethics committee’s decision to approve or modify and approve the study, or to provide a favorable opinion;

•	a description of how informed consent was obtained;

•	a description of what incentives, if any, were provided to subjects to participate;

•	a description of how the sponsors monitored the study and ensured that the study was consistent with the protocol;

•	a description of how investigators were trained to comply with GCP and to conduct the study in accordance with the study protocol; and

•	a statement on whether written commitments by investigators to comply with GCP and the protocol were obtained.

Disclosure of clinical trial information

Sponsors of clinical trials of FDA-regulated products, including biological products, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the clinical trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Pediatric information

Under the Pediatric Research Equity Act (“PREA”), NDAs or BLAs or supplements to NDAs or BLAs must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for

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which the biological product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, the PREA does not apply to any biological product for an indication for which Orphan Drug Designation has been granted.

The Best Pharmaceuticals for Children Act (“BPCA”) provides sponsors of NDAs with an additional six-month period of market exclusivity for all unexpired patent or non-patent exclusivity on all forms of the drug containing the active moiety if the sponsor submits results of pediatric studies specifically requested by the FDA under BPCA within required timeframes. The BPCA provides sponsors of BLAs an additional six-month extension for all unexpired non-patent market exclusivity on all forms of the biological containing the active moiety pursuant to the BPCA if the conditions under the BPCA are met.

Additional controls for biologics

To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer.

In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. As with drugs, after approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

Patent term restoration

After approval, owners of relevant drug or biologic patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA or BLA submission) and all of the review phase (the time between NDA or BLA submission and approval up to a maximum of five years). The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years from the date of marketing approval.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that the drug covered by the patent for which a patent extension is being sought is likely to be approved. Interim patent extensions are not available for a drug or biologic for which an NDA or BLA has not been submitted.

Biosimilars

The Biologics Price Competition and Innovation Act of 2009 created an abbreviated approval pathway for biological products shown to be highly similar to or interchangeable with an FDA-licensed reference biological

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product. Biosimilarity sufficient to reference a prior FDA-approved product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity must be shown through analytical trials, animal trials, and a clinical trial or trials, unless the Secretary of the U.S. Department of Health and Human Services (“HHS”) waives a required element. A biosimilar product may be deemed interchangeable with a prior approved product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. The first biosimilar was approved by the FDA in 2015, and the first interchangeable product was approved in 2021.

A reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product, and no application for a biosimilar can be submitted for four years from the date of licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar, (ii) 18 months after the first interchangeable biosimilar is approved if there is no patent challenge, (iii) 18 months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant, or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.

Post-approval requirements

Once a BLA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of biologics, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, may require a submission to and approval by the FDA before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application and similar procedures and actions in reviewing BLA or supplements as in reviewing BLAs.

Adverse event reporting and submission of periodic reports are required following FDA approval of a BLA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, biological product manufacture, packaging, and labeling procedures must continue to conform to cGMP regulations after approval. Biologic manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMP regulations. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMP regulations. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered. In addition, biological product manufacturers in the U.S. must comply with applicable provisions of the Drug Supply Chain Security Act and provide and receive product tracing information, maintain appropriate licenses, ensure they only work with other properly licensed entities and have procedures in place to identify and properly handle suspect and illegitimate products.

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Other U.S. health care laws and compliance requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the CMS, other divisions of the HHS (such as the Office of Inspector General), the U.S. Department of Justice (“DOJ”), and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs may have to comply with the anti-fraud and abuse provisions of the Social Security Act, anti-kickback statutes, false claims laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act (“HIPAA”), and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal health care programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the ACA to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (discussed below).

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Federal false claims and false statement laws, including the federal False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal health care programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Recently, several pharmaceutical and other health care companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus generally non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any health care benefit program, including private third-party payors, willfully obstructing a criminal investigation of a health care offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or

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device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Like the Anti-Kickback Statute, the ACA amended the intent standard for certain health care fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Moreover, the Drug Supply Chain Security Act imposes new obligations on manufacturers of pharmaceutical products related to product tracking and tracing. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other health care entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state health care laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from

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participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Coverage, pricing and reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state health care programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. Further, reductions in health insurance and other healthcare funding as a result of the OBBBA may exacerbate the cost-consciousness of third-party payors and their willingness to provide coverage for newly developed products such as ours. As a result, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on health care pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare reform

Healthcare reforms that have been adopted, and that may be adopted in the future, could result in further reductions in coverage and levels of reimbursement for pharmaceutical products, increases in rebates payable

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under U.S. government rebate programs and additional downward pressure on pharmaceutical product prices. Healthcare reform initiatives include the enactment of the Inflation Reduction Act (“IRA”), which, among other things, allows the HHS to negotiate the selling price of certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, although only high-expenditure single-source drugs that have been approved for at least seven years (11 years for biologics) can be selected by CMS for negotiation, with the negotiated price taking effect two years after the selection year. For 2026, the first year in which negotiated prices become effective, CMS selected 10 high-cost Medicare Part D products in 2023, negotiations began in 2024, and the negotiated maximum fair price for each product has been announced. These negotiations resulted in significant price reductions for the products from their 2023 list prices, ranging from 38 to 79 percent, with an average price reduction of 59.4 percent. CMS has selected 15 additional Medicare Part D drugs for negotiated maximum fair pricing in 2027. For 2028, an additional 15 drugs, which may be covered under either Medicare Part B or Part D, will be selected, and for 2029 and subsequent years, 20 Part B or Part D drugs will be selected. Negotiations for Medicare Part D products begin in 2024 with the negotiated price taking effect in 2026, and negotiations for Medicare Part B products begin in 2026 with the negotiated price taking effect in 2028. In August 2023, HHS announced the 10 Medicare Part D drugs and biologics that it selected for negotiations, and by October 1, 2023, each manufacturer of the selected drugs signed a manufacturer agreement to participate in the negotiations. HHS announced the negotiated maximum fair prices on August 15, 2024, and this price cap, which cannot exceed a statutory ceiling price, came into effect on January 1, 2026. Beginning in January 2023 for Medicare Part B and October 2022 for Medicare Part D, the IRA will also penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation and in November 2024, CMS finalized regulations pertaining to these inflation rebates. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties. Further, in July 2025, the OBBBA was signed into law, and restored immediate deductibility of domestic expenditures, while foreign expenditures will continue to be capitalized and amortized over fifteen years. The OBBBA is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. The OBBBA also narrows access to ACA marketplace exchange enrollment and declined to extend the enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces, which expired in 2025. Additionally, in June 2024, the U.S. Supreme Court overturned the longstanding Chevron doctrine, under which courts were required to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes. This decision could result in additional legal challenges to current regulations and guidance issued by federal agencies applicable to our operations, including those issued by the FDA. It is unclear to what extent other statutory, regulatory, and administrative initiatives will be enacted and implemented in the future.

We expect that additional state and federal healthcare reform measures will be adopted in the future.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”), prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional regulation

In addition to the foregoing, we are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances, including the Occupational Safety and Health Act, the

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Resource Conservancy and Recovery Act and the Toxic Substances Control Act. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.

Europe/rest of world government regulation

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval of a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the UK and countries in the EU, for example, a Clinical Trial Authorisation (“CTA”) must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries. The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug or biological product under EU and UK regulatory systems, we must submit a marketing authorization application. The application used to file the BLA in the United States is similar to that required in the EU and the UK, with the exception of, among other things, country-specific document requirements. For other countries outside of the EU and the UK, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we or our potential collaborators fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Employees and Human Capital Resources

As of January 31, 2026, we had 104 employees. Of these employees, 72 were primarily engaged in research and development activities and 33 held a doctorate degree such as an M.D., Ph.D., or PharmD. None of our employees are represented by a labor union or covered by collective bargaining agreements. We have never experienced a work stoppage and believe that we have good employee relations.

We view our diverse employee population and our culture as key to our success. Our company culture prioritizes learning, supports growth and empowers us to reach new heights. We recruit employees with the skills and training relevant to succeed and thrive in their functional responsibilities. We assess the likelihood that a particular candidate will contribute to the company’s overall goals, and beyond their specifically assigned tasks. Depending on the position, our recruitment reach can be local as well as national. We provide competitive compensation and benefits that are tailored specifically to the needs and requests of our employees.

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Properties

Our principal executive office is located at 10770 Wateridge Circle in San Diego, California, and consists of approximately 45,000 square feet of leased office and laboratory space under a lease for a term of 124 months, beginning on April 5, 2021. The terms of the Lease Agreement provide us with an option to extend the term of the lease for an additional five years, as well as a one-time option to terminate the lease after seven years with the payment of a termination fee. We use these facilities for our administrative, research and development and other activities.

Legal Proceedings

From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We investigate these claims as they arise and accrue estimates for resolution of legal and other contingencies when losses are probable and estimable. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our combined financial statements and related notes thereto included elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this information statement, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see “Special Note Regarding Forward-Looking Statements.”

Spin-Off from AnaptysBio, Inc.

On September 29, 2025, AnaptysBio, Inc. announced its intention to separate, by means of a spin-off, its Biopharma Co. Business, which will be a clinical-stage biotechnology company focused on the development and potential commercialization of innovative therapeutics for autoimmune and inflammatory diseases, including rosnilimab, ANB033 and ANB101 from AnaptysBio, Inc. which will hold and continue to manage the rights to the dostarlimab royalties from the GSK Collaboration and imsidolimab royalties from the Vanda Collaboration, with a focus on protecting and returning value of the royalties to its stockholders. The Spin-Off will create Biopharma Co, a separate, independent, publicly traded company. As part of the separation, AnaptysBio, Inc. intends to transfer the assets, liabilities and operations of its Biopharma Co. Business to Biopharma Co. The Spin-Off is expected to be completed by      , 2026, subject to final approval by the AnaptysBio, Inc. Board and other customary conditions.

Biopharma Co’s historical combined financial statements have been prepared on a standalone basis and are derived from AnaptysBio, Inc.’s consolidated financial statements and accounting records. Therefore, these financial statements reflect, in conformity with U.S. GAAP, Biopharma Co’s combined financial position, results of operations and cash flows as the business was historically operated as part of AnaptysBio, Inc. prior to the Spin-Off. They may not be indicative of Biopharma Co’s future performance and do not necessarily reflect what Biopharma Co’s combined financial position, results of operations and cash flows would have been had Biopharma Co. operated as a separate, publicly traded company during the periods presented, particularly because the Company expects that changes will occur in our operating structure and its capitalization as a result of the separation from AnaptysBio, Inc.

Biopharma Co’s combined statements of operations reflect allocations of certain expenses, including research and development expenses and administrative expenses, and allocations of certain assets and liabilities from the financial statements of AnaptysBio, Inc., as applicable. Management believes these cost allocation methods are reasonable and reflect the services provided to Biopharma Co. during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had Biopharma Co. operated as a standalone public company. Related party cost allocations are further described in Note 5. Related-Party Transactions to the audited combined financial statements. Biopharma Co. expects to provide some of the services related to these general and administrative functions to AnaptysBio, Inc. on a transitional basis following the Spin-Off. These services will be provided under the Transition Services Agreement, which is described in “Certain Relationships and Related Party Transactions” in this information statement.

We intend to enter into a Separation and Distribution Agreement and a Transition Services Agreement with AnaptysBio, Inc. to govern the Spin-Off and our relationship with AnaptysBio, Inc. following the Spin-Off, as described in “Certain Relationships and Related Party Transactions—Agreements to be Entered Into in Connection with the Spin-Off” in this information statement. These agreements will provide for the allocation between Biopharma Co. and AnaptysBio, Inc. of AnaptysBio, Inc.’s assets, employees, liabilities and obligations (including its investments, property, employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Biopharma Co’s separation from AnaptysBio, Inc. and will govern certain relationships between Biopharma Co. and AnaptysBio, Inc. after the Spin-Off.

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Overview

We are a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics for autoimmune and inflammatory diseases. Our clinical-stage pipeline includes rosnilimab, a selective pathogenic T cell depleter, for which we completed a Phase 2b trial for the treatment of moderate-to-severe rheumatoid arthritis (“RA”), ANB033, a CD122 antagonist, in a Phase 1b trial for celiac disease (“CeD”) and eosinophilic esophagitis (“EoE”), and ANB101, a BDCA2 modulator, in a Phase 1a trial. Certain terms used in this section are defined in the section “Glossary of Terms.”

Our Wholly Owned Clinical Stage Pipeline

Our antibodies are in development to treat inflammatory diseases. We believe these molecules have potential applicability across a broad range of autoimmune and inflammatory diseases, including in gastroenterology, rheumatology, dermatology, respiratory, and other therapeutic areas.

Rosnilimab

Rosnilimab is an IgG1 antibody that directly targets pathogenic T cells, such as activated Tph/Tfh and T effector cells, in the periphery or inflamed tissue. These T cells, when activated, proliferate and migrate, and secrete the inflammatory cytokines that are the drivers of autoimmune and inflammatory diseases. Rosnilimab is designed to selectively deplete pathogenic T cells in both inflamed tissue and the periphery while sparing non-pathogenic T cells, including naïve T cells, to preserve overall immune function and restore immune homeostasis. This drives specific immunological outcomes, such as a reduction in T cell proliferation, migration and cytokine secretion, and a reduction of plasma cell generation and autoantibody levels. We announced top-line data from a healthy volunteer Phase 1 trial of rosnilimab in November 2021 that supported advancement of rosnilimab into subsequent patient trials. A total of 144 subjects were enrolled in the randomized, double-blind, placebo-controlled healthy volunteer Phase 1 trial, where single ascending dose (“SAD”) cohorts received subcutaneous (“SC”) or intravenous (“IV”) single doses of rosnilimab up to 600mg or placebo, while multiple ascending dose (“MAD”) cohorts received four weekly subcutaneous doses of rosnilimab ranging up to 400mg or placebo. Rosnilimab was generally well-tolerated and no dose-limiting toxicities were observed. Rosnilimab demonstrated a sustained systemic exposure and dose-proportionality with an estimated two-week half-life for subcutaneous and IV routes of administration.

In February 2025, we announced initial data that was updated in June 2025, from rosnilimab’s randomized, placebo-controlled, global 424-patient, Phase 2b clinical trial for moderate-to-severe rheumatoid arthritis. Patients were randomized to receive either 100mg of subcutaneous rosnilimab every four weeks (Q4W), 400mg Q4W, 600mg every two weeks, or placebo.

During the three-month placebo-controlled period, the trial achieved its primary endpoint by observing the reduction of disease activity using the disease activity score, 28 joints (DAS-28) C-Reactive Protein (“CRP”) score as well as ACR20 response (an accepted Phase 3 registrational endpoint) at Week 12 in all three doses of rosnilimab compared to placebo. Rosnilimab achieved its secondary endpoint by demonstrating statistical significance in at least one dose and numerical superiority at all doses, including once monthly administration, on ACR20, ACR50 and with respect to the clinical disease activity index (“CDAI”) low disease activity (“LDA”) score at Week 12. Specifically, at Week 12, ACR20 achieved statistical significance at 100 mg (p < 0.05), 400 mg (p < 0.01), and 600 mg (p < 0.001); ACR50 at 600 mg (p < 0.05); and CDAI LDA at 100 mg (p < 0.05) and 400 mg (p < 0.01).

Following completion of the Week 14 visit, 69% (or 220 of the 318) rosnilimab-treated patients who achieved CDAI LDA at this timepoint continued their assigned treatment through six months in a blinded, all-active treatment period. At six months, rosnilimab results demonstrated deepening of responses through six months on CDAI LDA, CDAI remission and ACR70 and independent of prior treatments, including anti-TNFα,

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anti-IL6R or JAK inhibitors. Importantly, this was particularly observed in b/tsDMARD-experienced patients for the 400mg Q4W and 600mg Q2W doses, showing a dose response relative to the 100mg Q4W dose. Furthermore, Week 28 clinical responses across multiple measures, including CDAI LDA, mean CDAI, mean DAS28-CRP and ACR50/70, were durable off-drug through at least three months after the last rosnilimab dose and we believe suggests potential for extended dosing (e.g., Q8W/Q12W) after initial monthly dosing. Due to the trial design, max response rates for rosnilimab have not yet been observed as strict criteria at Week 14 prevented additional patients with meaningful improvement from continuing treatment in the trial.

A table summarizing the results for primary and secondary endpoints follows:

Efficacy Measure	Placebo (N=106)	Rosnilimab 100mg Q4W (N=106)		Rosnilimab 400mg Q4W (N=107)		Rosnilimab 600mg Q2W (N=105)

Primary Endpoint

DAS28-CRP at Week 12 (mean change from baseline)	-1.69	-2.06	**	-2.12	**	-2.06	**

Select Secondary Endpoint^ (% of participants)

ACR20 at Week 12^	52.8	68.9	*	70.1	**	75.2	***

ACR50 at Week 12^	33.0	44.3		36.4		46.7	*
Week 28	—	45.3		48.6		58.1

ACR70 at Week 12^	17.9	21.7		21.5		21.9
Week 28	—	40.6		36.4		44.8

CDAI ≤10 (LDA) at Week 12^	31.1	46.2	*	49.5	**	38.1
Week 28	—	52.8		54.2		62.9

Select Exploratory Endpoints (Mean Change from Baseline)

DAS28-CRP
Week 28	—	-2.51		-2.51		-2.57

hs-CRP
Week 12	-0.73	-9.67	***	-10.10	***	-7.60	**
Week 28	—	-7.23		-10.55		-5.98

Patient Global Assessment
Week 12	-25.4	-30.1		-30.5		-34.7	**
Week 28	—	-35.9		-38.4		-40.7

HAQ-DI (range 0-3)
Week 12	-0.56	-0.61		-0.59		-0.60
Week 28	—	-0.74		-0.75		-0.78

Pain VAS
Week 12	-29.0	-32.6		-35.3		-39.7	**
Week 28	—	-40.0		-44.5		-47.2

MMRM = Mixed model repeated measures; used for continuous measures at week 12. MI-LMCF = Multiple imputations with last mean carried forward; used for continuous efficacy measures at Week 28. NRI = nonresponder imputation (NRI); used for dichotomous endpoints at Week 12 and 28. *p<0.05; **p<0.01; ***p<0.001

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Clinical outcomes were further substantiated by objective translational data. An approximately 50% reduction in the mean CRP from baseline, an objective measure of inflammation, was observed through Week 28 in rosnilimab patients who entered the all-active period. Additionally, translational blood and synovial biopsy biomarker data showed differentiated and consistent immunological impact with on-target pharmacological activity in rosnilimab patients that was not observed on placebo. In blood, rosnilimab demonstrated rapid, deep and sustained reductions of approximately 90% in pathogenic T cells (largely Tph, Tph and Teff cells), and an increase in total Tregs. Additionally, synovial biopsies of the most impacted joint taken at baseline and after six weeks showed a deep reduction of approximately 90% in pathogenic T cells (largely Tph cells) at the 400mg Q4W and 600mg Q2W doses, showing a dose response relative to the 100mg Q4W dose.

Consistent with prior rosnilimab studies, all rosnilimab doses through end-of-trial follow up at week 38 demonstrated no treatment-related serious adverse events (“SAEs”), malignancies, anaphylaxis or systemic hypersensitivity, and a low incidence of injection site reactions. Most adverse events (“AEs”) were mild to moderate in severity. Less than 2% of patients in the trial discontinued rosnilimab due to an AE, including only one patient after three months for a moderate headache treated with over-the-counter pain medication. Non-treatment related SAEs observed were consistent with known RA patient history and comorbidities.

ANB033

ANB033 is an antagonist of CD122, the common beta subunit shared by the IL-15 and IL-2 receptors. IL-15 and IL-2 signaling mediate the proliferation and survival of subsets of CD8+ and CD4 T+ cells, NK cells, as well as ILC2s. ANB033 is an antibody designed with an optimal epitope and affinity to CD122 that inhibits IL-15 and IL-2 signaling through both the intermediate affinity IL-2 receptor (comprised of CD122 and the common gamma subunit, CD132) and the high affinity IL-2 receptor (comprised of CD122, CD132 and the alpha receptor subunit for IL-2, CD25) expressed by activated CD4 Th1 and Th2 T cells as well as ILC2. Antagonizing CD122 has the potential to achieve and maintain remission of inflammation through the reduction of disease-causing cytolytic CD8 T cell subsets, including intraepithelial lymphocytes (“IELs”), NK cells and reducing inflammatory cytokine secretion by activated CD4+ Th1 and Th2 cells, as well as ILC2 cells.

We announced top-line data from a healthy volunteer Phase 1a trial of ANB033 in October 2025 that demonstrated no safety concerns at any dose and a rapid and sustained PK profile. A total of 80 subjects were enrolled in the randomized, double-blind, placebo-controlled healthy volunteer Phase 1 trial, where SAD cohorts received SC or IV single doses of ANB033 or placebo, while MAD cohorts received four weekly SC doses of ANB033. ANB033 was generally well-tolerated and no SAE discontinuations, or dose-limiting toxicities were observed in the study. ANB033 demonstrated an estimated two-to-three week half-life and full receptor occupancy for SC and IV routes of administration. A dose response was observed on relevant PD biomarkers. We observed responsive effects with both IV and SC modes of administration, with a 70-75% reduction in CD122-expressing CD8 T cells, which did not result in a meaningful reduction in overall CD8 T cells. Additionally, treatment with ANB033 effectively eliminated all CD122-expressing NK cells, but the overall NK cell count remained above the levels needed to maintain immune competency as not all NK cells in humans express CD122. No overall reductions were observed on regulatory T cell counts in the peripheral blood.

We are conducting a randomized placebo-controlled 60-patient, global Phase 1b trial cohort of ANB033 in CeD. This trial will assess both a cohort of patients with baseline villus height to crypt depth (“Vh:Cd”) ratio greater than 2.0 in a gluten-challenge to assess prevention of further mucosal damage, as well as a cohort of patients with a Vh:Cd ratio less than 2.0, who will not be subjected to a gluten-challenge, to assess the ability to heal mucosal damage in symptom-controlled patients. The two distinct cohorts will enroll 30 patients each, randomized 1:1 between one dose level of subcutaneously administered ANB033 dose and placebo. Key assessments include safety and tolerability, efficacy assessments including the change in Vh:Cd ratio, IEL counts, and PROs, such as the Celiac Disease Symptom Diary (“CDSD”) , as well as PK and immunogenicity.

We also initiated a Phase 1b trial cohort of ANB033 in EoE in the first quarter of 2026.

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ANB101

ANB101 is a blood dendritic cell antigen 2 (“BDCA2”) modulator antibody that targets plasmacytoid dendritic cells (“pDCs”) and inhibits interferon secretion and modulates antigen presentation for the treatment of autoimmune and inflammatory diseases. BDCA2 is a molecule specifically expressed on pDCs, a class of immune cells which, while found in relatively small numbers in healthy individuals, are enriched in patients with a variety of inflammatory diseases, that is critical to the regulation of toll-like receptor signaling and interferon secretion. pDCs are a key upstream node in the inflammatory cascade that serve as a bridge between innate and adaptive immunity. They have been shown to be prolific secretors of type I interferons, which drive activation of a variety of downstream cell types including T cells and monocytes. Together with their ability to present antigens to the adaptive immune system, this creates a pro-inflammatory environment for the establishment and perpetuation of autoimmune pathology. BDCA2 has been implicated in the pathophysiology of systemic lupus erythematosus (“SLE”), where there exists mechanistic clinical proof of concept for pDC modulation.

We initiated a Phase 1 clinical trial of ANB101 in healthy volunteers in March 2025 and the trial is ongoing. ANB101 preclinical data suggests it is a more potent antibody compared to litifilimab with a longer half-life that results in a deeper and more durable PD effect on pDC depletion.

Our Product Candidates

The following table summarizes certain key information about our wholly owned product candidates:

Antibody Program	Therapeutic Indication	Development Stage and Anticipated Milestones			
			IND Enabling	Phase 1	Phase 2	Phase 3
Immune Cell Modulators	**Rosnilimab** (Pathogenic T cell depleter)	**Rheumatoid Arthritis**[1]				
	ANB033 (CD122 antagonist)	**Celiac Disease**				
		Eosinophilic Esophagitis				
	ANB101 (BDCA2 modulator)	**Inflammatory Disease**

(1)

Our complete data from Phase 2b trial of rosnilimab was accepted as a late breaking abstract for oral presentation at American College Rheumatology (ACR) Convergence 2025 in October 2025. (A late breaking abstract is a special submission for a scientific conference, which presents new significant research findings or breakthroughs that become available after the regular abstract submission deadline for a conference expires.) We expect to provide an update on potential Phase 3 advancement in the first half of 2026.

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Components of Operating Results

Research and Development Expense

Research and development expenses consist of costs associated with our research and development activities, including preclinical and clinical development of our programs, and manufacturing. Our research and development expenses include:

•	External research and development expenses incurred under arrangements with third parties, such as CROs, consultants, members of our scientific and therapeutic advisory boards, and CMOs;

•	Employee-related expenses, including salaries, benefits, travel, and stock-based compensation;

•

Facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory supplies; and

•	License and sub-license fees.

We may also incur in-process research and development expense as we acquire assets from other parties. Acquired in-process research and development costs that have no alternative future use are immediately expensed.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expense when the service has been performed or when the goods have been received.

We are conducting research and development activities primarily on inflammation programs. We have a research and development team that conducts antibody characterization, translational studies, IND-enabling preclinical studies, and clinical development. We conduct some of our preclinical activities internally and plan to rely on third parties, such as CROs and CMOs, for the execution of certain of our research and development activities, such as in vivo toxicology and pharmacology studies, drug product manufacturing, and clinical trials.

We expect our research and development expenses to be consistent for the foreseeable future as we advance our product candidates.

General and Administrative Expense

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation for our executive, finance, legal, business development, human resource, and support functions. Other general and administrative expenses include allocated facility-related costs not otherwise included in research and development expenses, travel expenses, transaction costs, and professional fees for auditing, tax, and legal services.

Interest Income

Interest income consists primarily of interest earned on our short-term and long-term investments and is recognized when earned.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The preparation of these financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of

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contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience.

While our significant accounting policies are described in more detail in the notes to our financial statements appearing elsewhere in this information statement, we believe the following accounting policies used in the preparation of our financial statements require the most significant judgments and estimates.

Research and Development Expenses

As part of the process of preparing our financial statements, we are required to estimate research and development costs incurred during the period, which impacts the amount of accrued expenses and prepaid balances related to such costs as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel and service providers to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.

We base our expenses related to research and development activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid accordingly. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.

Fair Value of Stock-Based Awards and Stock-Based Compensation Expense

We currently have no stock-based compensation plan. However, certain of our employees are eligible to participate in AnaptysBio, Inc.’s stock-based compensation plans, which historically has included the granting of stock options, time based restricted stock units (“RSUs”) and performance stock units (“PSUs”). The fair value of the stock options granted is calculated using a Black-Scholes Merton (“Black-Scholes”) option pricing model. The fair value of market-based PSUs is calculated using a Monte Carlo pricing model. The fair value of RSUs and the fair value of the common stock underlying RSUs and PSUs is determined using the closing price of the shares AnaptysBio, Inc. common stock on the date of grant.

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Recently Issued Accounting Pronouncements

For further information on recently issued accounting pronouncements, see Note 2—Summary of Significant Accounting Policies in the accompanying notes to the combined financial statements included elsewhere in this information statement.

JOBS Act Accounting Election and Smaller Reporting Company Status

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” We may elect to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited combined financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. Refer to Note 2 to our audited combined financial statements included elsewhere in this information statement for additional information regarding new or revised accounting pronouncements.

We may choose to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies; (iii) comply with certain types of new requirements adopted by the PCAOB; and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. We may remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the completion of the Spin-Off. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue equals or exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an “emerging growth company” prior to the end of such five-year period.

We are also a “smaller reporting company,” as defined by applicable rules of the SEC. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as shares of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and shares of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Results of Operations—Comparison of the Year Ended December 31, 2024 and 2023

Research and Development Expenses

Research and development expenses were $152.3 million during the year ended December 31, 2024 compared to $90.3 million during the year ended December 31, 2023, an increase of $62.1 million. The increase is primarily attributable to a $43.6 million increase in clinical and other external costs, a $2.2 million decrease in manufacturing costs, and a $20.7 million increase in internal costs, including a $13.5 million increase in salaries and wages expense, a $6.9 million increase in stock compensation expense, and a $0.3 million increase in other internal costs.

We do not track fully burdened research and development costs separately for each of our product candidates. We review our research and development expenses by focusing on external development and internal

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development costs. External development expenses consist of costs associated with our external preclinical and clinical trials, including pharmaceutical development and manufacturing. Included in preclinical and other unallocated costs are external corporate overhead costs that are not specific to any one program. Internal costs consist of salaries and wages, stock-based compensation and benefits, which are not tracked by product candidate as several of our departments support multiple product candidate research and development programs. The following table summarizes the external costs attributable to each program and internal costs:

	Year Ended December 31,
(in thousands)	2024	2023	Increase/ (Decrease)
External Costs
Rosnilimab	$53,422	$25,010	$28,412
ANB033	12,460	11,520	940
ANB101	3,367	—	3,367
ANB032	26,084	17,197	8,887
Preclinical and other unallocated costs	14,350	14,526	(176)

Total External Costs	109,683	68,253	41,430
Internal Costs
Salaries and wages	$28,295	$14,758	$13,536
Stock compensation	13,785	6,928	6,857
Other internal costs	582	316	266

Total Internal Costs	42,662	22,002	20,660

Total Costs	$152,345	$90,255	$62,090

General and Administrative Expenses

General and administrative expenses were $28.8 million during the year ended December 31, 2024 compared to $20.9 million during the year ended December 31, 2023, an increase of approximately $7.9 million. The increase is primarily due to a $5.3 million increase in personnel costs, including stock compensation expense, a $1.0 million increase in market research costs, and $1.6 million increase in legal and other general and administrative expenses.

We expect that our general and administrative expenses will increase for the foreseeable future as we incur costs associated with being a publicly traded company, including stock compensation expense, legal, auditing and filing fees, additional insurance premiums, investor relations expenses and general compliance and consulting expenses. We also expect our intellectual property related legal expenses, including those related to preparing, filing, prosecuting and maintaining patent applications, to increase as our intellectual property portfolio expands.

Interest Income

Interest income was $17.4 million and $12.3 million during the year ended December 31, 2024 and 2023, respectively, which primarily related to our short-term and long-term investments. The increase in interest income is primarily due to the timing of sales, maturities and purchases of our investments.

Liquidity and Capital Resources

Our working capital requirements and capital expenditures have historically been satisfied as part of AnaptysBio, Inc.’s corporate-wide cash management and centralized funding programs. This arrangement is not reflective of the manner in which we would have financed our operations had we been a standalone public company during the periods presented. Following the Spin-Off, we expect to incur significant expenses and

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operating losses for the foreseeable future as we continue the clinical development of our programs and our research activities. We have not yet commercialized any products and we do not expect to generate revenue from sales of products in the near future, if at all.

Funding Requirements

We may seek to obtain additional financing in the future through equity or debt financings or through collaborations or partnerships with other companies. If we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially adversely affected.

Our primary uses of capital are, and we expect will continue to be, third-party clinical and preclinical research and development services, including manufacturing, laboratory and related supplies, compensation and related expenses, legal, patent and other regulatory expenses, and general overhead costs. We have entered into or will enter into agreements with certain vendors for the provision of services, including services related to commercial manufacturing, that we are unable to terminate for convenience. Under such agreements, we are contractually obligated to make certain minimum payments to the vendors with the amounts to be based on the timing of the termination and the specific terms of the agreement.

Cash, cash equivalents and investments totaled $420.8 million as of December 31, 2024, compared to $417.9 million as of December 31, 2023. After giving pro forma effect to the Spin-Off, our cash, cash equivalents and investments would have totaled $    as of December 31, 2025.

We currently intend to use:

•	approximately $50 million to provide funding for continued clinical trials and development of ANB033 through Phase 1b development in CeD and EoE;

•	approximately $5 million to provide funding for continued clinical trials and development of ANB101 through Phase 1a development; and

•	the remainder for general corporate purposes.

Based on our current plans, we believe that our existing cash, cash equivalents and investments will fund our current operating plan for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect and we may fail to complete development of one or more of our products. Additionally, the process of testing product candidates in clinical trials and seeking regulatory approval is costly, and the timing of progress and expenses in these trials is uncertain.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
(in thousands)	2024	2023
Net cash (used in) provided by:
Operating activities	$(125,806)	$(93,004)
Investing activities	95,398	144,754
Financing activities	117,523	(87,093)

Net increase (decrease) in cash and cash equivalents	$87,115	$(35,343)

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Operating Activities

Net cash used in operating activities during the year ended December 31, 2024 of $125.8 million was primarily due to our net loss of $163.7 million, adjusted for addbacks for non-cash expenses of $18.9 million, which includes depreciation, stock-based compensation, amortization of operating ROU assets, and income from marketable securities, and net increases in working capital of $19.0 million.

Investing Activities

Cash provided by investing activities during the year ended December 31, 2024 was $95.4 million, primarily due to the sale and maturities of investments of $476.1 million, offset by the acquisition of investments of $380.4 million and the purchases of property and equipment of approximately $0.3 million.

Financing Activities

The net cash provided by financing activities during the year ended December 31, 2024 of $117.5 million was due to the net investment by AnaptysBio, Inc.

Contractual Obligations

We have entered into agreements with certain vendors for the provision of goods and services, which includes manufacturing services with contract manufacturing organizations and development services with contract research organizations. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement and therefore are cancellable contracts.

For further information related to our operating lease and future minimum annual obligations, see Note 9—Commitments and Contingencies in the accompanying notes to the combined financial statements included elsewhere in this information statement.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We hold certain financial instruments for which a change in prevailing interest rates may cause the principal amount of the marketable securities to fluctuate. Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term and long-term investments. We invest our excess cash primarily in money market funds, commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies and the U.S. Treasury. The primary objectives of our investment activities are to ensure liquidity and to preserve principal while at the same time maximizing the income we receive from our marketable securities without significantly increasing risk. Additionally, we established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity. As of December 31, 2024 our investment portfolio includes cash, cash equivalents, and investments that earn interest at market rates of $420.8 million. Our investments held during the year were comprised of highly rated instruments such as money market funds, certificates of deposit, agency securities, commercial obligations and U.S. Treasury securities. As of December 31, 2024, the majority of these instruments had a maturity of less than a year. A hypothetical increase or decrease of 100 basis points on the interest rates of our investments would not have a material effect on the fair value of our investment portfolio and any losses would only be realized if we sold the investments prior to maturity.

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Foreign Currency Exchange Risk

We conduct a portion of our business with CROs in currencies other than our U.S. dollar functional currency. These transactions give rise to monetary assets and liabilities that are denominated in currencies other than the U.S. dollar. The value of these monetary assets and liabilities are subject to changes in currency exchange rates from the time the transactions are originated until settlement in cash. Our foreign currency exposures are primarily concentrated in the euro, British pound, Australian dollar, and Canadian dollar. Both realized and unrealized gains or losses on the value of these monetary assets and liabilities are included in the determination of net income. We do not hedge our foreign currency exchange rate risk; however, we may do so in the future. As of December 31, 2024, we had no material accounts payable or receivable denominated in foreign currencies, and a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have had a material impact on our combined financial statements.

Inflation Risk

Inflation generally affects us by increasing our clinical trial and other operational costs. We do not believe that inflation has had a material effect on our business, financial condition or results of operations during the years ended December 31, 2024 and 2023.

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MANAGEMENT

Executive Officers and Directors

The following table provides information regarding the individuals who are expected to serve as our executive officers and directors upon completion of the Spin-Off:

Name	Age	Position
Executive Officers:
Daniel Faga	46	President, Chief Executive Officer and Director, Class III
Eric Loumeau, J.D.	62	Chief Legal Officer
Paul Lizzul, M.D., Ph.D.	50	Chief Medical Officer
Dennis Mulroy	70	Chief Financial Officer
Non-Employee Directors:
Dennis Fenton, Ph.D.	73	Director, Class I
Rita Jain, M.D.	63	Director, Class II
John Orwin	60	Director, Class II
J. Anthony Ware, M.D.	72	Director, Class II
Magda Marquet, Ph.D.	67	Director, Class I
John P. Schmid	62	Director, Class III

The following are brief biographies describing the backgrounds of the individuals who are expected to serve as our executive officers and directors upon completion of the Spin-Off:

Director and Executive Officer Biographies

Daniel Faga will be appointed to serve as our President and Chief Executive Officer and a member of our Board effective prior to the completion of the Spin-Off. He currently serves as President and Chief Executive Officer and a member of the AnaptysBio, Inc. Board. Mr. Faga previously served as the Interim President and Chief Executive Officer of AnaptysBio, Inc. from March 2022 to August 2023. From January 2020 to November 2021, Mr. Faga served as Chief Operating Officer at Mirati Therapeutics, responsible for leading the company’s corporate strategy, finance, legal and other business operations. Prior to joining Mirati, Mr. Faga served as the Chief Business Officer for Spark Therapeutics, Inc. from May 2016 through December 2019, where he was responsible for leading the company’s corporate strategy, portfolio and new product planning, patient advocacy, business development, alliance management, asset & program management and corporate communications functions. From July 2009 until April 2016, Mr. Faga was a Managing Director at Centerview Partners, an investment banking and advisory firm, where he served as a founding member of Centerview’s healthcare advisory practice. Prior to Centerview, Mr. Faga worked at Merrill Lynch in its healthcare investment banking group and as a management consultant in the Life Sciences Practice at PRTM. Mr. Faga earned a B.S. in Engineering from Cornell University and an M.B.A. in Health Care Management from The Wharton School at the University of Pennsylvania. We believe that Mr. Faga’s extensive industry experience and executive experience provides him with the qualifications and skills to serve on our Board.

Eric Loumeau, J.D. will be appointed to serve as our Chief Legal Officer, effective prior to the completion of the Spin-Off. Mr. Loumeau has served as the Chief Legal Officer of AnaptysBio, Inc. since May 2023. He previously served as Chief Operating Officer of AnaptysBio, Inc. from July 2020 to May 2023 and as General Counsel of AnaptysBio, Inc. from August 2018 to May 2023. Mr. Loumeau also served as Interim Chief Financial Officer of AnaptysBio, Inc. from September 2019 to July 2020. Mr. Loumeau previously served as General Counsel and Chief Compliance Officer of Otonomy, Inc. from May 2015 through March 2018. Before joining Otonomy, Mr. Loumeau served as Chief Financial Officer of Rempex Pharmaceuticals, Inc. from June 2011 to December 2013 and continued as Vice President of Legal Affairs from December 2013 until May 2015 following Rempex’s acquisition by The Medicines Company. He also previously functioned as General Counsel

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at Hollis-Eden Pharmaceuticals, Inc. for over seven years. Mr. Loumeau’s experience as outside corporate counsel at national law firms includes tenures at Skadden, Arps, Slate, Meagher & Flom LLP, Cooley LLP, Mintz Levin Cohn Ferris Glovsky and Popeo PC, and Bass, Berry & Sims PLC. Mr. Loumeau received his J.D. from Boalt Hall School of Law at the University of California, Berkeley, and his B.S. in Finance from Brigham Young University.

Paul Lizzul, M.D., Ph.D., M.P.H. will be appointed to serve as our Chief Medical Officer, effective prior to the completion of the Spin-Off. He has served as the Chief Medical Officer of AnaptysBio, Inc. since July 2020. From January 2020 to July 2020, he served as Executive Medical Director of Amgen Inc. From January 2016 to December 2019, he served as Chief Medical Officer of Sienna Biopharmaceuticals, Inc. Dr. Lizzul previously served as Senior Medical Director and Head of Safety at Kythera Biopharmaceuticals, Inc. from August 2012 until it was acquired by Allergan plc in October 2015. Prior to joining Kythera, Dr. Lizzul served as an Assistant Professor of Dermatology and Associate Director of Clinical Research at the Tufts University School of Medicine where he conducted investigator-initiated and industry-sponsored clinical trials in inflammatory skin diseases (psoriasis). Dr. Lizzul has authored articles in academic journals on topics including inflammation, psoriasis, aesthetics (Kybella) and health care reform. Dr. Lizzul is a diplomat of the American Board of Dermatology and a faculty member of the American Academy of Dermatology and previously served on the FDA’s Dermatology and Ophthalmic Drugs Advisory Committee. Dr. Lizzul is a volunteer member of the teaching faculty in the Department of Dermatology at University of California, Los Angeles School of Medicine. Dr. Lizzul completed his post-graduate medical internship at Greenwich Hospital, Yale University School of Medicine and his dermatology residency at the University of California Davis, where he was appointed chief resident. Dr. Lizzul earned his B.S. in Biology from Rensselaer Polytechnic Institute, and an M.D., Ph.D. in Molecular Genetics and Microbiology and M.P.H. in Epidemiology/Outcomes from the Rutgers/Robert Wood Johnson Medical School. Dr. Lizzul also earned an M.B.A. in Entrepreneurship from the Rutgers Business School.

Dennis Mulroy will be appointed to serve as our Chief Financial Officer, effective prior to the completion of the Spin-Off. He has served as Chief Financial Officer of AnaptysBio, Inc. since July 2020. From April 2015 to May 2020, Mr. Mulroy served as Chief Financial Officer of La Jolla Pharmaceutical Company. From 2005 to 2015, he served as Chief Financial Officer of Taxus Cardium Pharmaceuticals Group, Inc. From 2004 to 2005, Mr. Mulroy served as Chief Financial Officer of Molecular Imaging, Inc. Mr. Mulroy began his career at Ernst & Young LLP. Mr. Mulroy received a B.B.A. degree in accounting from the University of San Diego and is a Certified Public Accountant (inactive) in the state of California.

Non-Employee Directors

Dennis Fenton will be appointed to serve as a member of our Board, effective prior to the completion of the Spin-Off. He has served as a member on the AnaptysBio, Inc. Board. since March 2018. From 1981 to 2008, Dr. Fenton held numerous positions at Amgen, Inc., a biotechnology company, including Executive Vice President from 2000 until 2008, Senior Vice President of Operations from 1995 until 2000 and Senior Vice President of Sales, Marketing and Process Development from 1992 until 1995. Prior to his time at Amgen, Inc., Dr. Fenton served as Senior Research Scientist at Pfizer, Inc., and previously was a research associate and graduate student at Rutgers University. In the past five years, Dr. Fenton previously served on the boards of directors of Sienna Biopharmaceuticals, Inc., Portola Pharmaceuticals, Inc. and Pfenex Inc., a publicly traded company. Dr. Fenton holds a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University. We believe that Dr. Fenton’s extensive experience in the life sciences industry provides him with the qualifications and skills to serve on our Board.

Rita Jain, M.D. will be appointed to serve as a member of our Board, effective prior the completion of the Spin-Off. Dr. Jain has served as a member of the AnaptysBio, Inc. Board since April 2023. Dr. Jain is also currently a member of the board of directors of Celldex Therapeutics, Inc. and previously a board member of Provention Bio, Inc. until its acquisition by Sanofi in April 27, 2023. Dr. Jain was also a member of the

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supervisory board of AM-Pharma B.V. since 2020. She previously served on the board of directors of ChemoCentryx, Inc. from 2019 until its acquisition by Amgen in 2022. From 2021 to 2022, Dr. Jain served as Executive Vice President, Chief Medical Officer of ChemoCentryx, Inc. and in 2021 served as Chief Medical Officer of Immunovant, Inc. Additionally, since August 2021, Dr. Jain has served as Chief Executive Officer of Heartwood Biopharma Group, a private consulting group, until September 2023 and currently serves as an independent consultant. From 2017 to 2019, Dr. Jain was Senior Vice President and Chief Medical Officer at Akebia Therapeutics, Inc. From 2013 to 2016, Dr. Jain was a Vice President in Clinical Development at AbbVie Inc., including Vice President of Men’s and Women’s Health and Metabolic Development. Dr. Jain also held various leadership roles at Abbott Laboratories from 2003 through 2012, including as Divisional Vice President of Pain, Respiratory and Metabolic Disease Development. Dr. Jain received her B.S. degree in biology from the Long Island University, and her M.D. from the State University of New York at Stony Brook School of Medicine. We believe that Dr. Jain’s extensive life sciences experience provides her with the qualifications and skills to serve on our Board.

John Orwin will be appointed to serve as Chairman of the Board, effective prior to the completion of the Spin-Off. He has served as a member and Chairman of the AnaptysBio, Inc. Board since September 2023. Mr. Orwin has been a venture partner at Samsara BioCapital, L.P., a venture capital group, since 2024, and currently serves as the chair of the board of directors of Nested Therapeutics, Inc., a privately held company, serves on the board of directors of Ambrosia Biosciences, Inc., a privately held company, and as executive chairman of the board of directors of Agni Bio, Inc., a privately held company. Mr. Orwin served as the President and Chief Executive Officer of Atreca, Inc. from April 2018 to June 2024. He also has served as a member of the board of directors of CARGO Therapeutics, Inc. since August 2022, and Travere Therapeutics, Inc. since March 2017. He previously served as a member of the boards of directors of Seagen, Inc. from January 2014 until its acquisition by Pfizer Inc. in December 2023 and Array BioPharma, Inc. from November 2012 to July 2019. Mr. Orwin received a B.A. in Economics from Rutgers, The State University of New Jersey and an M.B.A. from New York University. We believe that Mr. Orwin’s extensive industry experience and executive positions at multiple biopharmaceutical companies qualify him to serve on our Board.

J. Anthony Ware, M.D. will be appointed to serve as a member of our Board, effective prior the completion of the Spin-Off. Dr. Ware has served as a member of the AnaptysBio, Inc. Board since August 2017. From 2001 to January 2018, Dr. Ware held numerous positions at Eli Lilly and Company, a global pharmaceutical company, including Senior Vice President of Product Development of Lilly Bio-Medicines from October 2009 to January 2018 and Interim President of Lilly Bio-Medicines from January 2017 to April 2017. Before joining Eli Lilly and Company, Dr. Ware served as Professor of Medicine and Molecular Pharmacology at Albert Einstein College of Medicine in New York, where he was also Chief of Cardiology at Montefiore Medical Center from 1996 to 2001. Before joining Albert Einstein College of Medicine, Dr. Ware was on the faculty of Harvard Medical School from 1984 to 1996 and served as a senior physician and Director of the Coronary Care Unit at Beth Israel Hospital. Dr. Ware received his B.S. from Washburn University, and his M.D. from the University of Kansas. He completed internships and residency at The University of Texas at Houston and Baylor College of Medicine, where he also served as Chief Resident. He completed fellowships both at Baylor and at Harvard Medical School, and is board certified both in internal medicine and cardiovascular disease. We believe that Dr. Ware’s extensive academic and industry experience and significant knowledge of scientific matters provide him with the qualifications and skills to serve on our Board.

Magda Marquet, Ph.D. will be appointed to serve as a member of our Board, effective prior the completion of the Spin-Off. Dr. Marquet has served as a member of the AnaptysBio, Inc. Board since January 2021. As a former founder and Chief Executive Officer, Dr. Marquet holds a Ph.D. in Biochemical Engineering from INSA/University of Toulouse, France. She has received numerous prestigious awards throughout her career including the 2005 Regional Ernst & Young Entrepreneur of the Year award in the Life Sciences category, the Athena Pinnacle award, the Director of the Year award (Corporate Governance) from the Corporate Directors Forum and has been inducted into the CONNECT Entrepreneur Hall of Fame. Dr. Marquet currently serves on the boards of directors of Arcturus Therapeutics Holdings, Inc., Transcode Therapeutics, Inc., and chairs its compensation

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committee and is a member of its audit committee, and Immix Biopharma, Inc., and serves as the chair of its compensation committee. In the last five years, Dr. Marquet also served on the board of directors of Pfenex, Inc., a publicly traded company, until its acquisition by Ligand Pharmaceuticals. We believe Dr. Marquet’s broad operational, fundraising expertise including venture, private equity and venture debt, as well as her expertise in M&A, global commercial development, regulatory strategies and building a winning culture of innovation and strategic growth provides her with the qualifications and skills to serve our Board.

John P. Schmid will be appointed to serve as a member of our Board, effective prior the completion of the Spin-Off. Mr. Schmid has served as a member of the AnaptysBio, Inc. Board since June 2015. Mr. Schmid served as Chief Financial Officer of Auspex Pharmaceuticals, Inc. from September 2013 to June 2015. Before joining Auspex Pharmaceuticals, Mr. Schmid co-founded Trius Therapeutics, a publicly traded biopharmaceutical company, where he served as the Chief Financial Officer from June 2004 until its merger with Cubist Pharmaceuticals, Inc., in September 2013. Before he joined Trius Therapeutics, Mr. Schmid served as the Chief Financial Officer at GeneFormatics, Inc., a private biotechnology company, from 1998 to 2003, and at Endonetics, a private medical device company, from 1995 to 1998. Mr. Schmid currently serves as a member of the boards of directors of the publicly traded companies Design Therapeutics Inc., and Xeris Pharmaceuticals, both pharmaceutical companies, as well as Helix Acquisition Corp. II, a special purpose acquisition company, and Bright Peak Therapeutics, a private biotechnology company. In the last five years, Mr. Schmid has previously served on the board of directors of Helix Acquisition Corp., a special purpose acquisition company, Neos Therapeutics and Poseida Therapeutics, Inc, both pharmaceutical companies. Mr. Schmid received his M.B.A. from the University of San Diego and his B.A. from Wesleyan University. We believe that Mr. Schmid’s extensive industry experience and executive positions at multiple biopharmaceutical companies qualify him to serve on our Board.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

Our Board will adopt a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers prior to the completion of the Spin-Off. The full text of our Code of Conduct and Ethics will be posted on the investor relations section of our website at    . Any amendments or waivers of our Code of Conduct and Ethics pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above referenced address. The reference to our website address in this information statement does not include or incorporate by reference the information on our website into this information statement.

Corporate Governance Guidelines

Our Board will adopt Corporate Governance Guidelines that will set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines will be available without charge on the investor relations section of our website at    . Any amendments to certain provisions of our corporate governance guidelines, or waivers of these provisions, will be disclosed on our website at the above referenced address. The reference to our website address in this information statement does not include or incorporate by reference the information on our website into this information statement.

Board Composition

Our business and affairs will be organized under the direction of our Board. Effective prior to the completion of the Spin-Off, the Board will consist of seven directors. The positions of Chief Executive Officer

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and Chairman of our Board will be held by two different individuals. Daniel Faga will serve as our President and Chief Executive Officer. John Orwin will serve as Chairman of our Board. This separated structure will allow our Chief Executive Officer to focus on our day-to-day business while our Chairman will lead our Board in its fundamental role of providing advice to, and independent oversight of, management. Such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board and strengthens the independence of the Board from management.

Board’s Role in Risk Oversight

We believe that open communication between management and the Board is essential for effective risk management and oversight. Our Board will meet with our Chief Executive Officer and other members of the senior management team at quarterly Board meetings, where, among other topics, they will discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board is ultimately responsible for risk oversight, our board committees will assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee will assist our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of cybersecurity assessment and internal control over financial reporting and disclosure controls and procedures. The compensation committee will assist our Board in assessing risks created by the incentives inherent in our compensation policies. The nominating and corporate governance committee will assist our Board in fulfilling its oversight responsibilities with respect to the management of corporate, legal and regulatory risk.

Cybersecurity Risk Oversight

Securing the information of participants in our studies, medical professionals, team members, and other third parties is important to us. Moreover, our Board recognizes the critical importance of maintaining the trust and confidence of our investors, business partners and employees. We will adopt physical, technological, and administrative controls on data security, and will have a defined procedure for data incident detection, containment, response, and remediation. While everyone at our company plays a part in managing these risks, oversight responsibility will be shared by our Board, our audit committee, and management.

Classified Board of Directors

Upon completion of the Spin-Off, our Board will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be subject to re-election for a three-year term. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Dr. Fenton and Dr. Marquet and their terms will expire at the annual meeting of stockholders to be held in 2027;

•	the Class II directors will be Dr. Jain and Mr. Orwin and Dr. Ware and their terms will expire at the annual meeting of stockholders to be held in 2028; and

•	the Class III directors will be Mr. Faga and Mr. Schmid and their terms will expire at the annual meeting of stockholders to be held in 2029.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our restated certificate of incorporation and restated bylaws that will be in effect upon the closing of the Spin-Off authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See “Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaw Provisions.”

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Director Independence

We will apply to list our shares on the Exchange and the completion of the Spin-Off is conditioned on shares of our common stock being accepted for listing on the Exchange. Under the rules of the Exchange, independent directors must comprise a majority of a listed company’s Board within a specified period of the closing of the Spin-Off. In addition, the rules of the Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Additionally, compensation committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

We have undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we expect our Board will determine that Dennis Fenton, Ph.D., Rita Jain, M.D., Magda Marquet, Ph.D., John P. Schmid, John Orwin and J. Anthony Ware, M.D., representing six of our seven directors, are “independent directors” as defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of the Exchange. Mr. Faga will not be independent given his role as our President and Chief Executive Officer. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Committees of our Board of Directors

Our Board will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below as of the closing of the Spin-Off. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee will operate under a charter provided by our Board. Copies of each committee’s charter will be posted on the investor relations section of our website.

Audit Committee

The initial members of the audit committee will be Dr. Marquet, Mr. Schmid and Dr. Ware. Mr. Schmid will be the chairperson of our audit committee. Dr. Marquet, Mr. Schmid and Dr. Ware each meet the requirements for independence under the current Exchange listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, we expect our Board to determine that Mr. Schmid is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our Board. Our audit committee will be responsible for, among other things:

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;

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•	our compliance with legal and regulatory requirements;

•	reviewing and approving related person transactions;

•	selecting and hiring our registered independent public accounting firm;

•	overseeing our cybersecurity risk management process;

•	assisting the Board with risk assessment and management;

•	the qualifications, independence and performance of our independent auditors; and

•	the preparation of the audit committee report to be included in our annual proxy statement.

Compensation Committee

The initial members of our compensation committee will be Dr. Fenton, Dr. Jain and Mr. Schmid. Dr. Fenton will be the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current Exchange listing standards and SEC rules and regulations. Each member of this committee is (i) an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee will be responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;

•	administering our cash-based and equity-based compensation plans;

•	making recommendations to our Board regarding any other board of director responsibilities relating to executive compensation;

•	reviewing our compensation policies for elements of risk;

•	reviewing and discussing with management the disclosures contained under the caption “Executive Compensation” for use in our annual proxy statement, if required; and

•	performing the other responsibilities set forth in its charters as in effect from time to time.

Our compensation committee plans to retain an independent compensation consultant, Alpine Rewards, to assist in structuring our executive officer and director compensation on an ongoing basis.

Nominating and Corporate Governance Committee

The initial members of our nominating and corporate governance committee will be Mr. Orwin and Dr. Ware. Mr. Orwin will be the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current Exchange listing standards and SEC rules and regulations. Our nominating and corporate governance committee will be responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our Board;

•	developing and recommending corporate governance guidelines and policies;

•	overseeing the process of evaluating the performance of our Board; and

•	advising our Board on other corporate governance matters.

Insider Trading Policy

We will adopt an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities that applies to all of our personnel, including directors, officers, employees, and other covered persons.

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The Insider Trading Policy will also provide that we will not transact in our own securities unless in compliance with U.S. federal and state securities laws. We believe that our Insider Trading Policy will be reasonably designed to promote compliance with insider trading laws, rules, and regulations, and listing standards that will be applicable to us following completion of the Spin-Off.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the last completed fiscal year. Compensation of our executive officers during the last completed fiscal year was determined by the board of directors of AnaptysBio, Inc. None of our executive officers has served as a member of the board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or compensation committee during the year ended December 31, 2024.

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EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis—Introduction

As a newly formed entity, we did not have any executive officers or pay any compensation during the year ended December 31, 2025. Our named executive officers will continue to serve as executive officers of AnaptysBio, Inc. prior to the Spin-Off and decisions regarding the compensation of our named executive officers prior to the Spin-Off were made by the compensation committee of the AnaptysBio, Inc.’s board of directors. The following disclosure concerns compensation paid or earned by our named executive officers from AnaptysBio, Inc., which may be directly relevant or indicative of the compensation such officers will receive as our named executive officers. Our named executive officers include our expected principal executive officer and our next two most highly compensated executive officers based on compensation from AnaptysBio, Inc.:

•	Daniel Faga, President and Chief Executive Officer and Director;

•	Paul Lizzul, Chief Medical Officer; and

•	Dennis Mulroy, Chief Financial Officer.

Anticipated Compensation Program Design Following the Spin-Off

We are in the process of developing an initial executive compensation program in order to attract and retain talented executives and other key employees to lead us as a stand-alone public company. Prior to the Spin-Off, the AnaptysBio, Inc. compensation committee will make certain decisions regarding our compensation program design and take certain actions regarding our executive compensation arrangements following the Spin-Off. Those executive compensation arrangements will be described in a subsequent amendment to this information statement.

In connection with the Spin-Off, our Board will form our compensation committee. Following the Spin-Off, our compensation committee will establish the objectives and principles for our executive compensation program and will make additional compensation decisions and actions, including ratifying or modifying our executive compensation arrangements with our named executive officers. It is anticipated that the objectives and principles to be established by our compensation committee will be similar to the objectives and principles that AnaptysBio, Inc. maintained for its executive compensation program in fiscal 2025, as described in this Compensation Discussion and Analysis. Specifically, it is anticipated that we will adopt the 2026 Biopharma Co. Equity Incentive Plan and the 2026 Biopharma Co. Employee Stock Purchase Plan, each will be filed as an exhibit to the registration statement on Form 10 of which this information statement forms a part. However, our compensation committee will review the impact of our separation from AnaptysBio, Inc. and all aspects of compensation and make appropriate adjustments to our compensation programs and practices.

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Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our expected named executive officers by AnaptysBio, Inc. during the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Stock Award (1) ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Daniel Faga	2025	706,011	1,592,001		3,345,653	465,968	24,310		6,133,943

President and Chief Executive Officer and Director	2024	685,448	6,889,127	(3)	5,723,455	308,452	23,810	(4)	13,630,292

Paul Lizzul	2025	545,754	505,703		1,064,476	221,031	28,413		2,365,377

Chief Medical Officer	2024	529,859	2,128,976	(5)	1,741,973	158,958	23,742	(6)	4,583,508

Dennis Mulroy	2025	510,070	397,444		836,687	224,431	39,295		2,007,927

Chief Financial Officer	2024	495,213	1,196,600	(7)	1,368,672	148,564	29,858	(8)	3,238,907

(1)

The amounts reported in the Option Awards and Stock Awards columns represent the grant date fair value of the stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to the named executive officers by AnaptysBio, Inc. during the years ended December 31, 2025 and 2024 as computed in accordance with ASC Topic 718. The grant date fair value of the 2024 PSUs is estimated based upon the expected achievement of the performance metric specified in the PSU Agreement, using a Monte Carlo simulation. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to AnaptysBio, Inc.’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025. Note that the amounts reported in these columns reflect the accounting cost for these stock options, RSUs and PSUs, and do not correspond to the actual economic value that may be received by the named executive officers from such awards.

(2)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the annual cash bonuses paid under AnaptysBio, Inc.’s annual cash bonus plan as described in the “—AnaptysBio, Inc.’s Non-Equity Incentive Plan” section below.

(3)

In addition to time-vesting RSUs, includes $3,949,862 related to PSUs granted to Mr. Faga during the year ended December 31, 2024, contingent on AnaptysBio, Inc. achieving a $50, $75 and $100 share price.

(4)	Includes 401(k) matching contributions and group term life insurance premiums paid by AnaptysBio, Inc. on behalf of Mr. Faga.
(5)

In addition to time-vesting RSUs, includes $1,234,334 related to PSUs granted to Dr. Lizzul during the year ended December 31, 2024, contingent on AnaptysBio, Inc. achieving a $50, $75 and $100 share price.

(6)	Reflects 401(k) matching contributions and group term life insurance premiums paid by AnaptysBio, Inc. on behalf of Dr. Lizzul.
(7)

In addition to time-vesting RSUs, includes $493,728 related to PSUs granted to Mr. Mulroy during the year ended December 31, 2024, contingent on AnaptysBio, Inc. achieving a $50, $75 and $100 share price.

(8)	Reflects 401(k) matching contributions and group term life insurance premiums paid by AnaptysBio, Inc. on behalf of Mr. Mulroy.

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Narrative Disclosure to Summary Compensation Table

Employment Agreements and Offer Letters

In connection with the Spin-Off, we will, or will cause a member of our group to, assume certain employment and individual agreements with AnaptysBio, Inc.’s. employees, including the employment agreements entered into between AnaptysBio, Inc. and our named executive officers which are discussed below. In connection with or following the Spin-Off we may amend such agreements. However, as of the date hereof, no such amendments have been determined.

AnaptysBio, Inc. has entered into executive employment agreements with each of our named executive officers. The material terms of such AnaptysBio, Inc. agreements are described below. Except as noted below, these executive employment agreements provide for “at will” employment.

Mr. Faga’s Employment Agreement

Pursuant to an employment agreement, effective as of August 3, 2023 (the “Faga Employment Agreement,” which amends, restates and supersedes Mr. Faga’s previous employment agreement dated March 21, 2022), Mr. Faga serves as AnaptysBio, Inc.’s President and Chief Executive Officer. The Faga Employment Agreement sets forth the principal terms and conditions of his employment as AnaptysBio, Inc.’s President and Chief Executive Officer, including his initial annual base salary and initial annual target cash bonus opportunity, which bonus may be earned based upon the achievement of specified performance goals (and which will be prorated for his partial year of service). Mr. Faga’s employment is at-will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Faga Employment Agreement, Mr. Faga will be entitled to severance benefits upon a qualifying termination of employment as described in “—Potential Payments upon Termination or Change in Control” below.

Dr. Lizzul’s Employment Agreement

Pursuant to an employment agreement effective as of July 31, 2020, as amended and restated on April 25, 2022 (the “Lizzul Employment Agreement”), Dr. Lizzul serves as AnaptysBio, Inc.’s Chief Medical Officer. The Lizzul Employment Agreement sets forth the principal terms and conditions of his employment, including his annual base salary, subject to periodic review and an initial annual target cash bonus opportunity, which bonus may be earned based upon the achievement of specified performance goals. Dr. Lizzul’s employment is at will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Lizzul Employment Agreement, Dr. Lizzul will be entitled to severance benefits upon a qualifying termination of employment as described in “—Potential Payments upon Termination or Change in Control” below.

Mr. Mulroy’s Employment Agreement

Pursuant to an employment agreement effective as of July 13, 2020, as amended on April 25, 2022 (the “Mulroy Employment Agreement”), Mr. Mulroy serves as AnaptysBio, Inc.’s Chief Financial Officer. The Mulroy Employment Agreement set forth the principal terms and conditions of his employment, including his annual base salary, subject to periodic review and an initial annual target cash bonus opportunity, which bonus may be earned based upon the achievement of specified performance goals. Mr. Mulroy’s employment is at will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Mulroy Employment Agreement, Mr. Mulroy will be entitled to severance benefits upon a qualifying termination of employment as described in “—Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Termination

Pursuant to the Faga Employment Agreement, the Lizzul Employment Agreement and the Mulroy Employment Agreement, in the event that Mr. Faga, Dr. Lizzul or Mr. Mulroy is terminated without “cause” or

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resigns for “good reason” (each as defined in the applicable employment agreement), provided that each delivers a signed settlement and general release in favor of AnaptysBio, Inc. and satisfies all conditions to make such release effective, (i) in the case of Mr. Faga, he will receive continued severance payments for 12 months, and in the case of Dr. Lizzul and Mr. Mulroy, nine months, (ii) and if each elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), AnaptysBio, Inc. will pay directly to the insurance provider of AnaptysBio, Inc.’s group health plans, the monthly premium for such continuation coverage for each officer and his family, for 12 months, in the case of Mr. Faga, and nine months, in the case of Dr. Lizzul and Mr. Mulroy, or such earlier date on which coverage with a new employer is obtained and (iii) in the case of Mr. Faga, 12 months’ accelerated vesting of his AnaptysBio, Inc.’s equity awards that vest solely based on continued service.

Change in Control

Pursuant to the Faga Employment Agreement, if AnaptysBio, Inc. experiences a change of control and Mr. Faga is terminated without “cause” or resigns for “good reason” (each as defined in the Faga Employment Agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that Mr. Faga delivers a signed settlement and general release in favor of AnaptysBio, Inc. and satisfies all conditions to make such release effective, (i) Mr. Faga will receive the continued severance payments and COBRA premiums described above for eighteen months, (ii) a bonus payment equal to his target bonus payment for the year, (iii) a prorated bonus of his actual bonus for the applicable year of termination, and (iv) all of Mr. Faga’s outstanding AnaptysBio, Inc. equity awards will vest in full (other than the 2024 PSUs, for which the AnaptysBio, Inc. board shall determine the PSUs eligible to vest based on the number of PSUs allocated to the achieved share price target (the “Eligible PSUs”) as of the date of the change of control and such Eligible PSUs shall fully vest).

Pursuant to each of the Lizzul Employment Agreement and the Mulroy Employment Agreement, if AnaptysBio, Inc. experiences a change in control and Dr. Lizzul or Mr. Mulroy, as applicable, is terminated without “cause” or resigns for “good reason” (each as defined in each of the Lizzul Employment Agreement and the Mulroy Employment Agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that Dr. Lizzul or Mr. Mulroy, as applicable, delivers a signed settlement and general release in favor of AnaptysBio, Inc. and satisfies all conditions to make such release effective, (i) Dr. Lizzul or Mr. Mulroy, as applicable, will receive the severance payments and COBRA premiums described above for 12 months, (ii) Dr. Lizzul’s or Mr. Mulroy’s, as applicable, currently outstanding AnaptysBio, Inc. equity awards will vest in full (other than the 2024 PSUs, for which the AnaptysBio, Inc. board shall determine the number of Eligible PSUs based on the achievement of the share price targets on the date of the change of control and such Eligible PSUs shall fully vest) and (iii) Dr. Lizzul or Mr. Mulroy, as applicable, will receive the full payment of his target bonus and a prorated payment of his actual bonus for the applicable year of termination.

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Outstanding Equity Awards as of December 31, 2025

The following table presents, for each of our expected named executive officers, information regarding outstanding AnaptysBio, Inc.’s stock options, RSUs and PSUs held as of December 31, 2025:

	Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Daniel Faga(3)	11/26/2021	2,321	—	31.12	11/25/2031
	11/26/2021	11,000	—	31.12	11/25/2031
	02/10/2022	9,200	—	30.44	02/09/2032
	01/06/2023	142,115	52,785	23.23	01/05/2033
	01/03/2024	181,901	197,719	21.19	1/02/2034
	01/07/2025	—	305,500	14.83	01/06/2035
Paul Lizzul(4)	07/30/2020	83,500	—	18.50	07/29/2030
	02/10/2021	45,000	—	29.70	02/09/2031
	02/10/2021	10,000	—	29.70	02/09/2031
	02/10/2022	67,083	2,917	30.44	02/09/2032
	12/15/2022	15,000	—	28.64	12/14/2032
	01/06/2023	48,905	18,165	23.23	01/05/2033
	01/03/2024	55,363	60,177	21.19	01/02/2034
	01/07/2025	—	97,200	14.83	01/06/2035
Dennis Mulroy(5)	07/13/2020	60,600	—	20.16	07/12/2030
	02/10/2021	45,000	—	29.70	02/09/2031
	02/10/2021	10,000	—	29.70	02/09/2031
	02/10/2022	67,083	2,917	30.44	02/09/2032
	12/15/2022	15,000	—	28.64	12/14/2032
	01/06/2023	41,752	15,508	23.23	01/05/2033
	01/03/2024	43,499	47,281	21.19	01/02/2034
	01/07/2025	—	76,400	14.83	01/06/2035

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Daniel Faga(3)	01/06/2023	35,700	1,730,736
	01/03/2024	104,032	5,043,471
	07/22/2024			160,000	7,756,800
	01/07/2025	107,350	5,204,328
Paul Lizzul(4)	01/06/2023	12,290	595,819
	01/03/2024	31,665	1,535,119
	07/22/2024			50,000	2,424,000
	01/07/2025	34,100	1,653,168
Dennis Mulroy(5)	01/06/2023	10,490	508,555
	01/03/2024	24,877	1,206,037
	07/22/2024			20,000	969,600
	01/07/2025	26,800	1,299,264

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(1)

Except where otherwise noted, the underlying shares of each option vest over four years, with 1/4 of the underlying shares vesting on the first calendar anniversary of the grant date and, thereafter, 1/48 of the underlying shares vest on the same day of each succeeding calendar month, subject to the optionee’s employment with AnaptysBio, Inc. through each applicable vesting date, such that 100% of the underlying shares will have vested on the fourth calendar anniversary of the grant date.

(2)	Based on the closing price of AnaptysBio, Inc.’s common stock on December 31, 2025, the last trading date of 2025, of $48.48.
(3)

The options vest as to their underlying shares as follows: (i) the shares underlying the 2,321 options granted on November 26, 2021 have fully vested; (ii) the 11,000 shares underlying the option granted on November 26, 2021 have fully vested; (iii) the 9,200 shares underlying the option granted on February 10, 2022 have fully vested; (iv) of the 194,900 shares underlying the option granted on January 6, 2023, 1/4 vested on January 6, 2024, and 1/48 vest on the sixth of each succeeding calendar month, starting February 6, 2024; (v) of the shares underlying the 71,400 RSUs granted on January 6, 2023, 1/4 vested on January 6, 2024 and 1/4 vest annually thereafter; (vi) of the 379,620 shares underlying the option granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/48 vest on the third of each succeeding calendar month, starting February 3, 2025; (vii) of the shares underlying the 138,710 RSUs granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/4 vest annually thereafter; (viii) of the shares underlying the 160,000 PSUs granted on July 22, 2024, 50% will vest on the later of the one-year anniversary of the achievement of the applicable performance metric or July 1, 2026 and 50% will vest on the two- year anniversary of the achievement of the applicable performance metric (but no later than July 1, 2028); (ix) of the 305,500 shares underlying the option granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/48 will vest on the seventh day of each succeeding calendar month, starting February 7, 2026; and (x) of the shares underlying the 107,350 RSUs granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/4 vest annually thereafter. If AnaptysBio, Inc. experiences a change in control and Mr. Faga experiences a qualifying termination, Mr. Faga is eligible for certain accelerated vesting as described above under “—Potential Payments upon Termination or Change in Control.”

(4)

The options vest as to their underlying shares as follows: (i) the shares underlying the 10,000 options granted on February 10, 2021 have fully vested; (ii) the 85,000 shares underlying the option granted on July 30, 2020 have fully vested; (iii) of the 45,000 shares underlying one of the options granted on February 10, 2021, 1/4 vested on February 10, 2022, and 1/48 vest on the tenth day of each succeeding calendar month, starting March 10, 2022; (iv) of the 70,000 shares underlying the options granted on February 10, 2022, 1/4 vested on February 10, 2023, and 1/48 vest on the tenth day of each succeeding calendar month, starting March 10, 2023; (v) 15,000 shares underlying one of the options granted on December 15, 2022 vested upon achievement of certain performance conditions; (vi) of the 67,070 shares underlying the option granted on January 6, 2023, 1/4 vested on January 6, 2024, and 1/48 vest on the sixth of each succeeding calendar month, starting February 6, 2024; (vii) of the shares underlying the 24,580 RSUs granted on January 6, 2023, 1/4 vested on January 6, 2024 and 1/4 vest annually thereafter; (viii) of the 115,540 shares underlying the option granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/48 will vest on the third day of each succeeding calendar month, starting February 3, 2025; (ix) of the shares underlying the 42,220 RSUs granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/4 vest annually thereafter; (x) the shares underlying the 50,000 PSUs granted on July 22, 2024, 50% will vest on the later of the one-year anniversary of the achievement of the applicable performance metric or July 1, 2026 and 50% will vest on the two-year anniversary of the achievement of the applicable performance metric (but no later than July 1, 2028); (xi) of the 97,200 shares underlying the option granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/48 will vest on the seventh day of each succeeding calendar month, starting February 6, 2026; and (xii) of the shares underlying the 34,100 RSUs granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/4 vest annually thereafter. If AnaptysBio, Inc. experiences a change in control and Dr. Lizzul experiences a qualifying termination, Dr. Lizzul is eligible for certain accelerated vesting as described above under “—Potential Payments upon Termination or Change in Control.”

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(5)

The options vest as to their underlying shares as follows: (i) the shares underlying the 80,600 options granted on August 13, 2020 have fully vested; (ii) the 45,000 shares underlying one of the options granted on February 10, 2021, 1/4 vested on February 10, 2022, and 1/48 vest on the tenth day of each succeeding calendar month, starting on March 10, 2022; (iii) the shares underlying the 10,000 options granted on February 10, 2021 have fully vested; (iv) of the 70,000 shares underlying the options granted on February 10, 2022, 1/4 vested on February 10, 2023, and 1/48 vest on the tenth day of each succeeding calendar month, starting March 10, 2023; (v) 15,000 shares underlying one of the options granted on December 15, 2022 vested upon achievement of certain performance conditions; (vi) of the 57,260 shares underlying the option granted on January 6, 2023, 1/4 vested on January 6, 2024, and 1/48 vest on the sixth of each succeeding calendar month, starting February 6, 2024; (vii) of the shares underlying the 20,980 RSUs granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/4 vest annually thereafter; (viii) of the 90,780 shares underlying the option granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/48 will vest on the third day of each succeeding calendar month, starting February 3, 2025; (ix) of the shares underlying the 33,170 RSUs granted on January 3, 2024, 1/4 vested January 3, 2025 and 1/4 vest annually thereafter; (x) the shares underlying the 20,000 PSUs granted on July 22, 2024, 50% will vest on the later of the 1-year anniversary of the achievement of the applicable performance metric or July 1, 2026 and 50% will vest on the 2-year anniversary of the achievement of the applicable performance metric (but no later than July 1, 2028); (xi) of the 76,400 shares underlying the option granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/48 will vest on the seventh day of each succeeding calendar month, starting February 6, 2026; and (xii) of the shares underlying the 26,800 RSUs granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/4 vest annually thereafter. If AnaptysBio, Inc. experiences a change in control and Mr. Mulroy experiences a qualifying termination, Mr. Mulroy is eligible for certain accelerated vesting as described above under “ —Potential Payments upon Termination or Change in Control.”

AnaptysBio, Inc.’s Non-Equity Incentive Plan

Participants in AnaptysBio, Inc.’s 2025 Cash Bonus Plan were eligible to receive a bonus payment based upon the attainment of one or more corporate performance goals that were selected and approved by AnaptysBio, Inc.’s compensation committee and which related to financial and operational metrics that were important to AnaptysBio, Inc. The corporate performance component of the 2025 Cash Bonus Plan was to be funded based on AnaptysBio, Inc.’s actual results for the year as evaluated against these performance goals and an individual component that together account for 100% of the named executive officers total bonus opportunity.

In December 2024, AnaptysBio, Inc.’s board of directors approved corporate performance goals in each of the following categories for purposes of the 2025 Cash Bonus Plan:

i.	Rosnilimab RA—(a) Read out RA P2b top-line results in Q1 2025 and (b) Enable P3 development plan;

ii.	Rosnilimab UC—(a) Read out UC P2 top-line results by Q4 2025 and (b) Enable P3 development plan;

iii.

Early Portfolio and Expansion—(a) ANB033 (CD122 antagonist): on track to read out top-line P1b results in celiac disease in 2026; (b) ANB101 (BDCA2 modulator): on track for P1 results in 2026; (c) conduct certain business development activities;

iv.	Capitalization—Manage operating expenses within approved budget, extend cash runway, conduct certain business development activities; and

v.	Organizational Talent and Culture—Retain, develop and recruit leadership to support future growth expectations and ensure consistent company culture, vision and values.

Each corporate performance goal was evaluated and selected according to AnaptysBio, Inc.’s compensation committee’s assessment of its relative importance to the execution of the annual business plan. AnaptysBio, Inc.’s primary focus was on clinical development and research programs, as they are key drivers of their

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business. The remainder of the bonus opportunity was allocated to managing operations such as finance, retaining, developing and recruiting leadership to support future growth, and ensuring consistent company culture, which are also necessary for the execution of AnaptysBio Inc.’s business plan.

For purposes of the 2025 Cash Bonus Plan, AnaptysBio, Inc.’s compensation committee reserved the discretion to consider the level of achievement of a particular performance goal, or other corporate achievements during 2025 when determining the actual funding level for this component of the plan. This discretion enables AnaptysBio, Inc.’s executive officers to focus on the pre-established corporate goals, while also providing flexibility for AnaptysBio, Inc.’s executive officers to be nimble in responding to new developments and setbacks, which is necessary for the execution of AnaptysBio, Inc.’s business plan.

In December 2025, AnaptysBio, Inc.’s compensation committee reviewed performance against the corporate goals. AnaptysBio, Inc.’s compensation committee recognized the effective execution and significant progress made on certain critical business goals, including the advancement of clinical programs and the achievement of internal research goals and those related to AnaptysBio, Inc.’s partnered programs; however, AnaptysBio, Inc.’s compensation committee also acknowledged the achievement of other corporate goals including positive stockholder return in 2025. Accordingly, AnaptysBio, Inc.’s compensation committee recommended and their board determined that the corporate goals were achieved at 110% of target.

Biopharma Co.’s Equity Compensation Plan Information

Biopharma Co. 2026 Equity Incentive Plan

The 2026 Biopharma Co. Equity Incentive Plan (the “2026 Plan”), which our named executive officers will participate in, will be filed as an exhibit to the registration statement on Form 10 of which this information statement forms a part.

Share Awards. The 2026 Plan will provide for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based share awards and other forms of equity compensation, which Biopharma Co. refers to collectively as share awards. Additionally, the 2026 Plan will provide for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants of Biopharma Co. and its affiliates.

Share Reserve. At all times Biopharma Co. shall reserve and keep available a sufficient number of shares as shall be required to satisfy the requirements of all outstanding awards granted under the 2026 Plan. The 2026 Plan will initially authorize for issuance up to      shares of Biopharma Co.’s common shares, and the share reserve will increase automatically on January 1 of each of 2027 through 2036 by the lesser of (i) such number of shares equal to  % of the aggregate number of outstanding shares of Biopharma Co’s common stock as of the immediately preceding December 31st or (ii) such other number determined by the Biopharma Co. board of directors.

Reversion of Shares. If a share award granted under the 2026 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the common shares not acquired pursuant to the share award again will become available for subsequent issuance under the 2026 Plan. In addition, the following types of shares under the 2026 Plan may become available for the grant of new share awards under the 2026 Plan: (1) common shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) common shares withheld or reacquired to satisfy income or employment withholding taxes; or (3) common shares used to pay the exercise or purchase price of a share award.

Administration. Biopharma Co.’s compensation committee, or the board acting as the compensation committee, has the authority to administer the 2026 Plan. Biopharma Co.’s compensation committee will determine recipients, dates of grant, the numbers and types of awards to be granted and the terms and conditions

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of the awards, including the period of their exercisability and vesting schedule applicable to an award. Biopharma Co.’s compensation committee will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award. Biopharma Co.’s compensation committee will have the authority to modify outstanding awards under the 2026 Plan.

Stock Options. ISOs and NSOs may also be granted pursuant to stock option agreements adopted by the Biopharma Co.’s compensation committee. Biopharma Co.’s compensation committee will determine the exercise price for a stock option, within the terms and conditions of the 2026 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common shares on the date of grant. Options granted under the 2026 Plan will vest at the rate specified by Biopharma Co.’s compensation committee.

The Biopharma Co.’s compensation committee will determine the term of stock options granted under the 2026 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with Biopharma Co., or any of its affiliates, ceases (i) for any reason other than cause, disability or death, the optionholder may generally exercise any vested options for a period of     months following the cessation of service with Biopharma Co., (ii) due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months, or (iii) for cause, the optionholder’s options will generally expire at such time. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common shares issued upon the exercise of a stock option will be determined by the Biopharma Co. compensation committee and may include (1) cash, check, or bank draft, (2) a broker-assisted cashless exercise, (3) the tender of common shares previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) waiver of compensation or other indebtedness, and (6) other legal consideration approved by the compensation committee.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of Biopharma Co.’s common shares with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our share plans and the share plans of any of our affiliates may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own shares possessing more than 10% of Biopharma Co.’s total combined voting power or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards will be granted pursuant to restricted stock award agreements adopted by the Biopharma Co. compensation committee. A restricted stock award may be transferred only upon such terms and conditions as set by the Biopharma Co. compensation committee. Except as otherwise provided in the applicable award agreement, restricted stocks that have not vested will be forfeited upon the participant’s cessation of continuous service with Biopharma Co. for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements adopted by the Biopharma Co. compensation committee. A restricted stock unit award may be settled by cash, delivery of shares, a combination of cash and shares as deemed appropriate by the Biopharma Co. compensation committee, or in any other form of consideration set forth in the restricted stock unit award agreement. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service with Biopharma Co. for any reason.

Stock Appreciation Rights. Stock appreciation rights will be granted pursuant to stock appreciation grant agreements adopted by the Biopharma Co. compensation committee. The Biopharma Co. compensation

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committee will determine the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Biopharma Co.’s common shares on the date of grant. Upon the exercise of a stock appreciation right, Biopharma Co. will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of Biopharma Co. common shares on the date of exercise over the strike price, multiplied by (2) the number of common shares with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2026 Plan vests at the rate specified in the stock appreciation right agreement as determined by the Biopharma Co. compensation committee. The Biopharma Co. compensation committee will determine the term of stock appreciation rights granted under the 2026 Plan, up to a maximum of 10 years. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2026 Plan permits the grant of performance-based share and cash awards, the payment of which are contingent upon the attainment of certain performance goals established by Biopharma Co.’s compensation committee. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award. Except as otherwise provided in the applicable award agreement, performance awards that have not vested will be forfeited upon the participant’s cessation of continuous service with Biopharma Co. for any reason.

Changes to Capital Structure. In the event that Biopharma Co.’s capital structure is changed by a stock dividend, extraordinary dividends or distributions (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of Biopharma Co., without consideration, then appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2026 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to share awards that can be granted in a calendar year and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding share awards.

Corporate Transactions. In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of our assets or a dissolution or liquidation, Biopharma Co.’s compensation committee , may, among other things, provide for continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares under awards, or for a cash-out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate.

Biopharma Co.’s compensation committee is not obligated to treat all awards, even those that are of the same type, in the same manner.

The vesting of all awards granted to our non-employee directors under our 2026 Equity Incentive Plan will accelerate in full in the event of a corporate transaction.

Under the 2026 Plan, a corporate transaction is generally the consummation of (1) any person becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of Biopharma Co.’s outstanding voting securities, (2) a sale or other disposition of all or substantially all of Biopharma Co.’s assets, (3) a sale or other disposition of at least 50% of Biopharma Co.’s outstanding securities, (4) a merger, consolidation or similar transaction following which Biopharma Co.’s pre-transaction shareholders do not retain at least 50% of the voting power of the surviving entity, or (5) a change in the effective control of Biopharma Co. that occurs on the date that a majority of members of the Biopharma Co. board of directors is replaced during any twelve

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Pursuant to 17 C.F.R. Section 200.83

(12) month period by members of the board of directors whose appointment or election is not endorsed by a majority of the members of the Biopharma Co.’s board of directors prior to the date of the appointment or election.

Director Compensation Limits. No non-employee director may receive awards under our 2026 Equity Incentive Plan in consideration for such director’s service as a non-employee director with a grant date value that when combined with cash compensation received for such director’s service as a non-employee director, exceeds $     in a calendar year or $     in the calendar year of his or her initial service as a non-employee director with us. Awards granted, or cash compensation paid, to an individual while he or she was serving in the capacity as an employee or in consideration of services as a consultant will not count for purposes of this limitation.

Exchange, Repricing and Buyout of Awards. The compensation committee of Biopharma Co. may, without prior stockholder approval, (1) reduce the exercise price of outstanding options or stock appreciation rights without the consent of any participant (provided that written notice of the repricing is provided to such participants) and (2) pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards, subject to the consent of any affected participant to the extent required by the terms of the 2026 Equity Incentive Plan.

Clawback; Transferability. All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law, to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2026 Plan may generally not be transferred in any manner other than by will or the laws of descent or distribution.

Amendment and Termination. Biopharma Co.’s board of directors will have the authority to amend, suspend, or terminate our 2026 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent.

Biopharma Co. 2026 Employee Stock Purchase Plan

Biopharma Co. will adopt the 2026 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP will be to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward Biopharma Co.’s success and that of its affiliates. The ESPP will be intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Share Reserve. The ESPP will authorize the issuance of up to      shares of Biopharma Co.’s common shares on a fully diluted basis pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares reserved for issuance and sale under our ESPP will increase automatically on January 1 of each of 2027 through 2036 by the number of shares equal to  % of the aggregate number of outstanding shares of all classes of our common stock as of the immediately preceding December 31, or a lesser number as may be determined by our board of directors.

Administration. The Biopharma Co. compensation committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and decide upon any and all claims filed under the ESPP. The ESPP will be implemented through a series of offerings under which eligible employees are granted purchase rights to purchase common shares on specified dates during such offerings. Under the ESPP, Biopharma Co. may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which Biopharma Co. common shares will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Payroll Deductions. Generally, all regular employees, including executive officers, employed by Biopharma Co. or by any of its designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, between 1% and 15% of their earnings (as defined in the ESPP) for the purchase of Biopharma Co.’s common shares under the ESPP. Unless otherwise determined by Biopharma Co.’s board of directors, common shares will be purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a common share on the first date of an offering or (b) 85% of the fair market value of a common share on the date of purchase.

Eligibility. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by Biopharma Co.’s board of directors, including: (1) being customarily employed for more than 20 hours per week; (2) being customarily employed for more than five months per calendar year; or (3) continuous employment with Biopharma Co. or one of its affiliates for a period of time as specified by the compensation committee. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of Biopharma Co.’s common shares based on the fair market value per common share at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of Biopharma Co.’s outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure. If the number of outstanding Biopharma Co. shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Biopharma Co., without consideration, then the Biopharma Co. compensation committee shall adjust the number and class of common stock that may be delivered under the ESPP, the purchase price and the number of shares of common stock covered by each option under the ESPP which has not yet been exercised, and the Biopharma Co. compensation committee will make appropriate adjustments to (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year, (3) the number of shares and purchase price of all outstanding purchase rights, and (4) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of any of the following corporate transactions: (1) any person becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the Biopharma Co.’s outstanding voting securities; (2) a sale of all or substantially all of Biopharma Co.’s assets; or (3) the consummation of a merger or consolidation of the Biopharma Co. with any other corporation, other than a merger or consolidation which would result in the voting securities of Biopharma Co. outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Biopharma Co. or such surviving entity or its parent outstanding immediately after such merger or consolidation then, any then-outstanding rights to purchase Biopharma Co. shares under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such purchase rights, then the offering period with respect to which such purchase right relates will be shortened by setting a new purchase date that will occur on or prior to the consummation of the corporate transaction, and the ESPP will terminate on the consummation of the corporate transaction.

ESPP Amendments, Termination. Biopharma Co.’s board of directors has the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent.

401(k) Plan

AnaptysBio, Inc. sponsors a retirement savings plan established January 1, 2007, that is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Participants may make pre-tax and certain

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed. AnaptysBio, Inc. has the ability to make discretionary contributions under the plan. It is envisioned that Biopharma Co. will establish a 401(k) that is substantially similar to AnaptysBio, Inc.’s 401(k) plan.

Other Benefits

Our named executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

Non-Employee Director Compensation Table

The following table sets forth a summary of the compensation earned by AnaptysBio, Inc.’s non-employee directors for their service on the board of directors of AnaptysBio, Inc. during the year ended December 31, 2025:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Total ($)
Dennis Fenton, Ph.D.	$65,000	$180,808	$89,425	$335,233
Rita Jain, M.D.	$46,750	$180,808	$89,425	$316,983
Magda Marquet, Ph.D.	$50,000	$180,808	$89,425	$320,233
John Orwin	$100,000	$180,808	$89,425	$370,233
John P. Schmid	$66,750	$180,808	$89,425	$336,983
J. Anthony Ware, M.D.	$70,000	$180,808	$89,425	$340,233

(1)

As of December 31, 2025, Dr. Fenton held outstanding options to purchase 92,327 shares of common stock and 6,030 RSUs; Dr. Jain held outstanding options to purchase 51,635 shares of common stock and 7,330 RSUs; Dr. Marquet held outstanding options to purchase 75,604 shares of common stock and 6,030 RSUs; Mr. Orwin held outstanding options to purchase 46,391 shares of common stock and 7,330 RSUs; Mr. Schmid held outstanding options to purchase 101,820 shares of common stock and 6,030 RSUs; and Dr. Ware held outstanding options to purchase 126,085 shares of common stock and 6,030 RSUs.

(2)

The amounts reported in the option awards and the stock awards columns represent the grant date fair value of such awards granted to the directors during the year ended December 31, 2025 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in calculating the grant date fair value of the stock options reported in the option awards column are set forth in Note 8 to AnaptysBio, Inc.’s audited consolidated financial statements included in AnaptysBio, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024. Note that the amounts reported in this column reflect the accounting cost for these stock options and RSUs, and do not correspond to the actual economic value that may be received by AnaptysBio, Inc.’s directors from the options.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Non-Employee Director Compensation Policy

Prior to the Spin-Off, we will assume the non-employee director compensation policy that was previously adopted by AnaptysBio, Inc., which is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the AnaptysBio, Inc.’s non-employee director compensation policy, each non-employee director will be eligible to receive the following amounts for their service on our Board of Directors:

•	Initial Stock Option Grant. For new non-employee directors receive a stock option to purchase 16,510 shares of common stock and 6,030 RSUs as well as a prorated annual equity grant

•	Annual Stock Option Grants. Each of our non-employee directors generally receives an annual stock option grant in January to purchase 16,510 shares of common stock and 6,030 RSUs.

•

Annual Fees. Each of our non-employee directors is provided with an annual cash compensation. The table below summarizes the cash compensation of our non-employee directors for 2025 pursuant to our director compensation policy:

Position	2025
Retainer	$40,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member	$6,750
Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee Member.	$5,000
R&D Committee Chair	$15,000
R&D Committee Member	$10,000
Non-Executive Chair	$35,000
Transaction Committee Chair	$20,000

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

PRINCIPAL STOCKHOLDERS

As of the date hereof, all of our outstanding shares of common stock are owned by AnaptysBio, Inc. Immediately after the Spin-Off, AnaptysBio, Inc. will own no shares of our common stock.

The following table sets forth certain information with respect to the expected beneficial ownership of shares of our common stock     , immediately after the Spin-Off, for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who beneficially owned more than 5% of shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

To the extent our directors and officers own shares of AnaptysBio, Inc. common stock at the time of the Spin-Off, they will participate in the Spin-Off on the same terms as other holders of shares of AnaptysBio, Inc. common stock.

Except as otherwise noted in the footnotes below, each person or entity identified has sole voting and investment power with respect to such securities. Following the Spin-Off, we expect to have outstanding an aggregate of     shares of common stock based upon (i)      shares of AnaptysBio, Inc. common stock outstanding on     , (ii) the distribution by AnaptysBio, Inc. of all of shares of our common stock on the Distribution Date, and (iii) applying the distribution ratio of one of shares of our common stock for every     shares of AnaptysBio, Inc. common stock held as of the Record Date. This number of shares is used to calculate all applicable percentages in the table below.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Biopharma Company, Inc., 10770 Wateridge Circle, Suite 210, San Diego, California 92121.

	Number of Shares of Common Stock	% of Shares of Common Stock Outstanding(1)
Directors and Named Executive Officers:
Daniel Faga		%
Paul Lizzul, M.D., Ph.D.		%
Dennis Mulroy		%
Dennis Fenton, Ph.D.		%
Magda Marquet, Ph.D.		%
John P. Schmid		%
J. Anthony Ware, M.D.		%
Rita Jain, M.D.		%
John Orwin		%
Total Executive Officers and Directors as a Group ( people)		%
5% Stockholders:
EcoR1 Capital LLC(1)		%
Point72 Asset Management, L.P.(2)
BlackRock, Inc.(3)		%
Morgan Stanley(4)		%
The Vanguard Group(5)		%

*	Represents beneficial ownership of less than one percent.

(1)

Based on 7,880,094 shares of common stock of AnaptysBio, Inc. held directly by EcoR1 Capital Fund Qualified, L.P. Each of EcoR1 Capital Fund Qualified, L.P., EcoR1 Capital, LLC and Mr. Nodelman have shared voting and dispositive power over such shares. The address of each of EcoR1 Capital Fund Qualified, L.P., EcoR1 Capital, LLC and Mr. Nodelman is 357 Tehama Street #3, San Francisco, California 94103.

(2)

Based on a Schedule 13-G filed by Point72 Asset Management, L.P. on May 15, 2025. Based on 2,368,370 shares of common stock of AnaptysBio, Inc. held by Point72 Associates, LLC, Point72 Capital Advisors, Inc. and Steven A. Cohen. The address of the principal business office of Point72 Asset Management, Point72 Capital Advisors Inc., and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902.

(3)

Based on a Schedule 13-G filed by BlackRock, Inc. (“BlackRock”) on April 17, 2025. Based on 1,900,844 shares of common stock of AnaptysBio, Inc. held by certain business units of BlackRock. BlackRock’s address is 50 Hudson Yards, New York, NY 10001.

(4)

Based on a Schedule 13-G filed by Morgan Stanley on August 5, 2025. Based on 1,845,002 shares of common stock of AnaptysBio, Inc. held by certain business units of Morgan Stanley. Morgan Stanley’s address is 1585 Broadway, New York, NY 10036.

(5)

Based on a Schedule 13-G filed by The Vanguard Group (“Vanguard”) on July 29, 2025. Based on 1,537,550 shares of common stock of AnaptysBio, Inc. held by certain business units of Vanguard. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Historical Relationship with AnaptysBio, Inc.

On September 29, 2025, AnaptysBio, Inc. announced its intention to explore separating its business into two independent, publicly traded companies. Biopharma Company, Inc. was formed to ultimately hold, directly or indirectly, and conduct certain operational activities in anticipation of the planned separation of the Biopharma Co. Business of AnaptysBio, Inc. Prior to the completion of the Spin-Off, we are a wholly owned subsidiary of AnaptysBio, Inc. and all of our outstanding shares of common stock are owned by AnaptysBio, Inc. Upon completion of the Spin-Off, AnaptysBio, Inc. will own no shares of our common stock.

Since our inception, AnaptysBio, Inc. has provided certain corporate services to us, and costs associated with these services have been allocated to us in our combined financial statements included elsewhere in this information statement. The allocations include costs of support functions that are partially provided on a centralized basis by AnaptysBio, Inc. and its affiliates, which include finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance and other professional services. These costs have been allocated to us based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on headcount or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented, depending on the nature of the services received. Following the completion of the Spin-Off, we expect to provide AnaptysBio, Inc. and its affiliates certain services related to these functions on a transitional basis to AnaptysBio, Inc. pursuant to the Transition Services Agreement. Upon completion of the Spin-Off, we will assume responsibility for all of our standalone public company costs, including the costs of corporate services provided by AnaptysBio, Inc. and its affiliates to us prior to the separation.

Agreements to be Entered Into in Connection with the Spin-Off

Following the Spin-Off, we and AnaptysBio, Inc. will operate separately, each as an independent publicly traded company. We and AnaptysBio, Inc. will enter into a Separation and Distribution Agreement that will effectuate the separation and distribution. We and AnaptysBio, Inc. will also enter into a Transition Services Agreement. These agreements will provide a framework for our relationship with AnaptysBio, Inc. after the Spin-Off and provide for the allocation between Biopharma Co. and AnaptysBio, Inc. of assets, liabilities and obligations attributable to periods prior to, at and after our Spin-Off from AnaptysBio, Inc. The material terms of these agreements will be described in subsequent amendments to this information statement.

The material agreements between us and AnaptysBio, Inc. are described briefly below and the expected form of such agreements will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part. These descriptions are subject to, and qualified in their entirety, by reference to the full text of the applicable agreements.

Separation and Distribution Agreement

See the section of this information statement entitled “The Spin-Off—The Separation and Distribution Agreement” above for a description of the Separation and Distribution Agreement.

Transition Services Agreement

We intend to enter into a Transition Services Agreement pursuant to which we will provide AnaptysBio, Inc., with certain specified services for a limited time to ensure an orderly transition following the Spin-Off. The services we will provide will, among others, consist of digital technology, human resources, supply chain, finance, real estate services and support for AnaptysBio, Inc. to continue to satisfy the contractual requirements of the Vanda Collaboration. The services are generally intended to be provided for a period no longer than two years following the Spin-Off. Biopharma Co. expects to provide some of the services related to these general and

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

administrative functions to AnaptysBio, Inc. on a transitional basis following the Spin-Off. Either party may terminate the agreement with respect to any service if the other party has failed to perform any of its material obligations and such failure is not cured within fifteen (15) days. Biopharma Co. may terminate the agreement with respect to any service if the other party has failed to perform any of its material obligations and such failure is not cured within thirty (30) days. AnaptysBio, Inc., in its capacity as a recipient of the services, may terminate the agreement with respect to any service for convenience upon thirty (30) days’ prior written notice. The parties may terminate the agreement with respect to any service upon mutual written agreement. The parties may otherwise negotiate mutually agreed reductions in the scope of services provided. The Transition Services Agreement will provide for customary indemnification and limits on liability.

Indemnification Agreements

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided in our restated certificate of incorporation and restated bylaws. We believe that these provisions and agreements are necessary to attract qualified officers and directors. We expect to purchase a policy of directors’ and officers’ liability insurance.

Policies and Procedures for Related Party Transactions

Upon consummation of the Spin-Off, we intend to adopt a written related person transactions policy providing that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our shares of common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a transaction with us in which the amount involved exceeds (i) $120,000 or (ii) 1% of the average of our total assets at year-end for the prior two completed fiscal years without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

This section describes certain U.S. federal income tax consequences of the Spin-Off to U.S. holders (as defined below) and Non-U.S. holders (as defined below) of shares of AnaptysBio, Inc. common stock. This section applies solely to persons that hold shares of AnaptysBio, Inc. common stock and/or shares of Biopharma Co. common stock as capital assets for tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to a holder in light of such holder’s individual circumstances, including non-U.S., state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to holders subject to special rules, including:

•	a dealer or broker in stocks and securities, commodities or foreign currencies;

•	a regulated investment company or real estate investment trust;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a bank, financial institution, mutual fund, or insurance company;

•

a person that directly, indirectly or constructively owns 5% or more of the combined voting power of AnaptysBio, Inc. or Biopharma Co., or of the total value of the shares of AnaptysBio, Inc. common stock or shares of Biopharma Co. common stock;

•

a person that holds shares of AnaptysBio, Inc. common stock or shares of Biopharma Co. common stock as part of a straddle or a hedging, conversion, or other risk reduction transaction for U.S. federal income tax purposes;

•	a person that acquires or sells shares of AnaptysBio, Inc. common stock as a part of wash sale for U.S. federal income tax purposes;

•	partnerships, S corporations or other passthrough entities (or investors in partnerships, S corporations or other pass-through entities);

•

a person that acquired shares of AnaptysBio, Inc. common stock or shares of Biopharma Co. common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; or

•	a person whose functional currency is not the U.S. dollar.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of AnaptysBio, Inc. common stock or shares of Biopharma Co. common stock that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of shares of AnaptysBio, Inc. common stock or shares of Biopharma Co. common stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on applicable tax treaties, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the Spin-Off to holders of shares of AnaptysBio, Inc. common stock and the ownership of shares of Biopharma Co. common stock acquired pursuant to the Spin-Off. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Spin-Off. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the Internal Revenue Service (“IRS”) may not agree with the tax consequences described in this information statement.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of AnaptysBio, Inc. common stock or shares of Biopharma Co. common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes holding shares should consult its tax advisors with regard to the U.S. federal income tax treatment of the Spin-Off and ownership of shares of Biopharma Co. common stock.

U.S. Federal Income Tax Consequences of the Spin-Off and of the Ownership and Disposition of Shares of Biopharma Co. Common Stock to U.S. Holders

Consequences of the Spin-Off to U.S. Holders

The distribution of shares of Biopharma Co. common stock in the Spin-Off (including fractional shares for which U.S. holders receive cash) will be treated as a taxable distribution to U.S. holders for U.S. federal income tax purposes. An amount equal to the fair market value on the Distribution Date of the shares of Biopharma Co. common stock (including fractional shares for which a U.S. holder receives cash) received by a U.S. holder in the Spin-Off will generally be treated as a taxable dividend to the extent of such holder’s ratable share of any current or accumulated earnings and profits of AnaptysBio, Inc. (including gain recognized by AnaptysBio, Inc. in connection with the Spin-Off), with the excess treated first as a non-taxable return of capital to the extent of such holder’s tax basis in shares of AnaptysBio, Inc. common stock and any remaining excess treated as capital gain.

Dividends will be taxed as ordinary income to the extent that they are paid out of AnaptysBio, Inc.’s current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. holder that constitute qualified dividend income are taxable to the stockholder at the preferential rates applicable to long-term capital gains, provided that the stockholder holds the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. AnaptysBio, Inc. expects that any amount treated as a dividend paid by AnaptysBio, Inc. pursuant to the Spin-Off will constitute qualified dividend income, assuming the U.S. holder’s holding period requirements are met.

A U.S. holder’s tax basis in its shares of AnaptysBio, Inc. common stock held on the Distribution Date will be reduced (but not below zero) to the extent that the fair market value on the Distribution Date of the shares of Biopharma Co. common stock received by such U.S. holder from AnaptysBio, Inc. in the Spin-Off exceeds such U.S. holder’s ratable share of AnaptysBio, Inc.’s current and accumulated earnings and profits (that is, the amount treated as a taxable dividend). AnaptysBio, Inc. has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. holders should expect to treat the Spin-Off as a taxable dividend for U.S. federal income tax purposes.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

To the extent that the fair market value on the Distribution Date of the shares of Biopharma Co. common stock received by a U.S. holder from AnaptysBio, Inc. in the Spin-Off exceeds such U.S. holder’s adjusted tax basis in its shares of AnaptysBio, Inc. common stock, the U.S. holder generally must include such excess in income as long-term capital gain, or short-term capital gain if the U.S. holder’s shares of AnaptysBio, Inc. common stock have been held for one year or less. A U.S. holder’s holding period for its AnaptysBio, Inc. shares will not be affected by the Spin-Off.

A U.S. holder’s tax basis in the shares of Biopharma Co. common stock received in the Spin-Off generally will equal the fair market value of those shares on the Distribution Date, and a U.S. holder’s holding period for those shares will begin the day after the Distribution Date.

Although AnaptysBio, Inc. will ascribe a value to the shares of Biopharma Co. common stock it distributes in the Spin-Off for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to those shares, particularly if shares of Biopharma Co. common stock trade at prices significantly above the value ascribed to those shares by AnaptysBio, Inc. in the period following the Spin-Off. Such a higher valuation may cause a larger reduction in the tax basis of a U.S. holder’s shares of AnaptysBio, Inc. common stock or may cause a U.S. holder to recognize additional dividend or capital gain income.

Distributions on Shares of Biopharma Co. Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of shares of Biopharma Co. common stock in the foreseeable future. However, if we do make distributions of cash or property on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by certain non-corporate U.S. holders (including individuals) may be taxed at preferential rates applicable to qualified dividend income, provided certain holding period requirements are met. Corporate U.S. holders that meet certain holding period and other requirements may be eligible for a dividends-received deduction for a portion of the dividend received. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its shares of Biopharma Co. common stock, but not below zero. Any excess will be treated as capital gain. Such gain generally will be taxable as long-term capital gain if the shares have been held for more than one year.

Sale or Other Taxable Disposition of Shares of Biopharma Co. Common Stock

Upon a subsequent sale or other taxable disposition of a share of Biopharma Co. common stock, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the disposition of the share and the U.S. holder’s tax basis in the share. The gain or loss will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the share for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of the Spin-Off and of the Ownership and Disposition of Shares of Biopharma Co. Common Stock to Non-U.S. Holders

Consequences of the Spin-Off to Non-U.S. Holders

In the Spin-Off, Non-U.S. holders will be treated as receiving a distribution from AnaptysBio, Inc. in an amount equal to the fair market value on the Distribution Date of the shares of Biopharma Co. common stock (including fractional shares for which a Non-U.S. holder receives cash), which will be treated as a dividend to the extent the Spin-Off is paid out of AnaptysBio, Inc.’s current or accumulated earnings and profits (as determined

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits generally will be treated as a return of capital that will be applied against and reduce a Non-U.S. holder’s adjusted tax basis in such Non-U.S. holder’s shares of AnaptysBio, Inc. common stock (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “—Sale or Other Taxable Disposition” below.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. holder in the Spin-Off will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the Spin-Off (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

AnaptysBio, Inc. or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution of shares of Biopharma Co. common stock payable to a Non-U.S. holder, and any such withholding would be satisfied by AnaptysBio, Inc. or such agent by withholding and selling a portion of the shares of Biopharma Co. common stock that otherwise would be distributable to such holder or by withholding from other property held in such holder’s account with the withholding agent.

If the Spin-Off paid to a Non-U.S. holder is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such distribution is attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the Spin-Off is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected distribution will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected distribution, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Distributions on Shares of Biopharma Co. Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of shares of Biopharma Co. common stock in the foreseeable future. However, if we do make distributions of cash or property on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. holder’s adjusted tax basis in its shares of Biopharma Co. common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “ —Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. holder of shares of Biopharma Co. common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of Biopharma Co. common stock (including with respect to any cash received in lieu of a fractional share of Biopharma Co. common stock) unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

shares of Biopharma Co. common stock constitute a U.S. real property interest, or USRPI, by reason of Biopharma Co’s status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Biopharma Co. does not anticipate becoming a USRPHC. Because the determination of whether Biopharma Co. is a USRPHC depends on the fair market value of Biopharma Co’s USRPIs relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance Biopharma Co. will not become a USRPHC in the future. Even if Biopharma Co. were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. holder of shares of Biopharma Co. common stock will not be subject to U.S. federal income tax if such stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. holder owned, actually and constructively, 5% or less of such stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. holder’s holding period, or if another exception from these rules under the Code applies.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting, Backup Withholding and FATCA Withholding

U.S. Holders

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on shares of Biopharma Co. common stock or proceeds from the sale or other taxable disposition of such shares. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

The payments of dividends on shares of Biopharma Co. common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on shares of Biopharma Co. common stock paid to the Non-U.S. holder, regardless of whether such distributions constitute dividends or any tax was actually withheld. In addition, proceeds from the sale or other taxable disposition of shares Biopharma Co. common stock (including with respect to any cash received in lieu of a fractional share of Biopharma Co. common stock) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a sale or other taxable disposition of shares of Biopharma Co. common stock (including with respect to any cash received in lieu of a fractional share of Biopharma Co. common stock) conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

FATCA

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes.

EACH ANAPTYSBIO, INC. STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE SPIN-OFF TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the Spin-Off, there has been no public market for shares of our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of shares of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of our common stock in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon completion of the Spin-Off, we estimate that we will have outstanding an aggregate of approximately    shares of Biopharma Co. common stock based upon the number of shares of AnaptysBio, Inc. common stock outstanding on    , 2026, assuming the distribution ratio of one share of common stock of Biopharma Co. for every     shares of AnaptysBio, Inc. common stock.

All shares of our common stock issued in the Spin-Off will be freely tradable, except that any shares issued pursuant to the Spin-Off to our affiliates, as that term is defined in Rule 144 under the Securities Act, could only be sold in compliance with Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after the Spin-Off; or

•	the average weekly trading volume of shares of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Equity Compensation Plans

Under the 2026 Biopharma Co. Equity Incentive Plan, the total number of shares of common stock that will be reserved and available for awards is equal to     shares of our common stock. For a description of the 2026 Biopharma Co. Equity Incentive Plan, see “Executive and Director Compensation—Anticipated Compensation Program Design Following the Spin-Off.”

Under the 2026 Biopharma Co. Employee Stock Purchase Plan, the total number of shares of common stock that will be authorized for sale is equal to     shares of our common stock. For a description of the 2026 Biopharma Co. Employee Stock Purchase Plan, see “Executive and Director Compensation—Anticipated Compensation Program Design Following the Spin-Off.”

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

As soon as practicable after the closing of the Spin-Off, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock reserved for issuance under the 2026 Biopharma Co. Equity Incentive Plan and the Biopharma Co. 2026 Employee Stock Purchase Plan. However, the shares registered on Form S-8 may be subject to the vesting requirements, volume limitations, and the manner of sale, notice, and public information requirements of Rule 144. “Executive and Director Compensation—Anticipated Compensation Program Design Following the Spin-Off” for a description of our equity incentive plans.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF CAPITAL STOCK

In connection with the Spin-Off, we will amend and restate our certificate of incorporation and our bylaws. The following description summarizes the material terms of our restated certificate of incorporation and our restated bylaws, which will be in effect prior to the completion of the Spin-Off. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which will be included as exhibits to the registration statement of which this information statement forms a part, and to the applicable provisions of Delaware law.

Upon the closing of the Spin-Off, our authorized capital stock will consist of    shares of common stock, $0.001 par value per share and    shares of undesignated preferred stock, $0.001 par value per share. Upon the closing of the Spin-Off, there will be no shares of preferred stock outstanding and     shares of our common stock outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy” above.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. Accordingly, pursuant to our restated certificate of incorporation that will be in effect upon the closing of the Spin-Off, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Shares of our common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of shares of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Following the Spin-Off, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of shares of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of shares of our common stock and the voting and other rights of the holders of shares of our common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws, as we expect they will be in effect upon the closing of the Spin-Off, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents some Delaware corporations, including us, from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws, as we expect they will be in effect upon the closing of the Spin-Off, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•

Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•

Classified Board. Our restated certificate of incorporation and restated bylaws will provide that our board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See “Management—Classified Board of Directors.”

•

Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws will not provide for cumulative voting.

•

Directors Removed Only for Cause. Our restated certificate of incorporation will provide that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock.

•

Amendment of Charter Provisions. Any amendment of the above expected provisions in our restated certificate of incorporation would require approval by holders of at least two-thirds of our outstanding shares of common stock.

•

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to      shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

•

Choice of Forum. Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. This exclusive forum provision will not apply to claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not preclude the filing of claims brought to enforce any liability or duty created by the Exchange Act or Securities Act of 1933, as amended, or the rules and regulations thereunder in federal court.

Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, our restated certificate of incorporation to become effective in connection with the completion of the Spin-Off contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our restated bylaws to become effective upon the completion of the Spin-Off provide that:

•	the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Company may indemnify its other employees and agents as set forth in the DGCL;

•

the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to the completion of the Spin-Off, the Company has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s restated certificate

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of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Company’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company intends to carry liability insurance for its directors and officers.

Conflicts of Interest; Corporate Opportunities

Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which falls within the corporation’s business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of AnaptysBio, Inc. and other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our restated certificate of incorporation will provide that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, principal, partner, member, manager, employee, agent or other representative of AnaptysBio, Inc. or its respective affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to AnaptysBio, Inc. or its affiliates and representatives instead of us, or does not communicate information regarding a corporate opportunity to us that such individual has directed to AnaptysBio, Inc. or its affiliates and representatives.

Transfer Agent and Registrar

Upon the closing of the Spin-Off, the transfer agent and registrar for shares of our common stock will be Equiniti Trust Company, LLC.

Exchange Listing

We intend to apply to list shares of our common stock on the Exchange under the symbol “     ” and the completion of the Spin-Off is conditioned on shares of our common stock being accepted for listing on the Exchange.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to the shares of common stock being issued in the Spin-Off. This information statement constitutes a part of that registration statement. This information statement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and shares of our common stock being issued in the Spin-Off, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this information statement regarding the contents of any agreement, contract or other document referred to herein are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to such exhibit.

After completion of the Spin-Off, we will be subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

We maintain a website at www.     .com. We intend to make the information filed with or furnished to the SEC available free of charge on our website after the completion of the Spin-Off. You can review these documents on the SEC’s website, as described above. Information contained on, or accessible through, our website is not incorporated by reference into, and does not constitute a part of, this information statement or any other report or document we file with or furnish to the SEC.

In addition, we will provide electronic or paper copies of our filings free of charge upon written request to the following address:

Biopharma Company, Inc.

10770 Wateridge Circle, Suite 210

San Diego, CA 92121

Attention: Investor Relations

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

AnaptysBio, Inc.:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of Biopharma Company, Inc. (the Company) as of December 31, 2024 and 2023, the related combined statements of operations and comprehensive loss, equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes to the combined financial statements. In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2025.

San Diego, California

October 24, 2025

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Biopharma Company, Inc.

Combined Balance Sheets

(in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$123,080	$35,965
Short-term investments	262,293	354,939
Prepaid expenses and other current assets	4,560	7,651

Total current assets	389,933	398,555
Property and equipment, net	1,849	2,098
Operating lease right-of-use assets	14,383	16,174
Long-term investments	35,470	27,026
Other long-term assets	256	256

Total assets	$441,891	$444,109

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,785	$2,425
Accrued expenses	30,473	14,021
Current portion of operating lease liability	1,925	1,777

Total current liabilities	36,183	18,223
Operating lease liability, net of current portion	14,112	16,037
Equity:
Net Parent Investment	391,291	410,646
Accumulated other comprehensive gain (loss)	305	(797)

Total equity	391,596	409,849

Total liabilities and equity	$441,891	$444,109

See accompanying notes to combined financial statements.

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Biopharma Company, Inc.

Combined Statements of Operations and Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$152,345	$90,255
General and administrative	28,756	20,867
Acquired in-process research and development	—	7,339

Total operating expenses	181,101	118,461

Loss from operations	(181,101)	(118,461)

Other income (expense), net:
Interest income	17,382	12,313
Other income (expense), net	14	(2)

Total other income, net	17,396	12,311

Net loss	(163,705)	(106,150)

Unrealized gain on available for sale securities	1,102	4,449

Comprehensive loss	$(162,603)	$(101,701)

See accompanying notes to combined financial statements.

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Biopharma Company, Inc.

Combined Statements of Equity

(in thousands)

	Net Parent Investment	Accumulated Other Comprehensive (Loss) Gain	Total Equity
Balance, December 31, 2022	$585,496	$(5,246)	$580,250
Stock-based compensation expense	18,393	—	18,393
Net Parent Investment	(87,093)	—	(87,093)
Comprehensive income	—	4,449	4,449
Net loss	(106,150)	—	(106,150)

Balance, December 31, 2023	$410,646	$(797)	$409,849

Stock-based compensation expense	26,827	—	26,827
Net Parent Investment	117,523	—	117,523
Comprehensive income	—	1,102	1,102
Net loss	(163,705)	—	(163,705)

Balance, December 31, 2024	$391,291	$305	$391,596

See accompanying notes to combined financial statements.

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Biopharma Company, Inc.

Combined Statements of Cash Flows

(in thousands)	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(163,705)	$(106,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	606	652
Stock-based compensation	26,827	18,393
Accretion/amortization of investments, net	(10,313)	(10,521)
Amortization of right-of-use assets – operating	1,791	1,724
Changes in operating assets and liabilities:
Prepaid expenses and other assets	2,952	(3,857)
Accounts payable and other liabilities	17,813	8,391
Operating lease liabilities	(1,777)	(1,636)

Net cash used in operating activities	(125,806)	(93,004)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(380,376)	(303,919)
Sales and maturities of investments	476,132	449,480
Purchases of property and equipment	(358)	(807)

Net cash provided by investing activities	95,398	144,754

CASH FLOWS FROM FINANCING ACTIVITIES:
Net parent investment	117,523	(87,093)

Net cash provided by (used in) financing activities	117,523	(87,093)

Net increase (decrease) in cash and cash equivalents	87,115	(35,343)
Cash and cash equivalents, beginning of period	35,965	71,308

Cash and cash equivalents, end of period	$123,080	$35,965

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash investing and financing activities:
Amounts accrued for property and equipment	$7	$8

See accompanying notes to combined financial statements.

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Biopharma Company, Inc.

Notes to Combined Financial Statements

1. Description of the Business

Organization

Biopharma Company, Inc. (“we,” “us,” “our,” or the “Company”) is a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics for autoimmune and inflammatory diseases. Our clinical-stage pipeline includes rosnilimab, a selective and potent pathogenic T cell depleter that completed a Phase 2b trial for the treatment of moderate-to-severe rheumatoid arthritis (“RA”), ANB033, a CD122 antagonist in a Phase 1b trial for celiac disease (“CeD”) and eosinophilic esophagitis (“EoE”). Additionally, ANB101, a BDCA2 modulator, in a Phase 1a trial.

Going forward, as we continue our expansion, we may seek additional financing and/or strategic investments. However, there can be no assurance that any additional financing or strategic investments will be available to us on acceptable terms, if at all. If events or circumstances occur such that we do not obtain additional funding, we will most likely be required to reduce our plans and/or certain discretionary spending, which could have a material adverse effect on our ability to achieve our intended business objectives. Our management believes our currently available resources will provide sufficient funds to enable us to meet our operating plans for at least the next 24 months from the issuance of our combined financial statements. The accompanying combined financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The Separation

Our financial support has been provided primarily by AnaptysBio, Inc., our parent company. In September 2025, AnaptysBio, Inc. announced its intent, as approved by its board of directors on September 29, 2025, to separate Biopharma Company, Inc.’s operations from substantial royalty assets. To implement the separation, AnaptysBio, Inc., intends to transfer the related assets, liabilities, license agreements, intellectual property and corporate infrastructure, including employment agreements and other corporate agreements of those portfolio programs, or the Business, to Biopharma Company, Inc. pursuant to the terms of a separation agreement, to be entered into between Biopharma Company, Inc. and AnaptysBio, Inc. in connection with the separation.

Following the spin-off, Biopharma Company, Inc. will operate as a separate, independent, publicly traded company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements present, on a historical basis, the combined assets, liabilities, expenses and cash flows directly attributable to the Biopharma Company, Inc. which have been prepared from AnaptysBio, Inc.’s consolidated financial statements and accounting records and are presented on a stand-alone basis as if the operations have been conducted independently from AnaptysBio, Inc. Historically, separate financial statements have not been prepared for Biopharma Company, Inc. and it has not operated as a standalone business.

During the periods presented, the Company was not a separate legal entity and did not directly own the Australian subsidiary, which was legally owned by AnaptysBio, Inc. The portions of the Australian subsidiary’s assets, liabilities, income, expenses and cash flows related to the Company’s business are included in these combined financial statements.

We operate in one reportable segment, and our functional and reporting currency is the U.S. dollar.

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Use of Estimates

The preparation of the accompanying combined financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. We base our estimates and assumptions on historical experience when available and on various factors that we believe to be reasonable under the circumstances. Significant estimates relied upon in preparing these financial statements include estimates related to accrued research and development expenses and stock-based compensation. We evaluate our estimates and assumptions on an ongoing basis. Our actual results could differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity at date of purchase of three months or less to be cash equivalents. Cash equivalents consist primarily of money market and mutual funds with original maturities of 90 days or less.

Short-Term and Long-Term Investments

All investments have been classified as “available-for-sale” and are carried at fair value as determined based upon quoted market prices or pricing models for similar securities at period end. Investments with contractual maturities less than 12 months at the balance sheet date are considered short-term investments. Those investments with contractual maturities 12 months or greater at the balance sheet date are considered long-term investments. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold. Unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss). We review our portfolio of available-for-sale debt securities, using both quantitative and qualitative factors, to determine if declines in fair value below cost have resulted from a credit-related loss or other factors. If the decline in fair value is due to credit-related factors, a loss is recognized in net income, whereas if the decline in fair value is not due to credit-related factors, the loss is recorded in other comprehensive income (loss). No credit impairment losses have been recorded during the years ended December 31, 2024 or 2023.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents and certain investments in money market funds, certificates of deposit, agency securities, commercial obligations and U.S. Treasury securities. Bank deposits are diversified between three financial institutions and these deposits may exceed insured limits. We are exposed to credit risk in the event of default by the financial institutions holding our cash and cash equivalents and issuers of investments that are recorded on our combined balance sheets. We mitigate our risk by investing in high-grade instruments and limiting the concentration in any one issuer, which limits our exposure.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the term of the lease. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

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Long Lived Assets

Long-lived assets, consisting of property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by the asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. No impairment charges were recorded during the years ended December 31, 2024, or 2023.

Leases

Our leases consist of a lease for office and lab space that is classified as an operating lease. We determine if an arrangement is a lease at inception. Rent expense is recognized on a straight-line basis. When an operating lease includes rent abatements or requires fixed escalations of the minimum lease payments, the aggregate rental expense is recognized on a straight-line basis over the term of the lease. When an operating lease includes lease incentives such as leasehold improvement allowances, the lease incentive is included in the right-of-use asset (the “ROU asset”). For leases that have greater than a 12-month lease term, the ROU assets and lease liabilities are recognized based on the present value of the future minimum unpaid lease payments over the lease term. For this purpose, we consider only payments that are fixed and determinable at the time of commencement.

As our lease does not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. We account for fixed lease components separately from non-lease components.

We elected the practical expedient to not record leases with an initial term of 12 months or less on the balance sheet and recognize the associated lease payments in the combined statements of operations on a straight-line basis over the lease term.

Research and Development Expenses

Research and development costs primarily include third party clinical and preclinical research and development services such as manufacturing, laboratory and related supplies, salaries and personnel-related costs, in-licensing fees, outside services, and an allocation of information technology, and facility overhead costs.

Costs associated with research and development activities are expensed as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expense when the service has been performed or when the goods have been received. We estimate research and development costs incurred during the period, which impacts the amount of accrued expenses and prepaid balances related to such costs as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel and service providers to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.

Upfront and milestone payments incurred under our in-licensing agreements are expensed as research and development in the period in which they are incurred, provided that the technology or method has no alternative future use.

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Acquired In-process Research and Development

Acquired in-process research and development costs consist of upfront payments incurred in connection with the acquisition of licensing of products or technologies that do not meet the definition of a business under the Accounting Standards of Codification (“ASC”) Topic 805, Business Combinations.

Segment Reporting

ASC Topic 280, Segment Reporting, establishes standards for companies to report financial statement information about operating segments. Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the company’s chief operating decision-makers in deciding how to allocate resources and assess performance. Our chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews results at a combined level only. Therefore, we determined we operate as one reportable segment focused on research and development activities to deliver immunology therapeutics for autoimmune and inflammatory diseases.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future taxable income. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized based on the weight of available evidence, including expected future earnings.

We recognize an uncertain tax position in our combined financial statements when we conclude that a tax position is more likely than not to be sustained upon examination based solely on technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs. We have elected to accrue any interest or penalties related to income taxes as part of our income tax expense.

Stock-based Compensation

Our employees participate in AnaptysBio, Inc.’s share-based compensation plans, the costs of which have been allocated to Biopharma Company, Inc. and recorded in research and development and general and administrative expenses in the combined statements of operations. Refer to Note 7 for additional information.

Functional Currency of Foreign Operations

Our Australian subsidiary operates in a U.S. dollar functional currency environment. Assets and liabilities of our foreign subsidiary that are not denominated in the functional currency are remeasured into U.S. dollars at foreign currency exchange rates in effect at the balance sheet date except for nonmonetary assets and capital accounts, which are remeasured at historical foreign currency exchange rates in effect at the date of transaction. Expenses are generally remeasured at monthly foreign currency exchange rates which approximate average rates in effect during each period. Net realized and unrealized gains and losses from foreign currency transactions and remeasurement are reported in other income (expense), net, in the combined statements of operations.

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Comprehensive Loss

Comprehensive loss represents all changes in equity except those resulting from distributions to stockholders. Our unrealized gains and losses on available for-sale investments represent the only component of other comprehensive loss that is excluded from the reported net loss.

Accounting Pronouncements

We have implemented all new accounting pronouncements that are in effect and may have an impact on our combined financial statements. Unless otherwise discussed, we believe the impact of any recently issued pronouncements, not yet effective will not have a material impact on our combined financial statements.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires enhanced disclosure of significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss on an annual and interim basis and should be applied retrospectively to all prior periods presented in the financial statements. We adopted this standard retrospectively on December 31, 2024. For the purpose of the adoption of ASU 2023-07, we performed an evaluation of financial information regularly reviewed by the CODM for purposes of evaluating performance and allocating resources. Financial information provided to and used by the CODM is consistent with our combined GAAP financial statements including our combined Statements of Operations, see Note 10.

3. Balance Sheet Accounts and Supplemental Disclosures

Property and Equipment

Property and equipment consist of the following:

(in thousands)	December 31, 2024	December 31, 2023
Laboratory equipment	$6,715	$6,473
Office furniture and equipment	1,530	1,640
Leasehold improvements	203	203

Property and equipment, gross	8,448	8,316
Less: accumulated depreciation and amortization	(6,599)	(6,218)

Total property and equipment, net	$1,849	$2,098

Accrued Expenses

Accrued expenses consist of the following:

(in thousands)	December 31, 2024	December 31, 2023
Accrued compensation and related expenses	$7,419	$4,593
Accrued professional fees and other expenses	737	989
Accrued research, development and manufacturing expenses	22,317	8,439

Total accrued expenses	$30,473	$14,021

4. Collaborative Research and Development Agreements

Centessa

On November 24, 2023, we entered into an exclusive license agreement (as amended, the “Centessa Agreement”) with Centessa Pharmaceuticals (UK) Limited (“Centessa”), pursuant to which we acquired the

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exclusive global development and commercialization rights to a blood dendritic cell antigen 2 (BDCA2) modulator antibody portfolio, including lead asset CBS004 (renamed ANB101), and the related family of antibodies, for the treatment of autoimmune and inflammatory diseases.

In connection with the Centessa Agreement, we paid Centessa an upfront cash payment of $4.0 million and an additional cash payment of $3.0 million as reimbursement to Centessa for manufacturing costs incurred. There were $0.3 million in transaction costs incurred. The total transaction amount of $7.3 million was expensed as in-process research and development and classified as an operating activity in the statement of cash flows. We accounted for the transaction as an asset acquisition as the set of acquired assets did not constitute a business.

Under the terms of the agreement, Centessa may be entitled to receive potential future payments of up to $10.0 million upon the achievement of a certain event-based milestone and would be entitled to receive on a product-by-product and country-by-country basis, a royalty of low single digits on annual net sales of any product in the territory in each calendar year. As of December 31, 2024, achievement of the milestone is not probable and, therefore, we have not recognized a liability for the associated $10.0 million contingent consideration.

5. Related Party Transactions

We have historically operated as part of AnaptysBio, Inc. and not as a standalone entity. Accordingly, the accompanying combined financial statements are derived from the consolidated financial statements and accounting records of AnaptysBio, Inc.

Cost Allocations

The combined financial statements reflect allocations of certain expenses from the financial statements of AnaptysBio, Inc., including research and development expenses and administrative expenses. These allocations include, but are not limited to, executive management, employee compensation and benefits, facilities and operations, information technology, business development, financial services (such as accounting, audit, and tax), legal, insurance, and stock-based compensation.

Internal research and development costs that could not be specifically identified were allocated to the program level using the percentage of external research and development costs as the allocation driver. General and administrative expenses were allocated similarly to the allocation of internal research and development costs, with a portion allocated based on estimated employee headcount.

These allocations are reflected in the combined statements of operations as follows:

For the years ended December 31, 2024 and 2023, transactions with AnaptysBio, Inc. were as follows:

(in thousands)	2024	2023
Research and development	$42,662	$22,002
General and administrative	$28,756	$20,867

Total allocated operating expenses	$71,418	$42,869

The combined financial statements reflect allocations of certain assets and liabilities from the financial statements of AnaptysBio, Inc. These allocations include, but are not limited to, prepaid expenses and other current assets, accounts payable, accrued expenses, and accumulated deficit. Amounts that could not be specifically identified were allocated using the percentage of external research and development costs as the allocation driver.

Management believes these cost allocation methods are reasonable and reflect the services provided to Biopharma Company, Inc. during the periods presented. The allocations may not, however, be indicative of the

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actual expenses that would have been incurred had Biopharma Company, Inc. operated as a standalone public company. Actual costs that may have been incurred if Biopharma Company, Inc. had been a standalone public company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by Biopharma Company, Inc. employees, and decisions made in areas such as research and development, infrastructure, and information technology.

Net Investment from AnaptysBio, Inc.

Related party transactions between Biopharma Company, Inc. and AnaptysBio, Inc. have been included within net parent investment in the combined balance sheets in the historical periods presented as these related party transactions were not settled in cash. Net parent investment in the combined balance sheets and combined statements of equity represents AnaptysBio, Inc.’s investment in Biopharma Company, Inc., and the net effect of transactions with, and allocations from AnaptysBio, Inc. The components of net transfers from AnaptysBio, Inc. and the reconciliation to the corresponding amount presented on the combined statements of cash flows were as follows:

(in thousands)	2024	2023
Allocations of AnaptysBio, Inc.’s corporate expenses	$117,523	$(87,093)

6. Fair Value Measurements and Available for Sale Investments

Fair Value Measurements

Our financial instruments consist principally of cash, cash equivalents, short-term and long-term investments, receivables, and accounts payable. Certain of our financial assets and liabilities have been recorded at fair value in the combined balance sheet in accordance with the accounting standards for fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Accounting guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are supported by little or no market activities, therefore requiring an entity to develop its own assumptions.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes our assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy:

	Fair Value Measurements at End of Period Using:
(in thousands)	Fair Value	Quoted Market Prices for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2024
Money market funds(1)	$104,553	$104,553	$—	$—
Mutual funds(1)	9,376	9,376	—	—
U.S. Treasury securities(1)(2)	284,495	284,495	—	—
Agency securities(2)	7,579	—	7,579	—
Commercial and corporate obligations(2)	10,652	—	10,652	—
At December 31, 2023
Money market funds(1)	$27,789	$27,789	$—	$—
Mutual funds(1)	6,286	6,286	—	—
U.S. Treasury securities(2)	325,714	325,714	—	—
Certificates of deposit(2)	244	—	244	—
Agency securities(2)	20,253	—	20,253	—
Commercial and corporate obligations(2)	35,754	—	35,754	—

(1)	Included in cash and cash equivalents in the accompanying combined balance sheets.
(2)	Included in short-term or long-term investments in the accompanying combined balance sheets depending on the respective maturity date.

The following methods and assumptions were used to estimate the fair value of our financial instruments for which it is practicable to estimate that value:

Marketable Securities. For fair values determined by Level 1 inputs, which utilize quoted prices in active markets for identical assets, the level of judgment required to estimate fair value is relatively low. For fair values determined by Level 2 inputs, which utilize quoted prices in less active markets for similar assets, the level of judgment required to estimate fair value is also considered relatively low.

Fair Value of Other Financial Instruments

The carrying amounts of certain of our financial instruments, including cash and cash equivalents, accounts payable, and accrued expenses approximate fair value due to their short-term nature.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Available for Sale Investments

We invest our excess cash in agency securities, debt instruments of financial institutions and corporations, commercial obligations, and U.S. Treasury securities, which we classify as available-for-sale investments. These investments are carried at fair value and are included in the tables above. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by security type, classified in short-term and long-term investments as of December 31, 2024 are as follows:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Total Fair Value
Agency securities(1)	$7,587	$—	$(8)	$7,579
Commercial and corporate obligations(2)	10,642	10	—	10,652
US Treasury securities(3)	283,985	517	(7)	284,495

Total available-for-sale investments	$302,214	$527	$(15)	$302,726

(1)	Of our outstanding agency securities, $7.6 million have maturity dates of less than one year and $0.0 million have a maturity date of between one to two years as of December 31, 2024.
(2)

Of our outstanding commercial and corporate obligations, $10.7 million have maturity dates of less than one year and $0.0 million have a maturity date of between one to two years as of December 31, 2024.

(3)	Of our outstanding U.S. Treasury securities, $249.0 million have maturity dates of less than one year and $35.5 million have a maturity date of between one to two years as of December 31, 2024.

The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by security type, classified in cash equivalents, short-term and long-term investments as of December 31, 2023 are as follows:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Total Fair Value
Agency securities(1)	$20,322	$—	$(69)	$20,253
Certificates of deposit(2)	246	—	(2)	244
Commercial and corporate obligations(3)	35,760	77	(83)	35,754
US Treasury securities(4)	326,227	122	(635)	325,714

Total available-for-sale investments	$382,555	$199	$(789)	$381,965

(1)	Of our outstanding agency securities, $20.3 million have maturity dates of less than one year and $0.0 million have a maturity date of between one to two years as of December 31, 2023.
(2)	Of our outstanding certificates of deposit, $0.2 million have a maturity date of less than one year and $0.0 million have a maturity date of between one to two years as of December 31, 2023.
(3)

Of our outstanding commercial and corporate obligations, $25.8 million have maturity dates of less than one year and $10.0 million have a maturity date of between one to two years as of December 31, 2023.

(4)	Of our outstanding U.S. Treasury securities, $308.6 million have maturity dates of less than one year and $17.1 million have a maturity date of between one to two years as of December 31, 2023.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following tables present gross unrealized losses and fair values for those investments that were in an unrealized loss position as of December 31, 2024 and December 31, 2023, aggregated by investment category and the length of time that individual securities have been in a continuous loss position:

	December 31, 2024
	Less than 12 Months		12 Months or Greater		Total
(in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Agency securities	$7,579	$(8)	$—	$—	$7,579	$(8)
US Treasury Securities	25,250	(7)	—	—	25,250	(7)

Total	$32,829	$(15)	$—	$—	$32,829	$(15)

	December 31, 2023
	Less than 12 Months		12 Months or Greater		Total
(in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Agency securities	$2,530	$(1)	$17,723	$(68)	$20,253	$(69)
Certificates of Deposit	—	—	244	(2)	244	(2)
Commercial and corporate obligations	5,160	(9)	15,200	(74)	20,360	(83)
US Treasury Securities	98,840	(110)	99,000	(525)	197,840	(635)

Total	$106,530	$(120)	$132,167	$(669)	$238,697	$(789)

As of December 31, 2024 and 2023, unrealized losses on available-for-sale investments were less than $0.1 million and $0.8 million, respectively, with no unrealized losses, on available for sale investments that were in an unrealized loss position for greater than 12 months as of December 31, 2024. We do not intend to sell the investments and it is not more likely than not that we will be required to sell the investments before recovery of their amortized cost basis, accordingly, no allowance for credit losses was recorded.

7. Equity Compensation Plan

We currently have no stock-based compensation plan. Under AnaptysBio, Inc.’s stock-based compensation plan, 2017 Equity Incentive Plan (the “2017 Plan”), AnaptysBio, Inc. may grant stock options, stock appreciation rights, restricted stock, restricted stock units and other awards to individuals who are then our employees, officers, directors or consultants. All awards granted under AnaptysBio, Inc.’s 2017 Plan were based on AnaptysBio, Inc.’s common shares and, as such, are reflected in AnaptysBio, Inc.’s consolidated statement of equity and not in our combined statements of equity.

All awards granted under AnaptysBio, Inc.’s equity plans consist of shares of AnaptysBio, Inc.’s common stock. Accordingly, the amounts presented are not necessarily indicative of future stock-based compensation and do not necessarily reflect the amounts that we would have recorded as an independent, publicly traded company for the periods presented. The activity presented in the tables that follow this paragraph represent the stock options and stock units for AnaptysBio, Inc.

Stock Options

Stock options granted to employees and non-employees generally vest over a four-year period while stock options granted to directors generally vest over a one-year period. Each stock option award has a maximum term

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

of 10 years from the date of grant, subject to earlier cancellation prior to vesting upon cessation of service to us. A summary of the activity related to stock option awards during the year ended December 31, 2024 is as follows:

	Shares Subject to Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2024	4,225,615	$27.36	7.42	$5,827
Granted	2,423,788	$21.81
Exercises	(282,210)	$18.96
Forfeitures and cancellations	(280,904)	$34.74

Outstanding at December 31, 2024	6,086,289	$25.20	7.63	$534

Exercisable at December 31, 2024	2,829,196	$28.60	6.32	$534

Time-Based Restricted Stock Units

Each Restricted Stock Unit (“RSU”) represents one equivalent share of our common stock to be issued after satisfying the applicable continued service-based vesting criteria over a specified period. The fair value of these RSUs is based on the closing price of our common stock on the date of the grant. We measure compensation expense over the expected vesting period on a straight-line basis. The RSUs do not entitle the participants to the rights of holders of common stock, such as voting rights, until the shares are issued.

	Number of Restricted Stock Units	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2024	1,481,572	$24.80	0.73	$31,735
Granted	882,385	$21.81
Released	(1,108,333)	$25.74
Forfeitures and cancellations	(27,947)	$25.37

Outstanding at December 31, 2024	1,227,677	$21.79	1.46	$16,254

RSU expected to vest at December 31, 2024	1,227,677	$21.79	1.46	$16,254

Performance Stock Units

A Performance Stock Unit (“PSU”) represents one equivalent share of our common stock to be issued after achievement of the performance metrics specified in the grant. The fair value of our PSUs is estimated as of the grant date of July 22, 2024, based upon the expected achievement of the performance metrics specified in the grant and the closing market price of our common stock on the date of grant. The grant date fair value is estimated using a Monte Carlo simulation using the following assumptions:

Twelve months ended December 31,
2024
Volatility of common stock	59.0%
Risk-free interest rate	4.1%
Contract term (in years)	3.9

The compensation expense for the awards is recognized over the requisite service period regardless of whether the market conditions are achieved and will only be adjusted for pre-vesting forfeitures due to the

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

termination of the recipient’s employment with the Company prior to the expiration of the requisite service period. The requisite service period over which the compensation expense will be recognized is July 22, 2024 through July 1, 2028.

The following table presents a summary of activity with respect to our PSUs:

	Number of Performance Stock Units	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in years)
Outstanding at January 1, 2024	—	$—	—
Granted	511,000	$24.69
Released	—	$—
Forfeitures	(6,500)	$24.69

Outstanding at December 31, 2024	504,500	$24.69	3.52

Stock-Based Compensation Expense

We recognize stock-based compensation expense for awards issued to employees and non-employees over the requisite service period based on the estimated grant-date fair value of such awards. We record the expense for stock-based compensation awards subject to performance-based milestone vesting over the requisite service period when management determines that achievement of the milestone is probable. Management evaluates when the achievement of a performance-based milestone is probable based on the expected satisfaction of the performance conditions at each reporting date. The estimated fair values of stock option awards granted were determined on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

	Year Ended December 31,
	2024	2023
Risk-free interest rate	4.0%	3.8%
Expected volatility	78.4%	85.7%
Expected dividend yield	—%	—%
Expected term (in years)	6.28	5.82
Weighted average grant date fair value per share	$15.54	$16.06

We determine the appropriate risk-free interest rate, expected term for employee stock-based awards, contractual term for non-employee stock-based awards, and volatility assumptions. The weighted-average expected option term for employee and non-employee stock-based awards reflects the historical option term. Expected volatility incorporates the historical volatility of our stock price. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected or contractual term of the stock-based payment awards. The assumed dividend yield is based on our expectation of not paying dividends in the foreseeable future.

Stock-based compensation expense was allocated to us using a proportionate cost allocation method, which management believes is consistent and reasonable. For the research and development portion, costs were allocated using the percentage of external research and development costs as the allocation driver. For the general and administrative portion, costs were allocated similarly to the allocation of research and development costs, with a portion allocated based on estimated employee headcount.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

Stock-based compensation expense under AnaptysBio, Inc.’s 2017 Plan allocated to us and included within our combined statements of operations consisted of the following (in thousands):

(in thousands)	December 31, 2024	December 31, 2023
Research and development	$13,785	$6,928
General and administrative	13,042	11,465

Total stock-based compensation expense	$26,827	$18,393

8. Employee Benefit Plan

We currently have no defined contribution 401(k) plan. Under AnaptysBio, Inc.’s defined contribution 401(k) plan, employee contributions are voluntary, for eligible employees, and are determined on an individual basis, limited to the maximum amount allowable under U.S. federal tax regulations. We elected to match 100% of an employee’s contributions up to 10% of the employees’ eligible salary with a maximum limit of $23,000 in 2024 and 100% of the employees’ contribution up to 10% of the employees’ salary with a maximum limit of $22,500 in 2023. For the years ended December 31, 2024 and 2023, we incurred approximately $1.9 million and $1.0 million.

9. Commitments and Contingencies

Operating Leases

On May 4, 2020, we entered into a lease agreement with Wateridge Property Owner, LP, with respect to facilities in the building at 10770 Wateridge Circle, San Diego, California 92121 (the “Lease Agreement”). Under the Lease Agreement, we agreed to lease approximately 45,000 square feet of space for a term of 124 months, beginning on April 5, 2021. The terms of the Lease Agreement provide us with an option to extend the term of the lease for an additional five years, as well as a one-time option to terminate the lease after seven years with the payment of a termination fee. The exercise of the lease option is at our sole discretion, which we currently do not anticipate exercising and as such was not recognized as part of the ROU asset and lease liability. The monthly base rent was initially $4.20 per rentable square foot and is increased by 3% annually. Under the Lease Agreement, we are also responsible for our pro rata share of real estate taxes, building insurance, maintenance, direct expenses, and utilities. Upon lease commencement, on April 5, 2021, we recognized an ROU asset of $20.6 million, with a corresponding lease liability of $20.7 million on the combined balance sheets. The ROU asset includes adjustments for prepayments, initial direct costs, and lease incentives. As of December 31, 2024, we have recorded $0.3 million as a security deposit in accordance with the terms of the Lease Agreement.

Our lease payments are fixed, and we recognize lease expense for leases on a straight-line basis over the lease term. Operating lease ROU assets and lease liabilities are recorded based on the present value of the future minimum lease payments over the lease term at commencement date. As our lease does not provide an implicit rate, we used our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments. The weighted-average discount rate used was 4.0% and the weighted-average remaining lease term is approximately 6.7 years.

The following non-cancellable office lease costs are included in our combined statements of cash flow (in thousands):

		Year Ended December 31,
Leases	Classification on the Cash Flow	2024	2023
Operating lease cost	Operating	$2,478	$2,478
Cash paid for amounts included in the measurement of lease liabilities	Operating	2,457	2,386

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

At December 31, 2024, the future minimum annual obligations for the Company’s operating lease liabilities are as follows:

Years Ending December 31, (in thousands)
2025	$2,531
2026	2,607
2027	2,685
2028	2,766
2029	2,849
Thereafter	4,939

Total minimum payments required	$18,377
Less: imputed interest	(2,340)

Total	$16,037

Other Commitments and Contingencies

We have entered into agreements with certain vendors for the provision of goods and services, which includes manufacturing services with contract manufacturing organizations and development services with contract research organizations. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement.

Guarantees and Indemnifications

We enter into standard indemnification arrangements in the ordinary course of business. Pursuant to certain of these arrangements, we indemnify, hold harmless, and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party for third party claims in connection with our breach of the agreement, our negligence or willful misconduct in connection with the agreement, or any trade secret, copyright, patent or other intellectual property infringement claim with respect to our technology. The term of these indemnification arrangements is generally perpetual. The maximum potential amount of future payments we could be required to make under these agreements is not determinable because it involves claims that may be made against us in the future, but have not yet been made.

We indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving in such capacity, as permitted under Delaware law, in accordance with our certificate of incorporation and bylaws, and pursuant to agreements providing for indemnification entered into with our officers and directors. The term of the indemnification period lasts as long as an officer or director may be subject to any proceeding arising out of acts or omissions of such officer or director in such capacity.

The maximum amount of potential future indemnification of directors and officers is unlimited; however, we currently hold director and officer liability insurance. This insurance allows the transfer of risk associated with our exposure and may enable us to recover a portion of any future amounts paid.

We believe that the fair value of these indemnification obligations is minimal. Accordingly, we have not recognized any liabilities relating to these obligations for any period presented.

10. Segment Reporting

We operate as one reportable segment focused on research and development activities to deliver immunology therapeutics for autoimmune and inflammatory diseases. Segment profit or loss is measured as the net loss reported on our combined Statements of Operations and Comprehensive Loss and net loss is used to monitor results. The measure of segment assets is reported on our combined Balance Sheets as total assets.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

The CODM is our Chief Executive Officer. The CODM manages the business activities on a combined basis in making decisions regarding resource allocation and performance assessment.

The following table is a summary of segment loss and our significant expenses (in thousands):

	Year Ended December 31,
	2024	2023
Operating expenses:
External R&D
Rosnilimab	$53,422	$25,010
ANB032	26,084	17,197
ANB033	12,460	11,520
ANB101	3,367	—
Preclinical and other unallocated costs	14,350	14,526

Total External R&D(1)	109,683	68,253

Total Internal R&D(2)	42,662	22,002

Total R&D	152,345	90,255

Acquired in-process research and development	—	7,339
External G&A(3)	6,806	4,126
Internal G&A(1)	21,950	16,741

Total G&A	28,756	20,867

Total operating expenses	181,101	118,461

Loss from operations	(181,101)	(118,461)

Interest income	17,382	12,313
Other income (expense), net	14	(2)

Total other income, net	17,396	12,311

Segment net loss	$(163,705)	$(106,150)

(1)

External R&D consists of costs associated with our research and development activities, including drug discovery efforts, preclinical and clinical development of our programs, manufacturing, and allocated facility-related costs.

(2)	Internal R&D and G&A consist of salaries and wages, stock-based compensation, recruiting and other employee benefits.
(3)

External G&A consists of general and administrative expenses including legal services, insurance, professional fees for auditing, tax, and market research, and allocated facility-related costs not otherwise included in research and development expenses.

11. Income Taxes

The provision for income taxes calculations have been prepared using the separate return method as if the Company had filed its own tax return. In general, the Company has not recorded a provision for federal or state income taxes as it has had cumulative net operating losses since inception. As part of the separation, AnaptysBio, Inc. will retain all rights associated with the unused federal and state net operating losses, or NOLs, and research tax credit carryforwards to offset future taxable income.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

The components of loss before income tax provision consist of the following:

	Year Ended December 31,
(in thousands)	2024	2023
U.S.	$(163,844)	$(106,107)
Foreign	139	(43)

Consolidated net loss before income taxes	$(163,705)	$(106,150)

Significant components of our deferred tax assets and liabilities are as follows:

	December 31,
(in thousands)	2024	2023
Deferred Tax Assets:
Net operating loss carryforwards	$8,642	$2,080
Section 174 Capitalized R&D	46,132	21,555
Research and development credits	19,731	14,160
Equity compensation	10,270	5,793
Lease liability	3,540	3,912
Other, net	8,666	3,582

Total deferred tax assets	96,981	51,082

Deferred Tax Liabilities:
ROU asset	(3,175)	(3,552)
Other, net	(2,041)	(1,322)
Fixed assets	(163)	(122)

Total deferred tax liabilities	(5,379)	(4,996)

Net deferred tax assets	91,602	46,086
Less: valuation allowance	(91,602)	(46,086)

Deferred tax assets, net of valuation allowance	$—	$—

We have recorded a full valuation allowance against our net deferred tax assets due to the uncertainty surrounding the realization of such assets. Management has determined it more likely than not that the deferred tax assets are not realizable due to our historical loss position.

As of December 31, 2024, we had federal NOL carryforwards, of $31.2 million. As of December 31, 2024, we had federal research tax credit carryforwards of approximately $19.7 million. The federal research tax credit carryforwards will begin to expire in 2041.

Our use of federal NOLs and research credits could be further limited if we experience one or more ownership changes subsequent to December 31, 2024. If a change in ownership occurs, NOLs and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by ownership changes, if any, will not impact our effective tax rate.

Confidential Treatment Requested by Biopharma Company, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following is a reconciliation of the expected statutory federal income tax provision to our actual income tax provision:

	Year Ended December 31,
(in thousands)	2024	2023
Expected income tax benefit at federal statutory tax rate	$(34,378)	$(22,292)
State income taxes, net of federal benefit	(1,915)	(1,240)
Permanent items	56	28
Equity compensation	635	1,562
Non-deductible compensation	1,484	1,837
Research credits	(6,562)	(4,239)
Other	24	54
Change in the valuation allowance	40,656	24,290

Income tax expense	$—	$—

We recognize a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition at the effective date to be recognized. As of December 31, 2024 and 2023, we had no unrecognized tax benefits that, if recognized and realized, would affect the effective tax rate due to the valuation allowance against deferred tax assets. The following table summarizes the activity related to our unrecognized tax benefits:

	Year Ended December 31,
(in thousands)	2024	2023
Balance at the beginning of the year	$2,450	$1,327
(Decrease) increase related to prior year tax positions	(4)	104
Increase related to current year tax positions	1,766	1,019

Balance at the end of the year	$4,212	$2,450

If recognized, these amounts would not affect our effective tax rate, since they would be offset by an equal corresponding adjustment in the deferred tax asset valuation allowance. We do not anticipate there will be a significant change in unrecognized tax benefits within the next 12 months.

Our policy is to recognize interest and penalties related to income tax matters in the provision for income taxes. As of December 31, 2024 and 2023, there were no interest or penalties on uncertain tax benefits.

12. Subsequent Events

We have evaluated subsequent events to assess the need for potential recognition or disclosure in this report. Based upon this evaluation, it was determined that no additional subsequent events required recognition or disclosure in these combined financial statements.